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TABLE OF CONTENTS FOR FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 1, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DIGITAL ANGEL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	8082	52-1233960
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN 55075
(651) 455-1621
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Randolph K. Geissler
President
490 Villaume Avenue
South St. Paul, MN 55075
(Name and Address of Agent for Service)

(651) 455-1621
(Telephone Number, Including Area Code, of Agent for Service)

copy to:

William J. Conti, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, D.C. 20036
202-861-1726
202-861-1783 (fax)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:                           .

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.005 par value	25,348,720	$2.57(1)	$65,146,210(1)	$5,993.45

(1)
Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (SEC), acting pursuant to said Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 1, 2002

PROSPECTUS

DIGITAL ANGEL CORPORATION

25,348,720 Shares

Common Stock

        This is a public offering of common stock of Digital Angel Corporation. We are offering for sale an aggregate of 3,000,000 shares of our common stock and certain of our existing stockholders are offering for sale up to 22,348,720 shares of our common stock.

        Certain shares of our common stock are being registered to permit the selling stockholders to sell the shares of common stock from time to time in the public market. The selling stockholders may sell the shares of our common stock through ordinary brokerage transactions or through any other means described in this prospectus under "PLAN OF DISTRIBUTION." The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We cannot assure you that the selling stockholders will sell all or a portion of the shares of our common stock offered under this prospectus.

        In addition, certain shares of our common stock are being registered to permit us to offer shares of our common stock from time to time, at prices and on terms to be determined. For a discussion of the factors that we will consider in determining the public offering price of the shares of our common stock sold by us, see "PLAN OF DISTRIBUTION" beginning on p. 55 of this prospectus.

        Our common stock is listed on the American Stock Exchange (AMEX) under the symbol "DOC." On October 25, 2002, the last reported sale price of our common stock was $2.50.

        Investing in shares of our common stock involves risks. See, "RISK FACTORS" beginning on p. 6 of this prospectus for a discussion of these risks.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

The date of this prospectus is November 1, 2002.

PROSPECTUS SUMMARY
SUMMARY FINANCIAL DATA
RISK FACTORS
FORWARD LOOKING STATEMENTS
BUSINESS
DESCRIPTION OF PROPERTY
LEGAL PROCEEDINGS
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
EXECUTIVE OFFICERS AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
USE OF PROCEEDS
SELLING STOCKHOLDERS
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DIGITAL ANGEL CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE ADVANCED WIRELESS GROUP
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON STOCK
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
DEALER PROSPECTUS DELIVERY OBLIGATION
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
TABLE OF CONTENTS FOR FINANCIAL STATEMENTS

PROSPECTUS SUMMARY

        This summary highlights information described more fully elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the consolidated financial statements and related notes and other financial data included in this prospectus, before making an investment decision. You should also carefully consider the information set forth under "RISK FACTORS" beginning on p. 6.

        As used in this prospectus, the terms "we," "us," "our," "our company," and "Digital Angel Corporation" mean Digital Angel Corporation and our subsidiaries, unless the context otherwise requires.

Business

        We were incorporated in Delaware on December 1, 1981 as "Medical Advisory Systems, Inc." to provide medical assistance and technical products and services. On March 27, 2002, we completed a merger pursuant to which Digital Angel Acquisition Co., then a wholly-owned subsidiary of Medical Advisory Systems, Inc., merged with and into Digital Angel Corporation, which was then a 93.0%-owned subsidiary of Applied Digital Solutions, Inc. In the merger, the corporate existence of Digital Angel Acquisition ceased, Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems, and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger transaction, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85.0%-owned subsidiary. These two subsidiaries along with Digital Angel Corporation comprised Applied Digital Solutions' Advanced Wireless Group. As a result of this contribution by Applied Digital Solutions, Timely Technology became a wholly-owned subsidiary of Digital Angel Corporation and Signature Industries became an 85.0%-owned subsidiary. Prior to the merger with Digital Angel Corporation, Applied Digital Solutions owned 850,000 shares of Medical Advisory Systems common stock representing approximately 16.6% of the outstanding common stock of Medical Advisory Systems.

        Following the merger, the scope of our business was expanded to include the development and commercialization of proprietary technologies used to identify, locate and monitor people, animals and objects. Our business is presently organized into four segments: Animal Applications, Digital Angel Systems, GPS and Radio Communications, and Physician Call Center and Other. We are a Delaware corporation located at 490 Villaume Avenue, South St. Paul, MN 55075. Our telephone number is 651-455-1621. For a more complete discussion of our company, see "BUSINESS" on p. 12.

The Offering

        This prospectus covers up to 3,000,000 shares of our common stock to be sold from time to time by us at prices and on terms to be determined. This prospectus also covers up to 22,348,720 shares of our common stock to be sold by the selling stockholders identified in this prospectus. We and the selling stockholders, or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We and the selling stockholders may also sell our shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell our shares upon terms and conditions that will be described in the applicable prospectus supplement.

        From time to time the selling stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time. For a more complete description of the offering see "PLAN OF DISTRIBUTION" on p. 55.

Use of Proceeds

        We do not currently have specific plans for the use of net proceeds from our sale of our common stock. We anticipate that any such net proceeds will be used for general corporate purposes, which may include, but not be limited to, working capital, capital expenditures, repayment of indebtedness, investments and acquisitions. All net proceeds from the sale of our common stock by the selling stockholders will go to the selling stockholders and we will not receive any proceeds from the sale of the common stock by the selling stockholders.

SUMMARY FINANCIAL DATA
(In thousands, expect per share amounts)

        We derived the following historical financial information from the combined financial statements of the Advanced Wireless Group for the years ended December 31, 2001, 2000 and 1999 which have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP's report on the combined financial statements contained an explanatory paragraph expressing doubt about the Advanced Wireless Group's ability to continue as a going concern. In addition, PricewaterhouseCoopers LLP was dismissed as the Advanced Wireless Group's independent accountant on April 11, 2002. The merger between Digital Angel Corporation and Medical Advisory Systems on March 27, 2002 has been treated as a reverse acquisition for accounting purposes, with the Advanced Wireless Group treated as the accounting acquirer. Accordingly, the historical combined financial statements of the Advanced Wireless Group became those of Digital Angel Corporation, and the acquisition of Medical Advisory Systems was accounted for under the purchase method of accounting. Additionally, the equity accounts of the Advanced Wireless Group have been restated based on the common shares received by the former shareholders of the Advanced Wireless Group in the merger.

        The unaudited financial data as of and for the six months ended June 30, 2002 and 2001 include adjustments, all of which are normal recurring adjustments, which our management considers necessary for fair presentation of our results for these unaudited periods. The results of operations for the six months ended June 30, 2002 and 2001 are not necessarily indicative of the results that may be expected for a full year.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2002(1)	2001	2001	2000(2)	1999
	(Unaudited)
Statement of Operations Data:
Product revenue	$16,113	$16,752	$33,220	$19,604	$14,380
Service revenue	880	1,922	2,518	2,647	—

Total net revenue	16,993	18,674	35,738	22,251	14,380
Cost of products sold	9,135	9,961	20,252	11,517	7,964
Cost of services sold	498	1,028	2,047	1,434	—

Gross profit	7,360	7,685	13,439	9,300	6,416
Selling, general and administrative expenses(3)	25,815	5,139	10,467	7,830	6,948
Research and development expenses	1,545	2,410	5,071	2,235	—
Asset impairment charge	—	—	726	—	—
Depreciation and amortization	1,830	5,383	12,331	2,962	565
Interest income	—	(11)	(17)	(26)	—
Interest expense-Applied Digital Solutions, Inc.	1,806	—	—	—	—
Interest expense-others	125	151	2,119	115	41

Loss before taxes, minority interest and equity in net loss of affiliate	(23,761)	(5,387)	(17,258)	(3,816)	(1,138)
Provision for income taxes	—	107	41	58	—

Loss before minority interest and equity in net loss of affiliate	(23,761)	(5,494)	(17,299)	(3,874)	(1,138)
Minority interest share of losses	(43)	(27)	(217)	(4)	(170)
Equity in net loss (income) of affiliate	291	67	327	—	—

Net loss	$(24,009)	$(5,534)	$(17,409)	$(3,870)	$(968)

Net loss per common share-basic and diluted	$(1.06)	$(0.30)	$(0.93)	$(0.21)	$(0.05)

Weighted average common shares outstanding-basic and diluted(4)	22,616	18,750	18,750	18,750	18,750

Balance Sheet Data:
Cash and cash equivalents	$584	$—	$596	$206	$139
Property and equipment, net	14,951	15,503	14,476	5,408	1,115
Goodwill and other intangibles, net	106,258	76,776	72,876	77,645	2,713
Total assets	133,821	113,008	107,379	95,344	9,239
Long-term debt and notes payable	2,410	76	2,425	2,463	—
Total debt	2,797	2,519	85,068	2,503	—
Minority interest	351	585	394	612	616
Total stockholders' equity	122,763	104,374	16,116	87,809	5,574
Other Financial Data:
Depreciation and Amortization	$1,830	$5,383	$12,331	$2,962	$565
Net cash provided by (used in) operating activities	(854)	(756)	(3,196)	(1,432)	14
Net cash provided by (used in) investing activities	(547)	(829)	(1,307)	1,066	(88)
Net cash provided by financing activities	1,389	1,379	4,893	433	212
Adjusted EBITDA(5)	(1,567)	96	(2,935)	(761)	(362)
Capital expenditures	673	1,091	1,310	758	106

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually.

        The following table presents the impact of FAS 142 on our summary financial data as indicated:

	For the Six Months Ended June 30,	For the Years Ended December 31,
	2001	2001	2000	1999
Net loss:
Net loss as reported	$(5,534)	$(17,409)	$(3,870)	$(968)
Goodwill amortization	3,959	8,629	2,529	256
Equity method investment amortization	449	1,161	—	—

Adjusted net loss	$(1,126)	$(7,619)	$(1,341)	$(712)

Basic and diluted loss per share:
Net loss per share, basic and diluted, as reported	$(0.30)	$(0.93)	$(0.21)	$(0.05)
Goodwill amortization	0.21	0.46	0.13	0.01
Equity method investment amortization	0.03	0.06	—	—

Adjusted net loss per share, basic and diluted	$(0.06)	$(0.41)	$(0.08)	$(0.04)

(1)
Includes the results of operations of Medical Advisory Systems from March 27, 2002.

(2)
Includes the results of operations of (i) Timely Technology from April 1, 2000 and (ii) Destron Fearing Corporation from September 8, 2000.

(3)
Selling, general and administrative expenses include management fees paid to Applied Digital Solutions of $193, $371, $771, $262 and $241 for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999.

(4)
Weighted average shares outstanding for the six months ended June 30, 2001, for the years ended December 31, 2001, 2000 and 1999 have been restated to reflect the number of common shares received by the former shareholders of the Advanced Wireless Group in the March 27, 2002 merger.

(5)
Adjusted EBITDA is the sum of earnings before interest, taxes, depreciation, amortization and non-cash compensation expense of $18,681 arising from the remeasurement of options in connection with the March 27, 2002 merger. Adjusted EBITDA should not be regarded as an alternative for other performance measures and should not be considered in isolation. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g. interest expense, depreciation). Accordingly, Adjusted EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as indicator of operating performance or to cash flows as a measure of liquidity. In addition, our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

RISK FACTORS

        You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.

Our majority stockholder, the Digital Angel Share Trust, owns 74.1% of our common stock, is able to completely control our board of directors and may support action that conflicts with the interests of the other stockholders.

        On March 27, 2002, we completed a merger that resulted in our acquisition of Digital Angel Technology Corporation (formerly Digital Angel Corporation), Timely Technology and an 85.0% interest in Signature Industries from Applied Digital Solutions. The merger agreement required that the stock of these three companies and the assets of Digital Angel Technology Corporation, all of which were pledged by Applied Digital Solutions as security for substantial indebtedness to IBM Credit Corporation, be delivered to us at the closing of the merger, free and clear of all liens, security interests and mortgages. As part of a major restructuring of its lending relationship with Applied Digital Solutions and as one of the conditions to releasing its security interest in the stock of these transferred companies and the assets of Digital Angel Technology Corporation and consenting to the merger, IBM Credit Corporation required Applied Digital Solutions to transfer all of the shares of our common stock owned by Applied Digital Solutions following the merger to the Digital Angel Share Trust, one of the selling stockholders under this prospectus. As a result of this transfer, the Digital Angel Share Trust currently owns approximately 74.1% of our outstanding common stock. The Digital Angel Share Trust is able to control completely our board of directors and decide all matters submitted to our stockholders for approval.

        The Digital Angel Share Trust is controlled by an independent advisory board and there can be no assurance as to how the Digital Angel Share Trust will exercise control over us. The Digital Angel Share Trust may support action that is contrary to or conflicts with the interests of the other stockholders.

        Upon the request of IBM Credit Corporation, the Digital Angel Share Trust is obligated to sell the shares of our common stock owned by the Digital Angel Share Trust for the benefit of IBM Credit Corporation in the event Applied Digital Solutions fails to make payments to IBM Credit Corporation beginning on February 28, 2003 or at such other time as Applied Digital Solutions otherwise defaults under its credit agreement with IBM Credit Corporation. Such sales may be in private transactions or in the public market. We can give no assurance as to when or how shares of our common stock will be sold or as to who will purchase such shares. As a result, the duration of the Digital Angel Share Trust's control over us, the identity of any parties that may acquire control of us and the effect on the market price of our stock if and when such sales commence is uncertain.

        At June 30, 2002, Applied Digital Solutions was out of compliance with certain of the covenants of the IBM credit agreement. In addition, we have failed to comply with certain financial covenants contained in the IBM credit agreement that we were required to meet to prevent Applied Digital Solutions' default under the IBM credit agreement. IBM Credit Corporation has waived such noncompliance at June 30, 2002.

        On September 30, 2002, the debt covenants in the IBM credit agreement were amended for the remainder of 2002. The amendment reduced our current ratio and Minimum Cumulative Modified EBITDA requirements, as defined in the IBM credit agreement, for the quarters ended September 30, 2002 and December 31, 2002. We expect to be in compliance with our debt covenants at September 30, 2002 and December 31, 2002, however there can be no assurances.

The terms of our credit facility subject us to the risk of foreclosure on substantially all of our assets.

        On October 30, 2002, we executed a credit and security agreement with Wells Fargo Business Credit, Inc. that, among other things, permits us to borrow up to $5,000,000 from time to time in accordance with, and pursuant to the terms of the credit and security agreement. Amounts borrowed under the credit facility are general obligations of our company secured by a first priority lien on substantially all of our assets, including, but not limited to, our accounts receivable and our patents and other intellectual property relating to the Digital Angel™ product.

        The credit and security agreement requires us to comply with certain financial covenants, including a monthly minimum book net worth, monthly minimum earnings before taxes and a limitation on capital expenditures during 2003. There can be no assurance that we will continue to meet these financial covenants. Any breach of these financial covenants by us will constitute an event of default under the credit and security agreement. The credit and security agreement also provides that any change of control of our company will constitute an event of default under the credit and security agreement. A change of control will include, but not be limited to, the acquisition by any person or group of persons of more than 25% of the voting power of all classes of our common stock. In the event Applied Digital Solutions defaults under the IBM credit agreement, the Digital Angel Share Trust will be obligated, upon the request of IBM Credit Corporation, to sell all or a portion of our common stock held by the Digital Angel Share Trust. To the extent such sales by the Digital Angel Share Trust result in a person or group of persons owning, in the aggregate, 25% or more of our common stock, such sales will be deemed to constitute an event of default under the credit and security agreement. There can be no assurance that Applied Digital Solutions will not default under the IBM credit agreement or that, upon any such default, IBM Credit Corporation will not cause the sale of more than 25% of our common stock to any person or group of persons. See, "RISK FACTORS—Our majority stockholder, the Digital Angel Share Trust, owns 74.1% of our common stock, is able to completely control our board of directors and may support action that conflicts with the interests of other stockholders."

        The credit facility will expire on October 30, 2005, at which time the entire outstanding balance of the credit facility will become due and payable. It is possible that we may not have sufficient funds to repay the outstanding balance on the credit facility when it becomes due and payable. Accordingly, it is possible that we will need to obtain the funds necessary to repay the credit facility either through the refinancing of the credit facility, the issuance of additional equity or debt securities or the sale of assets. We have not received a commitment from any institutional or other lender or investor to loan the funds or purchase any equity or debt securities which we may seek to issue to refinance our indebtedness under the credit facility. If we are unable to obtain funds to repay this indebtedness on acceptable terms, or at all, we may be forced to dispose of assets or take other actions on disadvantageous terms, which could result in losses to our company and have a material adverse effect on our financial condition. For these reasons, there can be no assurance that we will be able to repay the credit facility upon its maturity.

        The occurrence of any of the foregoing, or any other events of default, under the credit and security agreement would subject us to the risk of foreclosure by Wells Fargo Business Credit on substantially all of our assets to the extent necessary to repay any amounts due under the credit facility, including, but not limited to, principal, interest, penalties or other costs and expenses incurred. Any such default and resulting foreclosure would have a material adverse effect on our financial condition.

Sales of our common stock by the Digital Angel Share Trust may cause a reduction in the market value of our common stock.

        In the event Applied Digital Solutions fails to pay amounts due to IBM Credit Corporation, or if Applied Digital Solutions otherwise defaults under the IBM credit agreement and its obligations are accelerated, IBM Credit Corporation has the right to require the Digital Angel Share Trust to sell shares of our common stock to provide funds to satisfy the obligations of Applied Digital Solutions to IBM Credit Corporation. It is unlikely that Applied Digital Solutions will have the funds required for payment of such obligations when due. The sale of a significant amount of shares of our common stock owned by the Digital Angel Share Trust in a single transaction or in a series of transactions over a short period of time could result in a significant decline in the market value of our common stock.

Historical losses and negative cash flows from operations raise doubt about our ability to continue as a going concern.

        We have suffered losses and have not generated positive cash flows from operations. This raises substantial doubt about our ability to continue as a going concern. PricewaterhouseCoopers LLP's audit report for each of the years ended December 31, 2001 and 2000 for the Advanced Wireless Group financial statements, which became our historical financial statements in the merger, contained an explanatory paragraph expressing doubt about the Advanced Wireless Group's ability to continue as a going concern. The audited Advanced Wireless Group financial statements as of and for the three years ended December 31, 2001 and our condensed consolidated financial statements as of and for the six months ended June 30, 2002, which are included in this prospectus, do not include adjustments that might be required as a result of this uncertainty. We believe that we will have the financial resources to meet our future business requirements for at least the next twelve months.

Our earnings will decline if we write off goodwill.

        As of June 30, 2002, we have recorded goodwill of $106.2 million. Due to new accounting standards that went into effect on January 1, 2002, goodwill and other intangible assets with indefinite lives are not amortized, but rather tested for impairment annually. There was no impairment of goodwill upon adoption of this standard. As a result, we will assess the fair value of our goodwill annually or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. If we ever determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. An impairment charge, if any, could have a material adverse effect on our financial condition and results of operations.

The significant number of options and warrants outstanding may adversely affect the market price of our common stock.

        As of June 30, 2002, there are outstanding (i) options and warrants to purchase an aggregate of 5,206,319 shares of our common stock at exercise prices ranging from $0.05 to $10.50 and (ii) 8,877,899 additional shares of our common stock, which may be issued in the future under our stock options plans. To the extent that outstanding options and warrants are exercised, your percentage ownership will be diluted and any sales in the public market of the common stock underlying such options or warrants may adversely affect prevailing market prices for our common stock.

The Digital Angel Systems segment is expected to incur future losses and may not achieve profitability.

        We have invested more than $12.5 million in the Digital Angel™ product since April 1998. We expect the Digital Angel Systems segment to incur additional development, sales and marketing, and other general expenses. As a result, the Digital Angel Systems segment is expected to incur losses for the foreseeable future and will need to generate significant revenues to achieve profitability. There can be no assurance that the segment will achieve profitability or, if profitability is achieved, that it will be sustained. The failure to achieve or sustain profitability will have a material adverse effect on the market value of our common stock.

The Digital Angel Systems segment is in the initial stage of operations and may encounter unforeseen difficulties that could negatively impact our business.

        The Digital Angel Systems segment develops and markets advanced technology to gather location and local sensory data and to communicate that data to an operations center. This segment is developing our Digital Angel™ product. The Digital Angel Systems segment is in the initial stage of operations. As a result, it has minimal operating history upon which to base an evaluation of its current business and future prospects. The first Digital Angel™ product was introduced in November 2001 and this segment has generated no significant revenue. Moreover, this segment does not currently have any contracts in place that will provide any significant revenue. Because of this segment's lack of an operating history, management has limited insight into trends that may emerge and could materially adversely affect its business. Prospective investors should consider the risks and difficulties the Digital Angel Systems segment may encounter in its new and rapidly evolving market, especially given the segment's lack of operating history. These risks include our ability to:

  •
  develop and market the Digital Angel™ product by integrating and miniaturizing new technologies into marketable products and services;

  •
  build a customer base;

  •
  generate revenues;

  •
  compete successfully in a highly competitive market;

  •
  access sufficient capital to support growth;

  •
  recruit and retain qualified employees;

  •
  introduce new products and services; and

  •
  build technology and support systems.

        Each of these risks could lead to unforeseen expenses or losses, which could have a material adverse effect on our financial condition and results of operations.

Infringement by third parties on our intellectual property and development of substantially equivalent proprietary technology by our competitors could negatively impact our business.

        Our success depends significantly on our ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures we have taken to protect our intellectual property, including those relating to our Digital Angel™ technology, will prevent misappropriation or circumvention of our intellectual property. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that our existing patents, or any patents that may be issued in the future, will provide us with significant protection against competitors. Moreover, there can be no assurance that any patents issued to, or licensed by, us will not be infringed upon or circumvented by others. Moreover, litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor. We also rely to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that we can meaningfully protect our rights to such unpatented proprietary technology. Infringement on our intellectual property or the development of substantially equivalent technology by our competitors could have a material adverse effect on our business.

Domestic and foreign government regulation and other factors could impair our ability to develop and sell our products in certain markets.

        The electronic animal identification market can be negatively affected by such factors as food safety concerns, consumer perceptions regarding cost and efficacy, international technology standards, national infrastructures, and slaughterhouse removal of microchips.

        We are also subject to federal, state and local regulation in the United States, including regulation by the United States Food and Drug Administration (FDA), United States Federal Communications Commission (FCC) and United States Department of Agriculture (USDA) and other countries, and we cannot predict the extent to which we may be affected by future legislative and regulatory developments concerning our products and markets. We are required to obtain regulatory approval before marketing most of our products. The regulatory approval process can be very time consuming and costly and there is no assurance that we will receive the regulatory approvals necessary to sell our products. Regulatory authorities also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any such regulatory action, including the failure to obtain such approval could prevent us from selling, or materially impair our ability to sell our products in certain markets and could negatively impact our business.

We rely heavily on sales to government contractors of our animal identification products and any decline in the demand by these customers for our products could negatively impact our business.

        Many of the principal customers for electronic identification devices for fish are government contractors that rely on funding from the United States government. Since these contractors rely heavily on government funds, any decline in the availability of such funds could result in a decreased demand by these contractors for our products. Any decrease in demand by such customers could have a material adverse affect on our financial condition and results of operations, and result in a decline in the market value of our common stock.

We depend on a single supplier for our animal identification products and the loss of, or any significant reduction in production by, our supplier could have a material adverse effect on our business.

        We rely solely on a production arrangement with Raytheon Corporation for the manufacture of our syringe-injectable microchips that are used in all of our electronic identification products. The termination, or any significant reduction, by Raytheon of its production of these microchips or a material increase in the price charged by Raytheon for these microchips could have a material adverse effect on our financial condition and results of operations. In addition, Raytheon may not be able to produce sufficient quantities of the microchips to meet any significant increased demand for our products or to meet any such demand on a timely basis. Any inability or unwillingness of Raytheon to meet our demand for microchips could result in a material decrease in sales of our animal identification products. Moreover, in the event Raytheon terminates our production arrangement, we cannot ensure that we will be able to obtain the microchips from another source on comparable or acceptable terms. The failure to make such alternative production arrangements could have a material adverse effect on our business.

We compete with other companies in the visual and electronic identification market and the products sold by our competitors could become more popular than our products or render our products obsolete.

        The market for visual and electronic identification for companion animals and livestock is highly competitive. We believe that our principal competitors in the visual identification market for livestock are AllFlex USA and Y-Tex Corporation, and our principal competitors in the electronic identification market that have developed permanent electronic identification devices for the companion animal market are AllFlex USA, Datamars SA and Avid Plc. Neither Datamars nor Avid has been granted a U.S. license to use our implantable technology.

        In addition, other companies could enter this line of business in the future. Certain of our competitors have substantially greater financial and other resources than us. We may not be able to compete successfully with these competitors and these competitors may develop or market technologies and products that are more widely accepted than ours or that would render our products obsolete or noncompetitive. Our principal competitor in this area is Wherify Wireless, Inc. We are not aware of any other competitors currently marketing products that compete with the Digital Angel™ product. However, we are aware of several potential competitors that have expressed an interest in similar technologies. We are unaware of any actual sales of a competing product. If such competitors enter the market and compete with the Digital Angel™ product, such competition could have a material adverse effect on our business.

We are subject to certain risks as a result of our foreign operations.

        We maintain international operations, which subjects us to certain risks that are inherent in international operations, including the risk that:

  •
  we will have difficulty enforcing agreements and collecting receivables through certain foreign legal systems;

  •
  foreign customers may have longer payment cycles than customers in the United States;

  •
  tax rates in certain foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

  •
  general economic and political conditions in countries where we operate may have an adverse effect on our operations in those countries;

  •
  the difficulties associated with managing a large organization spread throughout various countries may adversely affect our business in those countries; and

  •
  required compliance with a variety of foreign laws and regulations may prove onerous and adversely affect our operations abroad.

        As we continue to expand our business globally, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. These and other factors may have a material adverse effect on our international operations or our business as a whole.

Currency exchange rate fluctuations could have an adverse effect on our sales and financial results.

        We generate a portion of our sales and incur a portion of our expenses in currencies other than U.S. dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results.

The Digital Angel™ product is not proven and we may not be able to develop products from this unproven technology.

        The Digital Angel Systems segment depends on the development, integration, miniaturization and marketing of several advanced technologies that have not previously been integrated or used as anticipated by this segment. The Digital Angel Systems segment depends upon advanced technology including: wireless communication, biosensors, motion determination and global positioning system capability. Many of these technologies are unproven or relatively new. These technologies have not been previously integrated or miniaturized into a commercial product. No assurance can be given as to when or if the Digital Angel™ product will be successfully marketed. Our ability to develop and commercialize products based on our proprietary technology will depend on our ability to develop our products internally on a timely basis or to enter into arrangements with third parties to provide these functions. Our failure to develop and commercialize products successfully could have a material adverse effect on our financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

        This prospectus and any prospectus supplement may contain "forward-looking statements," which represent our expectations or beliefs, including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words "may," "will," "expect," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

BUSINESS

Overview

        We were incorporated in Delaware on December 1, 1981 as Medical Advisory Systems, Inc. to provide medical assistance and technical products and services. On March 27, 2002, we completed a merger pursuant to which Digital Angel Acquisition, then a wholly-owned subsidiary of Medical Advisory Systems, merged with and into Digital Angel Corporation, which was then a 93.0%-owned subsidiary of Applied Digital Solutions. In the merger, the corporate existence of Digital Angel Acquisition ceased, Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems, and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger transaction, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology, a wholly-owned subsidiary, and Signature Industries, an 85.0%-owned subsidiary. These two subsidiaries along with Digital Angel Corporation comprised Applied Digital Solutions' Advanced Wireless Group. As a result of this contribution by Applied Digital Solutions, Timely Technology became a wholly-owned subsidiary of Digital Angel Corporation and Signature Industries became an 85.0%-owned subsidiary. Prior to the merger, Applied Digital Solutions owned 850,000 shares of Medical Advisory Systems common stock representing approximately 16.6% of the outstanding common stock of Medical Advisory Systems.

        Following the merger, the scope of our business was expanded to include the development and commercialization of proprietary technologies used to identify, locate and monitor people, animals and objects. Our business is presently organized into four segments: Animal Applications, Digital Angel Systems, GPS and Radio Communications, and Physician Call Center and Other. We are a Delaware corporation located at 490 Villaume Avenue, South St. Paul, MN 55075. Our telephone number is 651-455-1621.

Animal Applications

        Our Animal Applications segment develops, manufactures and markets radio, electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide.

        The Animal Applications segment's radio frequency identification products consist of miniature electronic microchips, readers and injection systems. We hold patents on our syringe-injectable microchip, which is encased in a glass or glass-like material capsule and incorporates an antenna and a microchip with a unique permanent identification code for the animal in which it is implanted. The microchip is typically injected under the skin using a hypodermic syringe, without requiring surgery. An associated reader device uses radio frequency to interrogate the microchip and read the code.

        The Animal Applications segment's pet identification system involves the insertion of a microchip with identifying information in the animal. Readers at animal shelters, veterinary clinics and other locations can determine the animal's owner and other information. This pet identification system is marketed in the United States by Schering-Plough Pharmaceutical under the brand name "Home Again™," in Europe by Merial Pharmaceutical, and in Japan by Dainippon Pharmaceutical. The Animal Applications segment also has distribution agreements with a variety of other companies outside the United States to market our products. The Animal Applications segment has an established infrastructure with readers placed in approximately 20,000 domestic animal shelters and veterinary clinics. Over 1.5 million companion animals in the United States have undergone microchipping, resulting in approximately 4,000 pet recoveries in the United States each month.

        In addition to pursuing the market for permanent identification of companion animals, the Animal Applications segment also produces visual and electronic identification products, principally for livestock producers. Visual identification products typically include numbered ear tags. The Animal

Applications segment also produces and markets products for the permanent electronic identification of livestock.

        The USDA has given clearance for implanting microchips in food animals, enabling us to market our electronic identification products to the United States livestock market. Implantation of the segment's electronic microchips was previously cleared by the FDA, subject to a determination by USDA as to anatomical implant sites in livestock animals. USDA has identified four implantation sites, all in inedible tissue, where it has been demonstrated there will be minimal or no migration of the implanted device. We are now able to actively promote our implantable system in the United States, and we anticipate that USDA clearance will result in increased use of microchips in connection with disease control programs.

        Some of the Animal Applications segment's customers, such as the U.S. Department of Energy (DOE) track fish to locate and protect spawning pools and to track migratory patterns for research and fishing purposes. Our fish scanning system has become DOE's standard system and we have been installing our high-speed scanners at selected dam sites in the Columbia River basin since 1998.

        We rely heavily on a few customers for sales of our electronic animal identification products, the loss of one or more would have a material adverse effect on our business. See, "RISK FACTORS" on p. 6.

        We rely solely on a production arrangement with Raytheon Corporation for the manufacture of our syringe-injectable microchips that are used in all of our electronic identification products, including our electronic animal identification products. See, "RISK FACTORS" on p. 6.

Digital Angel Systems

        Our Digital Angel Systems segment is in the initial stage of operations. This segment develops and markets advanced technology to gather location and local sensory data and to communicate that data to an operations center. This segment is continuously developing its technology, which it refers to as its "Digital Angel™ technology." The Digital Angel™ technology is the integration and miniaturization into marketable products of three technologies: wireless communication (e.g. cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems).

        After the Digital Angel™ technology gathers location data and local sensory data and communicates that data to an operations center, the operations center can perform an action based on the data received (e.g., alert a doctor or update shipment information). We plan to introduce this technology into a variety of products to suit different applications ranging from medical monitoring to asset management. These products have been in the developmental stage since April 1998. The first Digital Angel™ technology product was launched in November 2001.

        We have developed a system for managing the data to be communicated from products using the Digital Angel™ technology. We refer to this system as the Digital Angel Delivery System (DADS). DADS manages data in an application-specific format. DADS works by combining highly complex software that is responsible for data collection and delivery with the advanced infrastructure needed to operate it. The DADS software is divided into the following interconnected functional areas:

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  Data Collection.  This component acquires real-time data from the devices incorporating the Digital Angel™ technology (e.g., location, temperature and identifying information). DADS collects the data received from devices using the technology, identifies the source of data and routes it to the appropriate middle tier components.

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  Business Intelligence.  This component incorporates the data storage capabilities, data analysis functions, application specific algorithms and the notification engine.

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  Data Delivery.  This component provides data storage, retrieval services and a delivery service, which allow information delivery via a variety of channels (e.g., web browsers, wireless devices, cell phones, pagers, e-mail, embedded devices or other devices).

        The Digital Angel Systems segment also is engaged in the business of developing a broad spectrum of software and systems, including management information systems used in our Animal Applications business, the design and marketing of financial and accounting software packages for school districts, processing the data associated with product returns for customers on a contract basis and other services.

GPS and Radio Communications

        Signature Industries, located in the United Kingdom, operates our GPS and Radio Communications business. This segment consists of the design, manufacture and support of secure GPS enabled search and rescue equipment (such as personal locator beacons) and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. This segment includes the design, manufacture and distribution of intrinsically safe sounders (horn alarms) for industrial use and other electronic components. This segment also includes a growing business in high grade communications equipment leasing and complementary data systems that customers can use to locate and monitor their assets.

Physician Call Center and Other

        This segment is comprised of a staff of communication specialists and physicians operating from our medical telecommunications response center and provides medical assistance services to people traveling anywhere in the world, 24 hours per day, 7 days per week. Assistance is provided by telephone, satellite, high frequency radio, fax and telex. A major market for our services is the maritime industry and the international travel insurance and assistance industry. Services include coordination of medical care, physician consultation, translation assistance, claims handling and cost containment on behalf of assistance companies, insurance companies or managed care organizations. We also offer medical training services to the maritime industry.

        We also sell a variety of kits containing pharmaceutical and medical supplies. Included in the kits are both prescription and nonprescription medications and controlled substances. The kits include our pharmaceutical manual, which provides information on proper storage, use and inventory control. All medications are specially labeled for use in our system. We directly supply pharmaceuticals to our maritime and airline customers through our warehouse facility, which stocks various commonly needed pharmaceuticals and supplies.

        Finally, this segment staffs and operates an outpatient health services clinic in Owings, Maryland that provides primary care and laser treatment for hair and tattoo removal. The clinic is operated during normal business hours.

Financial Information About Segments

        Revenues from our various segments can be broken down as follows (in thousands):

	Six Months Ended June 30,	December 31,
	2002	2001	2000	1999
Animal Applications	$10,427	$22,074	$6,618	$—
Digital Angel Systems	$880	$2,520	$2,647	$—
GPS and Radio Communications	$5,116	$11,144	$12,986	$14.380
Physician Call Center and Other	$570	$—	$—	$—

        Refer to Note 18 in the Advanced Wireless Group combined financial statements on p. F-43 for other segment data.

Competition

  Animal Identification Market

        The animal identification market is highly competitive. Our principal competitors in the visual identification market are AllFlex USA, Inc. and Y-Tex Corporation and our principal competitors in the electronic identification market are AllFlex USA, Datamars SA and Avid Plc. See, "RISK FACTORS" on p. 6.

  Digital Angel Systems

        Our principal competitor in this area is Whereify Wireless, Inc. We are not aware of any other competitors currently marketing products that compete with the Digital Angel™ product. However, we are aware of several potential competitors that have expressed an interest in developing and marketing similar technologies. There is no substantial revenue from product sales of any participant in this market.

  GPS and Radio Communications

        Our principal competitors in this area are Tadiran Spectralink Ltd., H.R. Smith Group of Companies, Becker Avionic Systems, A.C.R. Electronics Inc. and Securicor Information Systems Ltd.

  Physician Call Center and Other

        We are not aware of direct competitors with our interactive medical information services. However, we believe that within the existing internet medical arena, there are many service providers and other physician groups that could deliver competing services. We believe our first-to-market status provides us with a competitive advantage over these potential competitors. However, there is no assurance that other companies will not commence competing operations and generate greater competition than now exists.

        We compete in the maritime medical advice market with a few foreign government-operated entities. We are aware of several U.S. companies, as well as hospitals, that provide radio medical advice to ships at sea. While we believe we have a competitive advantage, the barriers to entry into this market are relatively low, and there can be no assurance that other companies will not commence operations similar to those provided by us and generate competition that does not now exist.

Personnel

        We have 263 full time employees, including 12 in management, 21 in sales positions, 43 in administrative positions, 60 in technical positions and 127 in production positions. We also have 2 part-time physicians and 9 physicians under contract to provide services to us.

Government Regulation

        We are subject to federal, state and local regulation in the United States, including the FDA and FCC. We are also subject to regulation by government entities in other countries.

  Domestic Regulation

        Animal products for food producing animals have been reviewed by the FDA's Center for Veterinary Medicine and the FDA has determined that our product, as presently configured, is unregulated. As of the date of this prospectus, Digital Angel™ products do not incorporate FDA regulated components. However, any applications directly related to medical information will require further FDA approval. The Digital Angel™ products have also been approved by the FCC. Our insecticide products require approval by the United States Environmental Protection Agency, which has been obtained.

        We are also licensed by the FCC to operate a limited coast, high frequency and single side bank (SSB) radio station in connection with our maritime services. The United States Department of Justice and the United States Drug Enforcement Administration (DEA) also monitor our distribution of controlled substances. We are licensed by DEA and the Maryland Board of Pharmacy for the distribution of pharmaceuticals. We do not hold any medical licenses, but utilize the services of licensed physicians.

        We are also taking steps to establish procedures to ensure compliance with the Health Insurance Portability and Accountability Act (HIPAA), which takes effect on April 15, 2003. HIPAA will require us to implement certain procedures to maintain the privacy of our customers with respect to medical information transmitted via the internet. We expect to be in full compliance with the requirements of HIPAA by April 15, 2003.

  Regulation Abroad

        Our products are subject to compliance with applicable regulatory requirements in those foreign countries where our products are sold. The contracts we maintain with our distributors in these foreign countries generally require the distributor to obtain all necessary regulatory approvals from the governments of the countries in which these distributors sell our products.

Financial Information About Geographic Areas

        Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Information concerning principal geographic areas as of and for the years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):

	United States	United Kingdom	Combined
Year ended December 31, 2001
Net revenue	$24,594	$11,144	$35,738
Long-lived assets excluding goodwill and other intangibles, net	13,558	918	14,476
Year ended December 31, 2000
Net revenue	$9,265	$12,986	$22,251
Long-lived assets excluding goodwill and other intangibles, net	4,449	959	5,408
Year ended December 31, 1999
Net revenue	$—	$14,380	$14,380
Long-lived assets excluding goodwill and other intangibles, net	—	1,115	1,115

DESCRIPTION OF PROPERTY

        We own a 79,692 square foot (gross building area) masonry and steel industrial two-building complex located in South St. Paul, Minnesota that is currently occupied by our administrative, sales, engineering and manufacturing operations, plus 3 additional lessees. The buildings have 6,000 square feet of office area, 9 loading docks, 1 drive-in door and 13'-16' clear ceilings. The South St. Paul property is encumbered by a mortgage in the aggregate principal amount of $2.4 million.

        Our physician call center facilities currently consist of a campus of three buildings: a 12,000 square foot facility that contains two custom designed call centers and administrative offices; a 4,800 square foot facility that contains our technology center from which we operate ASP and web hosting services and our maritime pharmacy; and a third facility consisting of a two-story structure with approximately 3,000 square feet of usable office and storage space. The three buildings are owned by us and located on 1.44 acres of commercial land in Owings, Maryland, approximately twenty miles from Washington, D.C. The Owings, Maryland property is encumbered by a mortgage in the aggregate principal amount of $910,000.

LEGAL PROCEEDINGS

        On May 29, 2001, Janet Silva, individually and as Guardian ad litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. filed suit against Customized Services Administrators, Incorporated, Pricesmart, Inc., Commercial Union Insurance Company, CGU Insurance Group, and us in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arise from a vacation guarantee insurance policy allegedly purchased by the plaintiffs from the defendants on March 6, 2000. The complaint alleges, among other things, that the defendants breached the terms of the insurance policy, defrauded plaintiffs, acted in bad faith, engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. and the intentional infliction of emotional distress on plaintiffs. The complaint seeks the cost of funeral and burial expenses of Mr. Silva and amounts constituting the loss of financial support of Mr. Silva, general damages, attorney's fees and costs, and exemplary damages.

        Customized Services Administrators has filed a cross-claim against us alleging that we should be held liable for any liability that Customized Services Administrators may have to the plaintiffs in this case. We have denied the allegations of the complaint and the Customized Services Administrators cross-claim and are vigorously contesting all aspects of this action.

        We and our subsidiaries are party to various other legal actions as either a plaintiff or a defendant. In our opinion, as of the date of this prospectus, these proceedings will not have a material adverse effect on our financial condition and results of operations.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND
RELATED STOCKHOLDER MATTERS

        Our common stock is traded on the American Stock Exchange (AMEX) under the symbol "DOC." The following table shows the high and low sales prices for our common stock as reported on the AMEX for the periods indicated. On October 25, 2002, the last reported sale price of our common stock was $2.50. As of October 25, 2002, there were 26,470,076 shares of our common stock issued and outstanding.

	HIGH	LOW
YEAR ENDING DECEMBER 31, 2002
First Quarter	$7.35	$2.90
Second Quarter	$7.75	$2.01
Third Quarter	$3.74	$1.50
YEAR ENDED DECEMBER 31, 2001
First Quarter	$4.50	$3.00
Second Quarter	$4.30	$2.01
Third Quarter	$5.40	$1.75
Fourth Quarter	$8.44	$2.25
YEAR ENDED DECEMBER 31, 2000
First Quarter	$18.25	$8.75
Second Quarter	$14.50	$7.50
Third Quarter	$12.38	$8.88
Fourth Quarter	$10.38	$2.94

        We did not declare or pay dividends on our common stock in fiscal year 2001 or 2000. We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

        PricewaterhouseCoopers LLP was the independent accountant for the Advanced Wireless Group prior to the merger between Digital Angel Corporation and Medical Advisory Systems. The financial statements of the Advanced Wireless Group became the historical financial statements of Digital Angel Corporation following the merger.

        The report of PricewaterhouseCoopers on the Advanced Wireless Group financial statements for the two years ended December 31, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports for each of the years ended December 31, 2000 and December 31, 2001 contained an explanatory paragraph expressing doubt about the Advanced Wireless Group's ability to continue as a going concern. On April 11, 2002, Applied Digital Solutions dismissed PricewaterhouseCoopers, LLP as its auditors.

        On April 18, 2002, we dismissed BDO Seidman LLP as our certifying accountant. BDO Seidman's report on Medical Advisory Systems' financial statements for the past two years contained no adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was unanimously approved by our board of directors, including all members of our audit committee. During the last two fiscal years and through the subsequent interim period beginning November 1, 2001 and ending April 18, 2002, there were no disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. We engaged Grant Thornton LLP as our certifying accountant on April 18, 2002.

        On May 14, 2002, Grant Thornton notified us that it had resigned as our certifying accountant. Since Grant Thornton was engaged on April 18, 2002, it did not prepare a report on our financial statements for either of the last two years. Therefore, no report was issued by Grant Thornton that could contain an adverse opinion or disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principles. Between April 18, 2002 and May 14, 2002, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Grant Thornton advised us that its decision to resign was caused by its resignation as auditor for our majority shareholder, Applied Digital Solutions.

        On May 23, 2002, we engaged Eisner LLP as our certifying accountant to audit our financial statements for the fiscal year ending December 31, 2002. During 2000 and 2001 and in the subsequent interim period, we have not consulted with Eisner LLP on items which concerned the application of accounting principles, or to a specific transaction or group of either completed or proposed transactions, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We have operations and sales in various regions of the world. Additionally, we may export to and import from other countries. Our operations may, therefore, be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries. Sales and expenses may be denominated in local currencies and may be affected as currency fluctuations affect our product prices and operating costs or those of our competitors.

        We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments.

        Due to the nature of our borrowings and our short-term investments, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.

EXECUTIVE OFFICERS AND DIRECTORS

        Our executive officers and directors and their ages as of the date of this prospectus are as follows:

Name	Age	Position
Randolph K. Geissler	42	Chief Executive Officer, Director
James P. Santelli	55	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary
Richard Friedland	51	Director
Kenneth Larson	62	Director
Richard J. Sullivan	63	Director
Howard S. Weintraub	59	Director

        Randolph K. Geissler, 42, has served as our President and Chief Executive Officer since March 27, 2002. From September 2000 until March 27, 2002, he was Chief Executive Officer of Digital Angel Technology Corporation (formerly Digital Angel Corporation). From 1993 until the merger of Destron Fearing Corporation with Applied Digital Solutions in September 2000, Mr. Geissler served as Chief Executive Officer of Destron Fearing Corporation (Nasdaq: DFCO). He was Interim Chief Executive Officer of Destron Fearing Corporation from March 1, 1993 until November 12, 1993 under a transition services agreement signed in conjunction with the merger of a wholly-owned subsidiary of Destron/IDI, Inc. and Fearing Manufacturing Co., Inc. in November 1993, when Destron/IDI, Inc. changed its name to Destron Fearing Corporation. Prior to 1987, he held a variety of positions with Fearing Corporation, including sales representative, production manager and director of research. He is a manager (Chief Executive Officer) and one of two governors of Digital Angel Holdings, LLC, which is owned by us and was formed to own our headquarters located in South St. Paul, Minnesota. Mr. Geissler received his degree in Veterinary Animal Science from the University of Wisconsin-River Falls in 1982.

        James P. Santelli, 55, has served as our Vice President, Finance, Chief Financial Officer, Treasurer and Secretary since March 27, 2002. Prior to joining Digital Angel Technology Corporation in 2000, Mr. Santelli served as Vice President, Finance and Chief Financial Officer of Destron Fearing. From October 1998 to September 1999 he was Chief Operating Officer of Doorlite, Inc., and from November 1995 to October 1998 he was Vice President Finance and Chief Financial Officer of Hartzell Manufacturing, Inc. From 1984 to 1995 Mr. Santelli held senior financial and operating positions with several start-up and emerging companies. In addition, Mr. Santelli has held financial positions with major national firms including Pillsbury Co., Northrup King Co. and The Musicland Group. He served in the U. S. Marine Corps from 1969 - 73. Mr. Santelli has a Bachelor's degree in economics from Carleton College and an M.B.A. in finance from Cornell University.

        Richard Friedland, 51, has served on the board of directors since March 27, 2002. He served on the board of directors of Applied Digital Solutions from October 1999 until March 27, 2002. Mr. Friedland was previously associated with General Instrument Corporation. During his 19-year tenure with General Instrument Corporation, Mr. Friedland held several executive positions, including Chief Financial Officer, President and Chief Operating Officer. In 1995, he was appointed Chairman of the Board and Chief Executive Officer of General Instrument Corporation. He currently serves on the boards of several development-stage companies. Mr. Friedland earned a Bachelor of Science Degree in Accounting from Ohio State University in 1972 and a Masters Degree in Business Administration from Seton Hall University in 1985. Mr. Friedland is chairman of our audit committee.

        Kenneth Larson, 62, has served on the board of directors since March 27, 2002. He is Chairman of Restaurant Technologies, Inc., Chief Executive Officer of Classic Space, Inc., and Secretary/Treasurer of Austin Lodge, LLC. Mr. Larson served as President and Chief Operating Officer of Polaris Industries, Inc. from 1988 until his retirement in September 1998. Polaris Industries is a publicly-held company that designs, engineers, manufactures, and markets snowmobiles, all-terrain vehicles (ATVs), and personal watercraft for recreational and utility use. He previously held management positions with Toro Company, Allis-Chalmers Corp., General Electric Company, and Gehl Company. Mr. Larson is a Director of Featherlite, Inc., where he serves on the audit and compensation committees. Mr. Larson is also a director of Nortek Systems, Inc., a diversified manufacturer of residential and commercial building products that is publicly-held. He is a member of our audit and compensation committees.

        Richard J. Sullivan, 63, is Chairman of the Board of Directors. He has served on our board of directors since April 2001. Since 1993, Mr. Sullivan has been Chairman of the Board and Chief Executive Officer of Applied Digital Solutions. He served as a director of Digital Angel Technology Corporation from September 2000 to March 27, 2002. Mr. Sullivan is also Chairman of Great Bay Technology, Inc. From August 1989 to December 1992, Mr. Sullivan was Chairman of the Board of Directors of Consolidated Convenience Systems, Inc., Springfield, Missouri. He has been the Managing General Partner of The Bay Group, a mergers and acquisitions firm in New Hampshire, since February 1995. Mr. Sullivan was formerly Chairman and Chief Executive Officer of Manufacturing Resources, Inc., an MRP II software company in Boston, Massachusetts, and he was Chairman and Chief Executive Officer of Encode Technology, a computer-aided manufacturing company, in Nashua, New Hampshire from February 1984 to August 1986.

        Howard S. Weintraub, 59, has served on the board of directors since March 27, 2002. He is Vice President, R&D, Corporate Staff for C.R. Bard, Inc., a medical device company (NYSE: BCR). From 1988 to 1998, he held senior research and technology management positions at Bristol-Meyers Squibb. Dr. Weintraub was previously associated with the Ortho Pharmaceutical Corporation, a division of Johnson & Johnson, from 1973 until 1988, where he held senior research management positions. He has also authored or co-authored over 50 publications and abstracts. Dr. Weintraub previously served as chairman of the Industrial Pharmaceutical Technology Section of the AAPS (formerly AphA) and was the chairman of the Drug Metabolism subsection of the Research and Pharmaceutical Manufacturers' Association. He also is a Board Advisor to the Swiss biotechnology firm, Modex Therapeutics. Dr. Weintraub earned a Bachelor of Science Degree in Pharmacy from Columbia University and his Ph.D. in biopharmaceutics from the State University of New York at Buffalo. He is a member of our compensation and audit committees.

Summary Compensation Table

											Long-term Compensation Awards
Annual Compensation(1)
											Shares of Common Stock Underlying options
Name and Principal Position	Year	Salary			Bonus			Other Annual Compensation
Ronald W. Pickett(2) President Chairman of the Board	2002 2001 2000 1999	$ $ $ $	180,000 180,000 149,870 129,505		$ $ $ $	250,000 0 0 0		$ $ $ $	0 0 25,000 13,462	(3) (3)	0 350,000 0 0
Thomas M. Hall(4) Chief Executive Officer Chief Physician	2002 2001 2000 1999	$ $ $ $	260,000 260,000 259,870 257,362		$ $ $ $	0 0 0 0		$ $ $ $	0 1,000 1,000 0	(5) (5)	0 150,000 30,000 0
Dale L. Hutchins Executive Vice President Chief Operating Officer	2002 2001 2000	$ $ $	140,000 140,000 116,793		$ $ $	0 0 0		$ $ $	0 0 23,077	(3)	100,000 50,000 80,000
Randolph K. Geissler(6) Chief Executive Officer	2002		$187,500	(7)		$50,000	(8)		$50,000	(9)	1,000,000
James P. Santelli(10) Vice President, Finance Chief Financial Officer Treasurer, Secretary	2002		$131,250	(11)		$0			$0		250,000

(1)
Represents annual compensation for the fiscal years ended October 31, 2001, 2000 and 1999. On April 18, 2002, our board of directors authorized a change in our fiscal year effective January 1, 2002. Annual compensation for 2002 represents compensation to be paid January 1 through December 31, 2002.
(2)
Mr. Pickett resigned as our President on March 27, 2002, the effective date of the merger of our wholly-owned subsidiary Digital Angel Acquisition Co. with and into Digital Angel Corporation. Under Mr. Pickett's amended employment agreement, he is entitled to a $250,000 bonus and an amount equal to his annual salary of $180,000 for the remainder of the term notwithstanding his resignation.
(3)
Received as compensation through DocTalk, LLC and Doc-Talk, Inc., our wholly-owned subsidiaries.
(4)
Dr. Hall resigned as our Chief Executive Officer on March 27, 2002, the effective date of the merger. He continues to hold a non-executive officer position with our company.
(5)
Received as compensation through Hall & Associates, P.A., an affiliate. We have an agreement with Hall & Associates, P.A., under which Hall & Associates, P.A. provides us with medical staff personnel. See, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
(6)
Mr. Geissler was appointed by our board of directors as our Chief Executive Officer on March 27, 2002, the effective date of the merger.
(7)
Constitutes the annualized amount payable to Mr. Geissler through December 31, 2002 pursuant to a March 8, 2002 employment agreement.
(8)
Mr. Geissler is entitled to an annual bonus in an aggregate amount of not less than $50,000 pursuant to his employment agreement. In addition, Mr. Geissler is eligible to receive such additional bonus compensation as our board of directors, executive committee, compensation committee or other designated committee shall award from time to time. See, "EXECUTIVE OFFICERS AND DIRECTORS—Employment Agreement."

(9)
Mr. Geissler receives $5,000 per month as a flexible perquisite allowance pursuant to his employment agreement to be used for such purposes as he shall determine in his sole discretion.
(10)
Mr. Santelli was appointed by our board of directors as our Vice President, Finance and Chief Financial Officer on March 27, 2002, the effective date of the merger.
(11)
Constitutes the annualized amount payable to Mr. Santelli through December 31, 2002 pursuant to an April 1, 2002 employment agreement.

Fiscal 2001 Options Grants

        The following table sets forth information concerning grants of stock options to the executive officers made pursuant to our Amended and Restated Employee and Director Stock Option Plan and our Transition Stock Option Plan. The options granted to Mr. Pickett, Dr. Hall and Dr. Hutchins were granted on February 7, 2001 pursuant to our Amended and Restated Employee and Director Stock Option Plan.

Stock Option Grants in Fiscal Year 2001

Individual Grants

					Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term
	Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year(1)
			Exercise or Base Price ($/sh)
Name				Expiration Date
					5%($)	10%($)
Ronald W. Pickett	350,000	41.0%	$4.15	2/07/2011	$2.61	$6.61
Thomas M. Hall	150,000	17.6%	$4.15	2/07/2011	$2.61	$6.61
Dale L. Hutchins	50,000	5.9%	$4.15	2/07/2011	$2.61	$6.61
Randolph K. Geissler	0	0%	N/A	N/A	N/A	N/A
James P. Santelli	0	0%	N/A	N/A	N/A	N/A

(1)
Represents the percentage of total options granted to employees for the fiscal year ended October 31, 2001 and for the subsequent period beginning November 1, 2001 and ending December 31, 2001. On April 18, 2002, our board of directors authorized a change in our fiscal year, effective January 1, 2002. Our new fiscal year begins January 1 and ends December 31.

        The purchase price for each option shall not be less than the fair market value of the common stock at the close of business on the date the option is granted.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Value

			Number of Unexercised Options at Fiscal Year End			Value of Unexercised In-the- Money Options at Fiscal Year End
Name	Shares Acquired on Exercise(1)	Value Realized
			Exercisable	Unexercisable		Exercisable	Unexercisable
Ronald W. Pickett	0	$0	0	350,000	(2)	$0	$262,500
Thomas M. Hall	0	$0	220,000	160,000	(2)	$880,000	$112,500
Dale L. Hutchins	0	$0	65,000	90,000	(2)	$110,000	$37,500
Randolph K. Geissler	0	$0	0	0		$0	$0
James P. Santelli	0	$0	0	0		$0	$0

(1)
Represents option exercises in the fiscal year ended October 31, 2001 and for the subsequent period beginning November 1, 2001 and ending December 31, 2001. Options outstanding at fiscal year end represent options outstanding at December 31, 2001. On April 18, 2002, our board of directors authorized a change in our fiscal year effective January 1, 2002. Our new fiscal year begins January 1 and ends December 31.

(2)
These options became fully vested on March 27, 2002, the effective time of the merger.

Compensation of Directors

        Until April 1, 2002, we reimbursed non-management directors for costs and expenses they incurred in connection with their attendance and participation at meetings of the board of directors and for other travel expenses incurred on our behalf. Until April 1, 2002, we compensated each non-management director $1,000 for each meeting of the board and $500 for each meeting of the audit committee and the compensation committee attended by such director. Under these arrangements, the following non-employee directors received the following amounts during the fiscal year ended October 31, 2001:

Robert C. Goodwin, Jr.	$15,000
Richard F. Seelig	$11,000
Paul R. Sanberg	$10,000
George E. Harris, IV	$2,500

        Non-employee directors were also granted options to purchase shares of our common stock in connection with their service as directors.

        Effective April 1, 2002, the board of directors determined to pay each member of our board of directors who is not an employee, officer or an "affiliate" (as the term "affiliate" is defined in our Transition Stock Option Plan) $5,000 per quarter, plus $1,000 each calendar quarter for each committee of the board on which the director serves, plus $1,000 for each meeting of the board of directors that a board member attends that is not a regularly-scheduled board meeting. We also reimburse such directors for reasonable expenses incurred by them in rendering their duties as directors, subject to such reimbursement practices and procedures as we reasonably impose.

Employment Agreements

        We entered into employment agreements with Mr. Pickett, Dr. Hall and Dr. Hutchins. The employment agreements provided for an annual base salary in an amount not less than the employees' current salary and terms of five years for Mr. Pickett and Dr. Hall, and four years for Dr. Hutchins. The agreements provided for termination upon the employee's death or in the event of a "for cause" incident or upon certain events specified by federal regulations. The employment agreements are also terminable by the employee upon 30 to 90 days' notice to us.

        On October 26, 2001, we executed amendments to employment agreements with each of Mr. Pickett and Dr. Hall, which reflect both certain prior oral amendments to the respective employment agreements as well as further amendments. The amendments confirmed the extension of the term of each of Mr. Pickett's and Dr. Hall's employment agreements through October 31, 2006 and established that Mr. Pickett and Dr. Hall shall receive an annual salary of not less than $180,000 and $260,000, respectively, throughout the term of their employment agreements. The amendments also provided that, in the event of termination or resignation at any time following a change of control of our company, each of Mr. Pickett and Dr. Hall would be entitled to a $250,000 bonus; an amount equal to all salary and other benefits that otherwise would have been paid under the employment agreement for the remainder of the term had no termination or resignation occurred; an amount equal to the value of the fringe benefits such as medical and dental insurance and use of an automobile to which Mr. Pickett and Dr. Hall otherwise would have been entitled under their employment agreements for the remainder of the term; and participation in any profit sharing, stock option or similar plans.

        The definition of change of control in the employment agreements also was amended to include any consolidation, merger or share exchange, regardless of whether we are the surviving corporation, in which any person or affiliated person acquires an excess of 20.0% of the combined voting power of our then outstanding securities. The merger transaction in which we acquired the Advanced Wireless Group constituted a change of control under each of Mr. Pickett's and Dr. Hall's employment agreements. On March 27, 2002, the effective date of the merger, Mr. Pickett and Dr. Hall resigned their positions, however, Dr. Hall continues to hold a non-executive officer position with our company. The aggregate value of the payments Mr. Pickett and Dr. Hall are entitled to receive as a result of their amended employment agreements is $1,117,000 and $1,406,000, respectively.

        Mr. Geissler is employed pursuant to a March 8, 2002 employment agreement. The employment agreement provides for an annual base salary and annual bonus of not less than $250,000 and $50,000, respectively. In addition, Mr. Geissler is entitled to receive $5,000 per month as a flexible perquisite allowance that he may use for purposes determined in his sole discretion. He is also eligible to receive such additional bonus compensation as our board of directors, executive committee, compensation committee or other designated committee shall award from time to time. Mr. Geissler's employment agreement has a term of five years, commencing on March 8, 2002, and automatically renews for successive additional one year terms on March 8 of each year, beginning on March 8, 2003, each of which terms shall be added to the end of the then existing term (taking into account any prior extensions or failures to extend), unless either party notifies the other party at least 30 days prior to such anniversary date. The agreement provides for termination of Mr. Geissler's employment upon his death, his permanent disability or upon the occurrence of certain "for cause" events enumerated in the employment agreement.

        Mr. Santelli is employed pursuant to an April 1, 2002 employment agreement. The employment agreement provides for an annual base salary of $175,000. The agreement also provides for a term of three years, commencing on April 1, 2002, and automatically renews for successive additional one year terms on April 1 of each year, beginning on April 1, 2003, each of which terms shall be added to the end of the then existing term (taking into account any prior extensions or failures to extend), unless either party notifies the other party at least 60 days prior to such anniversary date. In addition, the agreement provides for termination of Mr. Santelli's employment upon his death, his permanent disability or upon the occurrence of certain "for cause" events enumerated in the employment agreement.

Compensation Committee Interlocks and Insider Participation

        On November 1, 2000, which was the beginning of our 2001 fiscal year, the compensation committee consisted of Robert C. Goodwin, Jr. and George E. Harris, IV. Mr. Goodwin was a director during fiscal 2001, and Mr. Harris was a director until he resigned on January 26, 2001 from the board and the compensation committee. On February 23, 2001, the board appointed Mr. Goodwin, Mercedes Walton and Paul R. Sanberg to the compensation committee, all of whom were then directors. On April 19, 2001, Ms. Walton resigned from the board and the compensation committee. On March 27, 2002, the effective date of the merger with Medical Advisory Systems, Messrs. Goodwin and Sanberg resigned from the compensation committee, and the board appointed Kenneth D. Larson and Howard S. Weintraub to the compensation committee. Each of Mr. Larson and Dr. Weintraub is a non-employee, "independent" director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth the beneficial ownership of shares of our common stock as of August 31, 2002 of each person known by us to own beneficially more than five percent (5.0%) of the outstanding common stock, each named executive officer, all current directors and all current executive officers and directors as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Class(2)
Named Executive Officers(3):
Ronald W. Pickett 8050 Southern Maryland Blvd. Owings, MD 20736	388,890	(4)	1.5%
Thomas M. Hall 8050 Southern Maryland Blvd. Owings, MD 20736	844,750	(5)	3.2%
Dale L. Hutchins 8050 Southern Maryland Blvd. Owings, MD 20736	177,201	(6)	0.7%
Randolph K. Geissler 490 Villaume Avenue South St. Paul, MN 55075	937,500	(7)	3.4%
James P. Santelli 490 Villaume Avenue South St. Paul, MN 55075	140,375	(8)	0.5%
Current Directors:
Richard J. Sullivan 490 Villaume Avenue South St. Paul, MN 55075	987,500	(9)	3.7%
Richard S. Friedland 490 Villaume Avenue South St. Paul, MN 55075	93,750	(10)	0.4%
Kenneth D. Larson 490 Villaume Avenue South St. Paul, MN 55075	0		0.0%
Howard S. Weintraub 490 Villaume Avenue South St. Paul, MN 55075	0		0.0%
All current executive officers and directors as a group(11)	2,341,938		8.4%

Certain Other Beneficial Owners:
Digital Angel Share Trust c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890	19,600,000	(12)	74.1%
Applied Digital Solutions, Inc. 400 Royal Palm Way Suite 410 Palm Beach, FL 33480	19,600,000	(13)	74.1%

(1)
Unless otherwise indicated, each person has sole power to vote and dispose of, or direct the disposition of, all shares of our common stock beneficially owned, subject to applicable community property and similar laws.

(2)
Based on 26,460,076 shares outstanding as of August 31, 2002, which does not include 7,817,413 shares of common stock subject to stock options and warrants outstanding at August 31, 2002 which are not exercisable within 60 days.

(3)
Effective March 27, 2002, Mr. Pickett resigned from our company and Drs. Hall and Hutchins became non-executive officer employees of our company.

(4)
Includes 38,890 shares of our common stock owned beneficially by Mr. Pickett through his minor children and options to purchase 350,000 shares of our common stock at $4.15 per share that became fully vested on March 27, 2002, the effective time of the merger.

(5)
Includes 6,000 shares owned by a family member in which Dr. Hall has an indirect beneficial ownership, immediately exercisable options to purchase 105,000 shares of our common stock at $0.50 per share, immediately exercisable options to purchase 30,000 shares of our common stock at $10.00 per share and immediately exercisable options to purchase 150,000 shares of our common stock at $4.15 per share.

(6)
Includes immediately exercisable options to purchase 11,000 shares of common stock at $0.50 per share, immediately exercisable options to purchase 80,000 shares of common stock at $10.00 per share and immediately exercisable options to purchase 50,000 shares of common stock at $4.15 per share.

(7)
Includes immediately exercisable options to purchase 937,500 shares of our common stock at $0.78 per share.

(8)
Includes immediately exercisable options to purchase 140,375 shares of our common stock at $0.78 per share.

(9)
Includes immediately exercisable options to purchase 50,000 shares of our common stock at $3.90 per share.

(10)
Includes immediately exercisable options to purchase 93,750 shares of our common stock at $0.05 per share.

(11)
Includes immediately exercisable options to purchase 182,813 shares of our common stock at $0.67 per share beneficially owned by Amro A. Albanna, President, Digital Angel Systems, a division of our company.

(12)
Represents shares transferred by Applied Digital Solutions, Inc. to the Digital Angel Share Trust pursuant to a March 1, 2002 Trust Agreement by and between Applied Digital Solutions and Wilmington Trust Company, as trustee.

(13)
Represents shares beneficially owned by Applied Digital Solutions, Inc. but held of record by the Digital Angel Share Trust pursuant to a March 1, 2002 Trust Agreement by and between Applied Digital Solutions and Wilmington Trust Company.

Changes in Control

        On March 27, 2002, we completed a merger that resulted in our acquisition of Digital Angel Technology Corporation (formerly Digital Angel Corporation), Timely Technology and an 85.0% interest in Signature Industries. The merger agreement required that the stock of these three companies and the assets of Digital Angel Technology Corporation, all of which were pledged by Applied Digital Solutions as security for substantial indebtedness to IBM Credit Corporation, be delivered to us at the closing of the merger free and clear of all liens, security interests and mortgages. As part of a major restructuring of its lending relationship with Applied Digital Solutions and as one of the conditions to releasing its security interest in the stock of these transferred companies and the assets of Digital Angel Technology Corporation, IBM Credit Corporation required Applied Digital Solutions to transfer all of the shares of our common stock owned by Applied Digital Solutions to the Digital Angel Share Trust.

        The Digital Angel Share Trust's primary purpose is to secure and facilitate the satisfaction of amounts owed by and other obligations of Applied Digital Solutions to IBM Credit Corporation under its new credit agreement. The Digital Angel Share Trust owns the 19,600,000 shares of our common stock that Applied Digital Solutions owned immediately following the merger. The Digital Angel Share Trust is entitled to:

  •
  receive all dividends paid on our common stock held by it, if any,

  •
  vote the shares of our common stock held by it, and

  •
  sell or otherwise dispose of the shares of our common stock held by it, pursuant to the terms of the trust agreement.

        For as long as Applied Digital Solutions remains indebted to IBM Credit Corporation under the credit agreement, the Digital Angel Share Trust, acting through its advisory board, will exercise voting power over all shares of our common stock owned by Applied Digital Solutions as of completion of the merger. At any time when any amounts are due to IBM Credit Corporation from Applied Digital Solutions, and not timely paid pursuant to the terms of the credit agreement, or upon any other default by Applied Digital Solutions under the terms of the credit agreement, at the request of IBM Credit Corporation, the trustee of the Digital Angel Share Trust will promptly take action to sell an amount of our common stock held in the Digital Angel Share Trust necessary to generate cash sufficient, after payment of expenses, to make the required payment to IBM Credit Corporation. The Digital Angel Share Trust presently owns approximately 74.1% of our issued and outstanding common stock and is able to control completely our board of directors and decide all matters submitted to our stockholders for approval. Therefore, a sale by the Digital Angel Share Trust of a material amount of our common stock, could result in a change in control of our company. See, "RISK FACTORS" on p. 6.

        At June 30, 2002, Applied Digital Solutions was out of compliance with certain of the covenants of the IBM credit agreement. In addition, as of June 30, 2002, we did not meet certain financial covenants contained in the IBM credit agreement that we are required to meet to prevent Applied Digital Solutions' default under the IBM credit agreement. IBM Credit Corporation has waived such noncompliance at June 30, 2002.

        On September 30, 2002, the debt covenants in the IBM credit agreement were amended for the remainder of 2002. The amendment reduced our current ratio and Minimum Cumulative Modified EBITDA requirements, as defined in the IBM credit agreement, for the quarters ended September 30, 2002 and December 31, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sale of Stock by Certain Executive Officers

        In February 2001, Digital Angel Corporation, then a wholly-owned subsidiary of Applied Digital Solutions, purchased 16.6% of our issued and outstanding common stock from Mr. Pickett, his two minor children and Dr. Hall. At the time of this sale, Mr. Pickett and Dr. Hall were executive officers and directors of our company.

Payments to Certain Executive Officers in Connection with the Merger

        On October 26, 2001, we executed amendments to employment agreements with each of Mr. Pickett and Dr. Hall, which reflect both certain prior oral amendments to their respective employment agreements as well as further amendments. The amendments confirmed the extension of the term of each of Mr. Pickett's and Dr. Hall's employment agreements through October 31, 2006 and established that Mr. Pickett's and Dr. Hall's annual salary at not less than $180,000 and $260,000, respectively, throughout the term of their employment agreements. The amendments also provided that, in the event of termination or resignation at any time following a change of control, each of Mr. Pickett and Dr. Hall would be entitled to a $250,000 bonus; an amount equal to all salary and other benefits that otherwise would have been paid under the employment agreement for the remainder of the term had no termination or resignation occurred; an amount equal to the value of the fringe benefits such as medical and dental insurance and use of an automobile to which Mr. Pickett and Dr. Hall otherwise would have been entitled under their employment agreements for the remainder of the term; and participation in any profit sharing, stock option or similar plans.

        The definition of change of control in the employment agreements also was amended to include any consolidation, merger or share exchange, regardless of whether we are the surviving corporation, in which any person or affiliated person acquires an excess of 20.0% of the combined voting power of our then outstanding securities. The merger constituted a change of control under each of Mr. Pickett's and Dr. Hall's employment agreements. On March 27, 2002, the effective date of the merger, each of Mr. Pickett and Dr. Hall resigned their positions with our company. The aggregate value of the payments to which Mr. Pickett and Dr. Hall are entitled as a result of their amended employment agreements is $1,117,000 and $1,412,000, respectively.

        We have made payments in the aggregate amount of $230,740 to Mr. Pickett and Dr. Hall in partial satisfaction of our obligation under their amended employment agreements.

Merger with Digital Angel Corporation

        Effective March 27, 2002, we completed a merger pursuant to a November 1, 2001 Agreement and Plan of Merger, as amended, with Applied Digital Solutions, its wholly-owned subsidiary, Digital Angel Corporation, and Digital Angel Acquisition, our wholly-owned subsidiary. Prior to this transaction, Applied Digital Solutions beneficially owned 16.6% of our common stock. Pursuant to the merger agreement, we acquired from Applied Digital Solutions 100.0% of the outstanding shares of common stock of Digital Angel Corporation and Timely Technology, and 85.0% of the outstanding shares of common stock of Signature Industries. As a result of the merger, each issued and outstanding share of Digital Angel Corporation common stock held by Applied Digital Solutions was converted into 0.9375 shares of our common stock, or 18,750,000 shares of our common stock in the aggregate. Immediately following the merger, Applied Digital Solutions owned approximately 77.15% of our issued common stock and controlled completely our board of directors and was able to decide all of the matters submitted to our stockholders for approval.

        In satisfaction of a condition to the consent to the merger of IBM Credit Corporation, a secured creditor of Applied Digital Solutions, the shares of our common stock owned by Applied Digital Solutions following the merger were transferred to the Digital Angel Share Trust, a Delaware statutory business trust controlled by an advisory board. As a result, the Digital Angel Share Trust has legal title to 19,600,000 shares or approximately 74.1% of our outstanding common stock as of August 31, 2002, controls completely our board of directors and is able to decide all of the matters submitted to our stockholders for approval.

        The Digital Angel Share Trust will have voting rights with respect to our common stock until Applied Digital Solutions' obligations to IBM Credit Corporation are paid in full. The Digital Angel Share Trust is obligated to liquidate the shares of our common stock owned by it for the benefit of IBM Credit Corporation in the event that Applied Digital Solutions fails to make payments to IBM Credit Corporation, or otherwise defaults, under the IBM credit agreement. As a result, the duration of the Digital Angel Share Trust's control over our company and the identity of any parties which may acquire control of our company if and when such sales commence is uncertain.

Transactions with Applied Digital Solutions

        Prior to March 27, 2002, Applied Digital Solutions provided certain general and administrative services to Digital Angel Technology Corporation (formerly Digital Angel Corporation), including finance, legal, benefits and other miscellaneous items. The costs of these services are included in Digital Angel Corporation's statements of operations based on utilization, which management believes to be reasonable. Costs of these services were $0.2 million and $0.4 million for the six months ended June 30, 2002 and 2001, respectively. Applied Digital Solutions also charged Digital Angel Technology Corporation $1.8 million of interest expense in 2002, for which the liability was converted to a capital contribution. In addition, accrued expenses of $0.3 million were relieved and contributed to capital by Applied Digital Solutions. Other transactions resulted in a payment due to Applied Digital Solutions of $0.2 million at June 30, 2002.

        Applied Digital Solutions acquired Timely Technology, a part of the Advanced Wireless Group, in 2000 and the merger agreement included an earnout provision based on performance through June 30, 2002. Applied Digital Solutions has agreed to pay the selling shareholder of Timely Technology $3.6 million, payable in shares of Applied Digital Solutions stock, as the final payment under the earnout provision. This obligation has been reflected in the accompanying Digital Angel Corporation Condensed Consolidated financial statements as of June 30, 2002 as a capital contribution by Applied Digital Solutions and an increase in goodwill and other intangibles.

        In connection with certain obligations of Applied Digital Solutions, Digital Angel Corporation has the following covenants. Minimum Cumulative EBITDA, as defined in the IBM credit agreement, excludes non-cash compensation expense, one-time charges, impairment losses or any liability or claim that will be satisfied by issuance of Digital Angel Corporation common stock.

        At June 30, 2002, we and Applied Digital Solutions are out of compliance with certain covenants contained in the IBM credit agreement. IBM Credit Corporation has waived such noncompliance at June 30, 2002.

        On September 30, 2002, the debt covenants in the IBM credit agreement were amended for the remainder of 2002. The amendment reduced our current ratio and Minimum Cumulative Modified EBITDA requirements, as defined in the IBM credit agreement, for the quarters ended September 30,

2002 and December 31, 2002. The debt covenant requirements under the IBM Credit Agreement, as amended on September 30, 2002, are as follows:

COVENANT	COVENANTS REQUIREMENT
Current Assets to Current Liabilities	June 30, 2002 September 30, 2002 December 31, 2002		1.8:1 1.05:1 1.09:1
Minimum Cumulative Modified EBITDA	June 30, 2002 September 30, 2002 December 31, 2002	$ $ $	577,000 — 1,001,000

Contracts with Affiliates of our Former Executive Officers

        We have agreements with Hall & Associates, P.A., Hall and AmericasDoctor.com Associates, P.A., and Hall and DocTalk Associates, P.A., which are owned by Dr. Hall, our former Chief Executive Officer, to provide us with medical personnel as needed to staff our maritime and international travel operations. Amounts paid to these companies represent fees for professional services rendered and premiums on professional liability insurance. During 2001 and 2000, we paid Hall & Associates, P.A., Hall and AmericasDoctor.com Associates, P.A. and Hall and DocTalk Associates, P.A. a combined total of $732,364 and $4,219,628, respectively, in fees and professional liability insurance premiums. Dr. Hall personally received a total of $1,000 in salary related to the administration of these companies, but no other fees or compensation. There were no amounts payable to these affiliates at either October 31, 2000 or 2001.

        During 2001, we completed construction of our new technology and warehouse facility. We entered into an agreement with a contractor, whose owners are related to Mr. Pickett, our former Chairman and President, to develop and construct the building. The total cost of the project was $700,000, which we believe approximates the market value for services rendered.

USE OF PROCEEDS

        We do not currently have specific plans for the use of net proceeds from the sale of our common stock by us. However, we anticipate that any such net proceeds will be used for general corporate purposes, which may include, but may not be limited to, working capital, capital expenditures, repayment of indebtedness, investments and acquisitions. When we sell securities offered by this prospectus, the prospectus supplement for those securities will set forth our intended use for the net proceeds received from the sale of such securities. All net proceeds from the sale of our common stock by the selling stockholders will go to the selling stockholders and we will not receive any proceeds from the sale of the common stock by the selling stockholders.

SELLING STOCKHOLDERS

        The following table provides certain information regarding the selling stockholders' beneficial ownership of our common stock prior to and after the offering. Beneficial ownership is determined under the rules of the United States Securities and Exchange Commission, and generally includes voting or investment power with respect to securities.

Selling Stockholder	Number of Shares Owned Prior to The Offering		Number of Shares Being Offered For Sale	Number of Shares Owned After the Offering	Percentage of Class
Richard J. Sullivan(1)	937,500		937,500	0	0%
Garrett A. Sullivan	468,750		468,750	0	0%
Evan McKeown(2)	30,469		30,469	0	0%
IBM Credit Corporation	1,163,906	(3)	1,163,906	0	0%
Digital Angel Share Trust	19,600,000	(4)	19,600,000	0	0%
Mpact Communications, Inc.	38,095		38,095	0	0%
Brett Thaxton	60,000		60,000	0	0%
Redington, Inc.	50,000	(5)	50,000	0	0%

(1)
Mr. Sullivan is Chairman of our board of directors and Chairman of the board of directors and Chief Executive Officer of Applied Digital Solutions, our affiliate.

(2)
Mr. McKeown is Vice President and Chief Financial Officer of Applied Digital Solutions, our affiliate.

(3)
Represents a warrant to purchase 1,163,906 shares of our common stock at $1.067 per share, which is exercisable for five years beginning April 5, 2002.

(4)
Represents shares transferred by Applied Digital Solutions to the Digital Angel Share Trust pursuant to a March 1, 2002 Trust Agreement by and between Applied Digital Solutions and Wilmington Trust Company. The Digital Angel Share Trust acquired our common stock following the merger in connection with it assuming certain obligations as a borrower under Applied Digital Solutions' credit agreement with IBM Credit Corporation. As of September 30, 2002, the Digital Angel Share Trust owns approximately 74.1% of our issued and outstanding common stock and is able to control completely our board of directors and decide all matters submitted to our stockholders for approval.

(5)
Represents a warrant to purchase 50,000 shares at $3.60 per share, which is exercisable for five years beginning June 27, 2002.

SELECTED FINANCIAL DATA
(In thousands, except per share amounts)

        The following selected financial data is qualified in its entirety by reference to, and you should read it in conjunction with, our financial statements and the notes thereto and the information contained in the sections entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DIGITAL ANGEL CORPORATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE ADVANCED WIRELESS GROUP."

        We derived the following historical financial information from the combined financial statements of the Advanced Wireless Group for the years ended December 31, 2001, 2000 and 1999, and the seven month period ended December 31, 1998 which have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP's report on the combined financial statements contained an explanatory paragraph expressing doubt about the Advanced Wireless Group's ability to continue as a going concern. In addition, PricewaterhouseCoopers LLP was dismissed as the Advanced Wireless Group's independent accountant on April 11, 2002. The merger between Digital Angel Corporation and Medical Advisory Systems on March 27, 2002 has been treated as a reverse acquisition for accounting purposes, with the Advanced Wireless Group treated as the accounting acquirer. Accordingly, the historical combined financial statements of the Advanced Wireless Group became those of Digital Angel Corporation, and the acquisition of Medical Advisory Systems was accounted for under the purchase method of accounting. Additionally, the equity accounts of the Advanced Wireless Group have been restated based on the common shares received by the former shareholders of the Advanced Wireless Group in the merger.

        The unaudited financial data as of and for the six months ended June 30, 2002 and 2001 include adjustments, all of which are normal recurring adjustments, which our management considers necessary for fair presentation of our results for these unaudited periods. The results of operations for the six months ended June 30, 2002 and 2001 are not necessarily indicative of the results that may be expected for a full year. The inception of the Advanced Wireless Group was June 1, 1998, the date Applied Digital Solutions purchased an 85.0% interest in Signature Industries.

	For the Six Months Ended June 30,		For the Years Ended December 31,			For the Seven Months Ended December 31,
	2002(1)	2001	2001	2000(2)	1999	1998
	(Unaudited)
Statement of Operations Data:
Product revenue	$16,113	$16,752	$33,220	$19,604	$14,380	$9,629
Service revenue	880	1,922	2,518	2,647	—	—

Total net revenue	16,993	18,674	35,738	22,251	14,380	9,629
Cost of products sold	9,135	9,961	20,252	11,517	7,964	4,969
Cost of services sold	498	1,028	2,047	1,434	—	—

Gross profit	7,360	7,685	13,439	9,300	6,416	4,660
Selling, general and administrative expenses(3)	25,815	5,139	10,467	7,830	6,948	3,628
Research and development expenses	1,545	2,410	5,071	2,235	—	—
Asset impairment charge	—	—	726	—	—	—
Depreciation and amortization	1,830	5,383	12,331	2,962	565	348
Interest income	—	(11)	(17)	(26)	—	—
Interest expense-Applied Digital Solutions, Inc.	1,806	—	—	—	—	—
Interest expense-others	125	151	2,119	115	41	35

Income (loss) before taxes, minority interest and equity in net loss of affiliate	(23,761)	(5,387)	(17,258)	(3,816)	(1,138)	649
Provision for income taxes	—	107	41	58	—	—

Income (loss) before minority interest and equity in net loss of affiliate	(23,761)	(5,494)	(17,299)	(3,874)	(1,138)	649
Minority interest share of losses	(43)	(27)	(217)	(4)	(170)	102
Equity in net loss (income) of affiliate	291	67	327	—	—	—

Net (loss) income	$(24,009)	$(5,534)	$(17,409)	$(3,870)	$(968)	$547

Net (loss) income per common share-basic and diluted	$(1.06)	$(0.30)	$(0.93)	$(0.21)	$(0.05)	$0.03

Weighted average common shares outstanding-basic and diluted(4)	22,616	18,750	18,750	18,750	18,750	18,750

Balance Sheet Data:
Cash and cash equivalents	$584	$—	$596	$206	$139	$1
Property and equipment, net	14,951	15,503	14,476	5,408	1,115	1,325
Goodwill and other intangibles, net	106,258	76,776	72,876	77,645	2,713	2,937
Total assets	133,821	113,008	107,379	95,344	9,239	10,704
Long-term debt and notes payable	2,410	76	2,425	2,463	—	—
Total debt	2,797	2,519	85,068	2,503	—	748
Minority interest	351	585	394	612	616	786
Total stockholders' equity	122,763	104,374	16,116	87,809	5,574	5,548
Other Financial Data:
Depreciation and Amortization	$1,830	$5,383	$12,331	$2,962	$565	$348
Net cash provided by (used in) operating activities	(854)	(756)	(3,196)	(1,432)	14	248
Net cash provided by (used in) investing activities	(547)	(829)	(1,307)	1,066	(88)	(315)
Net cash provided by financing activities	1,389	1,379	4,893	433	212	68
Adjusted EBITDA(5)	(1,567)	96	(2,935)	(761)	(362)	930
Capital expenditures	673	1,091	1,310	758	106	73

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized but instead test for impairment at least annually.

        The following table presents the impact of FAS 142 on our summary financial data as indicated:

	For the Six Months Ended June 30,	For the Years Ended December 31,			For the Seven Months Ended December 31,
	2001	2001	2000	1999	1998
Net (loss) income:
Net (loss) income as reported	$(5,534)	$(17,409)	$(3,870)	$(968)	$547
Goodwill amortization	3,959	8,629	2,529	256	148
Equity method investment amortization	449	1,161	—	—	—

Adjusted net (loss) income	$(1,126)	$(7,619)	$(1,341)	$(712)	$695

Basic and diluted (loss) income per share:
Net (loss) income per share, basic and diluted, as reported	$(0.30)	$(0.93)	$(0.21)	$(0.05)	$0.03
Goodwill amortization	0.21	0.46	0.13	0.01	0.01
Equity method investment amortization	0.03	0.06	—	—	—

Adjusted (loss) income per share, basic and diluted	$(0.06)	$(0.41)	$(0.08)	$(0.04)	$0.04

(1)
Includes the results of operations of Medical Advisory Systems from March 27, 2002.

(2)
Includes the results of operations of (i) Timely Technology from April 1, 2000 and (ii) Destron Fearing Corporation from September 8, 2000.

(3)
Selling, general and administrative expenses include management fees paid to Applied Digital Solutions of $193, $371, $771, $262, $241 and $121 for the six months ended June 30, 2002 and 2001, the years ended December 31, 2001, 2000 and 1999 and for the seven month period ended December 31, 1998, respectively.

(4)
Weighted average shares outstanding for the six months ended June 30, 2001, for the years ended December 31, 2001, 2000 and 1999 have been restated to reflect the number of common shares received by the former shareholders of the Advanced Wireless Group in the March 27, 2002 merger.

(5)
Adjusted EBITDA is the sum of earnings before interest, taxes, depreciation, amortization and non-cash compensation expense of $18,681 arising from the remeasurement of options in connection with the March 27, 2002 merger. Adjusted EBITDA should not be regarded as an alternative for other performance measures and should not be considered in isolation. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g. interest expense, depreciation). Accordingly, Adjusted EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity. In addition, our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF DIGITAL ANGEL CORPORATION

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying financial statements and related notes thereto. We consist of Digital Angel Corporation (formerly Medical Advisory Systems) and its three subsidiaries, which formerly were subsidiaries of Applied Digital Solutions: Digital Angel Technology Corporation (formerly Digital Angel Corporation), Timely Technology and Signature Industries. These three subsidiaries, when owned by Applied Digital Solutions, were known as the Advanced Wireless Group. Following the merger between Digital Angel Corporation and Medical Advisory Systems, the historical combined financial statements of the Advanced Wireless Group became those of Digital Angel Corporation.

        We are engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Digital Angel Technology Corporation resulted from the merger in September 2000 of Destron Fearing Corporation and Digital Angel.net Inc., which was then a wholly-owned subsidiary of Applied Digital Solutions. Before March 27, 2002, our business was operated in four segments: Animal Tracking, Digital Angel™ Technology, Digital Angel Delivery System, and Radio Communications and Other. Following the merger with Medical Advisory Systems in March 2002, we re-organized into four segments: Animal Applications, Digital Angel Systems, GPS and Radio Communications, and Physician Call Center and Other. Animal Applications is the new name of our segment previously identified as Animal Tracking. We combined our Digital Angel™ Technology segment with our Digital Angel Delivery System segment to form the new Digital Angel Systems segment, which is now managed as a single business unit. GPS and Radio Communications is the new name of our segment previously identified as Radio Communications and Other. Physician Call Center and Other reflects the Medical Advisory Systems business. Prior period segment information has been restated to reflect our current segment structure.

Results of Operations

        The following table summarizes our results of operations as a percentage of net operating revenue for the six months ended June 30, 2002 and 2001 and is derived from the accompanying consolidated and combined statements of operations included in this prospectus.

	Six Months Ended June 30,
	2002	2001
	%	%
Product revenue	94.8	89.7
Service revenue	5.2	10.3

Total net revenue	100.0	100.0

Cost of products sold	53.8	53.3
Cost of services sold	2.9	5.5

Total cost of products and services sold	56.7	58.8

Gross profit	43.3	41.2
Selling, general and administrative expenses	150.7	25.5
Management fees—Applied Digital Solutions, Inc.	1.1	2.0
Research and development expenses	9.1	12.9
Depreciation and amortization expenses	10.8	28.9
Interest income	0.0	(0.1)
Interest expense	11.4	0.8

Loss before provision (benefit) for income taxes, minority interest and equity in net loss of affiliate	(139.8)	(28.8)
Provision for income taxes	0.0	0.6

Loss before minority interest and equity in net loss of affiliate minority interest	(139.8)	(29.4)
Minority interest	(0.2)	(0.1)
Equity in net loss of affiliate	1.7	0.3

Net loss	(141.3)	(29.6)

Six Months Ended June 30, 2002 Compared to the Six Months Ended June 30, 2001

  Revenue

        Revenue from operations for the six months ended June 30, 2002 was $17.0 million, a decrease of $1.7 million, or 9.0%, from $18.7 million in the six months ended June 30, 2001.

        Revenue for each of the operating segments was (in thousands):

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001
Animal Applications	$10,427	$11,260
Digital Angel Systems	880	1,922
GPS and Radio Communications	5,116	5,492
Physician Call Center and Other	570	—

Total	$16,993	$18,674

        The Animal Applications segment's revenue decreased $0.8 million, or 7.4%, for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001. The decline is due primarily to the higher sales in the first quarter of 2001 to a large customer to prepare for the launch of the pet identification product in France.

        The Digital Angel Systems segment's revenue decreased $1.0 million, or 54.2%, for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001 due to completed client assignments that were not replaced and a shift in emphasis to the Digital Angel™ products which are in the initial stages of development.

        The GPS and Radio Communications segment's revenue decreased $0.4 million, or 6.8%, for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001, primarily as a result of order fluctuations.

        The Physician Call Center and Other revenue was $0.6 million for the six months ended June 30, 2002. This segment was acquired on March 27, 2002 in the merger between Digital Angel Corporation and Medical Advisory Systems.

  Gross Profit and Gross Profit Margin

        Gross profit for the six months ended June 30, 2002 was $7.4 million, a decrease of $0.3 million, or 4.2%, from $7.7 million for the six months ended June 30, 2001. As a percentage of revenue, the gross profit margin was 43.3% and 41.2% for the six months ended June 30, 2002 and 2001, respectively.

        Gross profit from operations for each operating segment was (in thousands):

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001
Animal Applications	$4,145	$4,171
Digital Angel Systems	382	894
GPS and Radio Communications	2,620	2,620
Physician Call Center and Other	213	—

Total	$7,360	$7,685

        Gross profit margin from operations for each operating segment was:

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001
	%	%
Animal Applications	39.8	37.0
Digital Angel Systems	43.4	46.5
GPS and Radio Communications	51.2	47.7
Physician Call Center and Other	37.4	—

Total	43.3	41.2

        The Animal Applications segment's gross profit of $4.1 million for the six months ended June 30, 2002 decreased $26,000 compared to $4.2 million for the six months ended June 30, 2001. The gross profit margin increased to 39.8% for the six months ended June 30, 2002 as compared to 37.0% in the six months ended June 30, 2001 due to a more favorable product mix.

        The Digital Angel Systems segment's gross profit decreased $0.5 million, or 57.3%, for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001. Margins decreased to 43.4% for the six months ended June 30, 2002 from 46.5% for the six months ended June 30, 2001.

The gross profit decrease was primarily due to the sales decline. The margin percentage declined due to the shift of personnel to support the Digital Angel™ products.

        The GPS and Radio Communications segment's gross profit remained constant at $2.6 million for the six months ended June 30, 2002. The gross margin percentage increased to 51.2% for the six months ended June 30, 2002 compared to 47.7% for the six months ended June 30, 2001 due to a favorable shift in the product mix.

        The Physician Call Center and Other segment's profit was $0.2 million for the six months ended June 30, 2002. The gross margin was 37.4% for the six months ended June 30, 2002. This segment was acquired on March 27, 2002 in the merger between Digital Angel Corporation and Medical Advisory Systems.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses from operations increased $20.9 million, or 437.4%, for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001. This increase was caused primarily by an $18.7 million charge arising from the remeasurement of options in connection with the merger. Pursuant to the terms of the merger agreement, options to acquire shares of Digital Angel Corporation common stock were converted into options to acquire shares of Medical Advisory Systems common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and, as a result, we recorded a charge of approximately $18.7 million in non-cash compensation expense during the three months ended March 31, 2002. For our current employees, these options are considered fixed awards under APB Opinion No. 25, and expense was recorded for the intrinsic value of the options converted. For all others, expense was recorded for the fair value of the options converted using the Black-Scholes option-pricing model. As a percentage of revenue, selling, general and administrative expenses were 150.7% and 25.5% for the six months ended June 30, 2002 and 2001, respectively.

        Selling, general and administrative expenses for each of the operating segments excluding the $18.7 million charge were (in thousands):

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001
Animal Applications	$2,559	$1,762
Digital Angel Systems	1,753	404
GPS and Radio Communications	2,354	2,602
Physician Call Center and Other	275	—

Total	$6,941	$4,768

        Selling, general and administrative expenses as a percentage of revenue for each of the operating segments excluding the $18.7 million charge were (in thousands):

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001
	%	%
Animal Applications	24.5	15.6
Digital Angel Systems	199.2	21.0
GPS and Radio Communications	46.0	47.4
Physician Call Center and Other	48.2	—

Total	40.8	25.5

        The Animal Applications segment's selling, general and administrative expenses increased $0.8 million for the six months ended June 30, 2002 compared to the six months ended June 30, 2001 and as a percentage of revenue increased to 24.5% from 15.6% in the same respective periods. The increase was primarily due to increased legal, accounting, and investor relations expenses.

        The Digital Angel Systems segment's selling, general and administrative expenses increased $1.3 million for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001. Selling, general and administrative expenses increased as a percentage of revenue to 199.2% for the six months ended June 30, 2002 compared to 21.0% for the six months ended June 30, 2001 as a result of the scale up of marketing personnel, advertising and media programs, and infrastructure to support the introduction of Digital Angel™ products.

        The GPS and Radio Communications segment's selling, general and administrative expenses decreased $0.2 million for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001. As a percentage of revenue, selling, general and administrative expenses decreased to 46.0% for the first six months of 2002 from 47.4% for the first six months of 2001.

        The Physician Call Center and Other segment's selling, general and administrative expenses were $0.3 million for the six months ended June 30, 2002. This segment was acquired on March 27, 2002 in the merger between Digital Angel Corporation and Medical Advisory Systems.

  Management Fees—Applied Digital Solutions, Inc.

        Management fees charged by Applied Digital Solutions amounted to $0.2 million and $0.4 million for the six months ended June 30, 2002 and 2001, respectively. These fees were for general and administrative services performed for us. As of March 27, 2002, we no longer pay a management fee to Applied Digital Solutions.

  Research and Development Expense

        Research and development expense from operations was $1.5 million for the six months ended June 30, 2002, a decrease of $0.9 million, or 35.9%, from $2.4 million for the six months ended June 30, 2001. As a percentage of revenue, research and development expense was 9.1% and 12.9% for the six months ended June 30, 2002 and 2001, respectively.

        Research and development expense for each of the operating segments was (in thousands):

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001
Animal Applications	$605	$555
Digital Angel Systems	701	1,855
GPS and Radio Communications	239	—
Physician Call Center and Other	—	—

Total	$1,545	$2,410

        The decrease in expense is primarily due to the completion of some Digital Angel™ technology development.

  Depreciation and Amortization

        Depreciation and amortization expense from operations was $1.8 million for the six months ended June 30, 2002, a decrease of $3.6 million, or 66.0%, from $5.4 million for the six months ended June 30, 2001. As a percentage of revenue, the depreciation and amortization expense was 10.8% and 28.9% for the six months ended June 30, 2002 and 2001, respectively.

        The decrease was primarily due to the adoption of FAS 142, which took effect January 1, 2002. There was no impairment of goodwill upon adoption of FAS 142. The adoption of FAS 142 requires the testing of goodwill for impairment at least annually, eliminating the need for monthly amortization of goodwill. Accordingly, goodwill amortization was not recorded during the first six months of 2002. Goodwill amortization, including goodwill amortization associated with the Advanced Wireless Group's equity investment in Medical Advisory Systems, amounted to $4.4 million in the first six months of 2001.

        Depreciation and amortization expense for each of the operating segments was (in thousands):

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001
Animal Applications	$290	$4,470
Digital Angel Systems	1,074	670
GPS and Radio Communications	290	243
Physician Call Center and Other	176	—

Total	$1,830	$5,383

        Interest Expense

        Interest expense was $1.9 million and $0.2 million for the six months ended June 30, 2002 and 2001, respectively. Interest expense for the six months ended June 30, 2002 includes interest expense of $1.8 million on the debt owed to IBM Credit Corporation by Applied Digital Solutions. As discussed in Note 1 to the financial statements, this debt was recognized by the Advanced Wireless Group due to Applied Digital Solutions' default on the loan agreement. On March 27, 2002, Applied Digital Solutions restructured its loan agreement with IBM Credit Corporation. The provisions of this restructuring included the Advanced Wireless Group being released from responsibility to repay this debt. Accordingly, Applied Digital Solutions assumed this liability on March 27, 2002.

  Income Taxes

        Our company and the Advanced Wireless Group had effective income tax rates of 0.0% and 2.0% for the six months ended June 30, 2002 and 2001, respectively. Differences in the effective income tax rates from the statutory federal income tax rate in 2002 arose primarily from valuation allowances recorded on deferred tax assets resulting from net operating losses and in 2001 arose primarily from valuation allowances recorded on deferred tax assets resulting from net operating losses, non-deductible goodwill amortization associated with acquisitions and state taxes net of federal benefits. The U.S. companies in the Advanced Wireless Group were included in Applied Digital Solutions' consolidated federal income tax return through March 27, 2002. Medical Advisory Systems and its subsidiaries file a separate consolidated federal income tax return. After March 27, 2002, the Advanced Wireless Group's U.S. subsidiaries will file a consolidated federal tax return with Medical Advisory Systems.

Liquidity and Capital Resources From Operations

        As of June 30, 2002, cash and cash equivalents totaled $0.6 million, unchanged from December 31, 2001. Through March 27, 2002, the Advanced Wireless Group used a cash management system to apply excess cash on hand against advances due to Applied Digital Solutions. Cash used in operating activities totaled $0.9 million and $0.8 million for the six months ended June 30, 2002 and 2001, respectively. In the first six months of 2002, the use of cash was due to the net loss, after adjusting for non-cash charges, increases in other current assets, and decreases in accounts payable and accrued expenses. Partially offsetting these uses of cash were increases in cash from decreases in accounts receivable. Accounts receivable, net of allowance for doubtful accounts, decreased by $0.9 million, or 16.8%, to $4.5 million at June 30, 2002 from $5.4 million at December 31, 2001. This decrease is primarily due to a slower rate of sales in the six months ended June 30, 2002 as compared with the rate of sales in 2001.

        Inventory levels decreased by $0.2 million to $5.6 million at June 30, 2002 from $5.8 million at December 31, 2001. Inventory acquired from our acquisition of Medical Advisory Systems amounted to $0.1 million.

        Accounts payable decreased by $0.4 million to $3.4 million at June 30, 2002 from $3.8 million at December 31, 2001. This was primarily due to the previously mentioned sales change and corresponding change in purchasing.

        Accrued expenses and other current liabilities increased by $2.3 million, or 112.4%, to $4.3 million at June 30, 2002 from $2.0 million at December 31, 2001. The increase was due to accrued acquisition costs, and accrued expenses acquired from the acquisition of Medical Advisory Systems.

        Investing activities used cash of $0.5 million in the first six months of 2002 and $0.8 million in the first six months of 2001. During the first six months of 2002 and 2001, $0.7 million and $1.1 million, respectively, were spent to acquire property and equipment.

        Financing activities provided cash of $1.4 million in the first six months of 2002 and 2001, respectively. Cash was provided primarily by stock option exercises in 2002 and additional investments by Applied Digital Solutions in the six months ended June 30, 2002 and 2001.

  Debt, Covenant Compliance and Liquidity

        Applied Digital Solutions maintains a term and revolving credit agreement with IBM Credit Corporation. Under the credit agreement in effect through March 27, 2002, IBM Credit Corporation maintained liens and security interests in the outstanding capital stock of the three Advanced Wireless Group subsidiaries and on their assets to collateralize Applied Digital Solutions' obligations to IBM Credit Corporation under the IBM credit agreement.

        Applied Digital Solutions generated a significant loss from operations in 2000. As a result, Applied Digital Solutions was not in compliance with certain financial covenants of the IBM credit agreement as of December 31, 2000. The IBM credit agreement was amended and restated on October 17, 2000 and further amended on March 30, 2001. In connection with the amendment on March 30, 2001, Digital Angel Corporation granted IBM Credit Corporation warrants to acquire 1.2 million shares of Digital Angel Corporation's common stock valued at $0.3 million. As of the March 30, 2001 amendment, Applied Digital Solutions was in compliance with the revised covenants.

        The IBM credit agreement contains certain quarterly financial covenants, which became more restrictive during 2001. Applied Digital Solutions anticipated that it would continue to comply in 2001 with the quarterly financial covenants in the IBM credit agreement. However, Applied Digital Solutions was not in compliance with its minimum EBITDA (as defined in the IBM credit agreement) or collateral shortfall covenants at June 30, 2001. Applied Digital Solutions was also not in compliance with the minimum EBITDA, Tangible Net Worth and Current Assets to Current Liabilities covenant requirements at September 30, 2001 and it again had a collateral shortfall. As of December 31, 2001, Applied Digital Solutions was not in compliance with various financial covenants, including minimum Tangible Net Worth, EBITDA, the ratio of Current Assets to Current Liabilities, and collateral. The IBM credit agreement was amended and restated on July 1, 2001, September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and February 27, 2002. These amendments extended the due dates of principal and interest payments under the IBM credit agreement until April 2, 2002.

        At December 31, 2001, Applied Digital Solutions' outstanding borrowings under the IBM credit agreement totaled $82.6 million. At that time, Applied Digital Solutions did not have the funds to repay the borrowings under the IBM credit agreement. Accordingly, the $82.6 million of outstanding borrowings was allocated to the Advanced Wireless Group, effective as of September 30, 2001, and was reflected as a current obligation in the December 31, 2001 combined balance sheet. Interest associated with the borrowings was allocated to the Advanced Wireless Group for the period from September 30, 2001 to March 27, 2002. Under the terms of the agreement and plan of merger with Medical Advisory Systems, the common stock and assets of the three Advanced Wireless Group subsidiaries were released from all liens and security interests under the IBM credit agreement, and the shares of our common stock beneficially owned by Applied Digital Solutions upon completion of the merger were transferred to the Digital Angel Share Trust as collateral for the debt. Applied Digital Solutions assumed the debt, which was treated as a capital contribution, resulting in an increase in additional paid-in capital of approximately $81.4 million.

        On March 1, 2002, Applied Digital Solutions and the Digital Angel Share Trust, a newly created Delaware business trust, and IBM Credit Corporation entered into a Third Amended and Restated Term Credit Agreement. The new credit agreement became effective on March 27, 2002, the effective date of the merger between Digital Angel Corporation and Medical Advisory Systems. Amounts outstanding under the new credit agreement bear interest at an annual rate of 17.0% and mature on February 28, 2003. No principal or interest payments are due until the maturity date. However, the maturity date will be extended for consecutive one-year periods if Applied Digital Solutions repays at least 40.0% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2003, and an additional 40.0% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2004. In any event, all amounts outstanding will be required to be repaid by August 15, 2005. If all amounts are not repaid by February 28, 2003, the unpaid amount will accrue interest at an annual rate of 25.0%, and if they are not repaid by February 28, 2004, the interest rate increases to 35.0%.

        Applied Digital Solutions' new credit agreement contains debt covenants made by Applied Digital Solutions relating to its financial position and performance, as well as our financial position and performance. Our ability to meet our financial performance requirements and be in compliance throughout 2002 with covenants in the new credit agreement that apply to us cannot be assured. If business conditions are other than as anticipated or other unforeseen events or circumstances occur, these may impact the ability of Applied Digital Solutions and us to remain in compliance with the covenants. In the absence of waiver or amendment to such financial covenants, such noncompliance would constitute an event of default under the new credit agreement, and IBM Credit Corporation would be entitled to accelerate the maturity of all amounts Applied Digital Solutions owes it. At June 30, 2002, we and Applied Digital Solutions are out of compliance with certain of the covenants. IBM Credit Corporation has waived such noncompliance at June 30, 2002. On September 30, 2002, the IBM credit agreement's debt covenants for the remainder of 2002 were amended. The amendment reduced our current ratio and Minimum Cumulative Modified EBITDA requirements, as defined in the IBM credit agreement, for the quarters ended September 30, 2002 and December 31, 2002. We expect to be in compliance with our debt covenants at September 30, 2002 and December 31, 2002, however there can be no assurances.

        On March 27, 2002, upon completion of the merger between Digital Angel Corporation and Medical Advisory Systems, in satisfaction of a condition to the consent to the merger by IBM Credit Corporation, Applied Digital Solutions transferred to the Digital Angel Share Trust, a Delaware business trust controlled by an advisory board, all of the shares of our common stock owned by it and, as a result, the Digital Angel Share Trust has legal title to approximately 74.1% of our common stock. The Digital Angel Share Trust has voting rights with respect to our common stock until Applied Digital Solutions' obligations to IBM Credit Corporation are repaid in full. The Digital Angel Share Trust may be obligated to liquidate the shares of our common stock owned by it for the benefit of IBM Credit Corporation if Applied Digital Solutions fails to make payments, or otherwise defaults, under its new credit agreement with IBM Credit Corporation.

        To date, financing from acquisitions, Applied Digital Solutions' advances and revenue generated from operations have been our primary sources of funding. However, we do not anticipate receiving additional advances from Applied Digital Solutions and we have not been able to generate positive cash flows from operations.

        On October 30, 2002, we executed a credit and security agreement with Wells Fargo Business Credit that, among other things, permits us to borrow up to $5,000,000 from Wells Fargo Business Credit from time to time in accordance with, and pursuant to the terms of, the credit and security agreement. Amounts borrowed under the credit facility are general obligations of our company secured by a first priority lien on substantially all of our assets, including, but not limited to, our accounts receivable and our patents and other intellectual property relating to the Digital Angel™ product. The outstanding principal balance of the credit facility bears interest per annum at a rate equal to the rate of interest publicly announced from time to time by Wells Fargo Bank National Association as its "prime rate" plus three percentage points. Notwithstanding this interest rate, the aggregate amount of interest paid to Wells Fargo Business Credit per year under the credit facility shall not be less than $120,000. The credit facility will expire on October 30, 2005, at which time the entire outstanding balance of the credit facility will become due and payable.

        The credit and security agreement requires us to meet certain financial covenants, including a monthly minimum book net worth, monthly minimum earnings before taxes and a limitation on capital expenditures during 2003. Any breach of these financial covenants by us will constitute an event of default under the credit and security agreement. The credit and security agreement also provides that any change of control of our company will constitute an event of default under the credit and security agreement. A change of control will include, but not be limited to, the acquisition by any person or group of persons of more than 25% of the voting power of all classes of our common stock. In the event Applied Digital Solutions defaults under the IBM credit agreement, the Digital Angel Share Trust will be obligated, upon the request of IBM Credit Corporation, to sell all or a portion of our common stock held by the Digital Angel Share Trust. To the extent such sales by the Digital Angel Share Trust result in a person or group of persons owning, in the aggregate, 25% or more of our common stock, such sales will be deemed to constitute an event of default under the credit and security agreement. There can be no assurance that Applied Digital Solutions will not default under the IBM credit agreement or that, upon any such default, IBM Credit Corporation will not cause the sale of more than 25% of our common stock to any person or group of persons. See, "RISK FACTORS—Our majority stockholder, the Digital Angel Share Trust, owns 74.1% of our common stock, is able to completely control our board of directors and may support action that conflicts with the interests of other stockholders."

        It is possible that we will not have sufficient funds to repay the outstanding balance on the credit facility when it becomes due and payable. Accordingly, it is possible that we will need to obtain the funds necessary to repay the credit facility either through the refinancing of the credit facility, the issuance of additional equity or debt securities or the sale of assets. We have not received a commitment from any institutional or other lender or investor to loan the funds or purchase any equity or debt securities which we may seek to issue to refinance our indebtedness under the credit facility. If we are unable to obtain funds to repay this indebtedness on acceptable terms, or at all, we may be forced to dispose of assets or take other actions on disadvantageous terms, which could result in losses to our company and have a material adverse effect on our financial condition.

        The occurrence of an event of default under the credit and security agreement would subject us to the risk of foreclosure on substantially all of our assets to the extent necessary to repay any amounts due under the credit facility, including, but not limited to, principal, interest, penalties or other costs and expenses incurred. There can be no assurance that we will continue to comply with the financial covenants of the credit and security agreement or that another event of default will not occur.

        Management believes that the amount available under the credit facility will be sufficient to meet our capital requirements for at least the next twelve months. However, we may need to obtain additional capital in the future. Our future capital requirements will depend upon a variety of factors, including, but not limited to, the rate of increase or decrease in our existing business base; the success, timing and amount of investment required to bring new products to market; revenue growth or decline; and potential acquisitions. There can be no assurance that we will be able to obtain future financing in an amount sufficient to implement our business plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE ADVANCED WIRELESS GROUP

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying financial statements and related notes thereto.

Our Business

        Prior to the merger between Digital Angel Corporation and Medical Advisory Systems on March 27, 2002, our business consisted of: the former Digital Angel Corporation and Timely Technology, which were wholly-owned subsidiaries of Applied Digital Solutions and Signature Industries, which was an 85.0%-owned subsidiary of Applied Digital Solutions. The former Digital Angel Corporation was the result of the merger in September 2000 of Destron Fearing Corporation and Digital Angel.net, Inc. Applied Digital Solutions purchased Timely Technology in April 2000 and Signature Industries in June 1998. Prior to March 27, 2002, the Advanced Wireless Group operated in four segments—Animal Tracking, Digital Angel Technology, Digital Angel Delivery System and Radio Communications and Other. Following the merger in March 2002, the Advanced Wireless Group reorganized into four segments: Animal Applications, Digital Angel Systems, GPS and Radio Communications and Physician Call Center and Other. Animal Applications is the new name of our segment previously identified as Animal Tracking. We combined our Digital Angel Technology segment with our Digital Angel Delivery System segment to form the new Digital Angel Systems segment, which is now managed as a single business unit. GPS and Radio Communications is the new name of our segment previously identified as Radio Communications and Other and represents the activity of Signature Industries, which is located in the United Kingdom. Physician Call Center and Other reflects the Medical Advisory Systems business. Prior period segment information has been restated to reflect our current segment structure.

Fiscal Year Ended December 31, 2001 Compared to Fiscal Year Ended December 31, 2000 and Fiscal Year Ended December 31, 1999

  Net Loss

        Net loss was $17.4 million, $3.9 million and $1.0 million in 2001, 2000 and 1999, respectively. The net loss in 2001 and 2000 was primarily the result of goodwill amortization associated with the acquisitions of Digital Angel Corporation and Timely Technology during 2000 and research and development expenses incurred in connection with the Digital Angel Systems and Animal Applications segments. Also, a portion of the loss for 2001 was attributed to the allocation of interest expense associated with Applied Digital Solutions' borrowings under its credit agreement with IBM Credit Corporation. The net operating results for 1999 consisted of the performance of the GPS and Radio Communications segment as more fully discussed below.

        The following table summarizes the Advanced Wireless Group's results of operations as a percentage of net operating revenue for the years ended December 31, 2001, 2000 and 1999 and is derived from the Advanced Wireless Group's combined financial statements.

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	%	%	%
Product revenue	93.0	88.1	100.0
Service revenue	7.0	11.9	—

	100.0	100.0	100.0
Cost of products sold	56.7	51.8	55.4
Cost of services sold	5.7	6.4	—

Total cost of products and services sold	62.4	58.2	55.4
Gross profit	37.6	41.8	44.6
Selling, general and administrative expense	29.3	35.2	48.3
Research and development expense	14.2	10.0	—
Asset impairment	2.0	—	—
Depreciation and amortization	34.5	13.3	3.9
Interest income	—	(0.1)	—
Interest expense	5.9	0.5	0.3

Loss before provision for income taxes and minority interest and equity in net loss of affiliate	(48.3)	(17.1)	(7.9)
Provision for income taxes	0.1	0.3	—

Loss before minority interest	(48.4)	(17.4)	(7.9)
Minority interest and equity in net loss of affiliate	0.6	—	1.2
Equity in net loss of affiliate	0.9	—	—

Net loss	(48.7)	(17.4)	(6.7)

  Net Loss

        Net loss for the three years ended December 31, 2001, 2000 and 1999 each of the operating segments was as follows:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	(In thousands)
Animal Applications	$(9,806)	$(2,335)	$—
Digital Angel Systems	(6,373)	(1,512)	—
GPS and Radio Communications	(1,230)	(23)	(968)
Physician Call Center and Other	—	—	—

Total	$(17,409)	$(3,870)	$(968)

        Net loss as a percentage of revenue for the three years ended December 31, 2001, 2000 and 1999 for each operating segment was as follows:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	%	%	%
Animal Applications	(44.4)	(35.3)	—
Digital Angel Systems	(252.9)	(57.1)	—
GPS and Radio Communications	(11.0)	(0.2)	(6.7)
Physician Call Center and Other	—	—	—

Total	(48.7)	(17.4)	(6.7)

        The Animal Applications segment had a net loss of $9.8 million, or 44.4% of revenue, for 2001 and $2.3 million, or 35.3% of revenue, for 2000 due primarily to the amortization of goodwill associated with the acquisition of Destron Fearing on September 8, 2000. In addition, a portion of the net loss for 2001 was attributed to the allocation of interest expense associated with Applied Digital Solutions' indebtedness to its lender, IBM Credit Corporation. The Advanced Wireless Group did not generate net income or loss from this segment during 1999.

        The Digital Angel Systems segment had a net loss of $6.4 million, or 252.9% of revenue, for 2001, and net loss of $1.5 million, or 57.1% of revenue, for 2000. The loss for 2001 was attributed primarily to the amortization of goodwill associated with the acquisition of Timely Technology, acquired on April 1, 2000 and the amortization of software acquired during the second quarter of 2001. In addition, a portion of the net loss in 2001 was attributed to the allocation of interest expense associated with Applied Digital Solutions' indebtedness to its lender, IBM Credit Corporation. The net loss in 2000 was primarily attributed to research and development expenses. The Advanced Wireless Group did not generate net income or loss from this segment during 1999.

        The GPS and Radio Communications segment had a net loss of $1.2 million for 2001, $0.02 million for 2000 and $1.0 million for 1999. The net loss for 2001 was attributed primarily to a decline in sales, and related gross profits, in the electrical parts and mobile data businesses. In addition, a portion of the net loss for 2001 was attributed to the allocation of interest expense associated with Applied Digital Solutions' indebtedness to its lender, IBM Credit Corporation. The improved operating performance during 2000 was attributed primarily to a reduction in selling, general and administrative expense.

        The Physician Call Center and Other segment did not generate a net loss in the periods presented as the segment was acquired in the March 27, 2002 merger between Digital Angel Corporation and Medical Advisory Systems.

  Revenue

        Revenue from operations for 2001 was $35.7 million, an increase of $13.5 million, or 60.6%, from 2000. Revenue for 2000 was $22.3 million, an increase of $7.9 million, or 54.7%, from $14.4 million for 1999.

        Revenue for the three years ended December 31, 2001, 2000 and 1999 each of the operating segments was as follows:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	(In thousands)
Animal Applications	$22,074	$6,618	$—
Digital Angel Systems	2,520	2,647	—
GPS and Radio Communications	11,144	12,986	14,380
Physician Call Center and Other	—	—	—

Total	$35,738	$22,251	$14,380

        The Animal Applications segment's revenue increased $15.5 million for 2001 compared to 2000, and increased $2.2 million for 2001 when compared to 2000 on an annualized basis. The increase in revenue on an annualized basis was attributed to increased sales of pet identification products in the United States and European markets. The $6.6 million increase in revenue during 2000 was due to the acquisition of Destron Fearing on September 8, 2000. The Advanced Wireless Group did not generate revenue from this segment during 1999.

        The Digital Angel Systems segment revenue decreased $0.1 million for 2001 compared to 2000. However, revenue decreased $1.0 million for 2001 when compared to revenue for 2000 on an annualized basis. The decrease in revenue on an annualized basis was attributed primarily to the completion of existing client projects. Revenue increased $2.6 million in 2000 compared to 1999. Timely Technology, acquired on April 1, 2000, contributed all of the increase. The Advanced Wireless Group did not generate revenue from this segment during 1999.

        The GPS and Radio Communications segment's revenue decreased by $1.9 million, or 14.2%, for 2001 compared to 2000 and decreased $1.4 million, or 9.7%, for 2000 compared to 1999. The decrease during 2001 was attributed to a decline in sales of the electrical parts and mobile data businesses. The decrease during 2000 was attributed to the loss of a manufacturing contract in mid-1999.

        The Advanced Wireless Group did not generate revenue from the Physician Call Center and Other segment in the years ended 2001, 2000 and 1999, as the segment was acquired on March 27, 2002 in the merger between Digital Angel Corporation and Medical Advisory Systems.

  Gross Profit and Gross Profit Margin

        Gross profit from operations for 2001 was $13.4 million, an increase of $4.1 million, or 44.5%, from 2000. Gross profit from operations for 2000 was $9.3 million, an increase of $2.9 million, or 45.0%, from $6.4 million in 1999. Gross profit margin was 37.6%, 41.8% and 44.6%, of revenue for the years ended December 31, 2001, 2000 and 1999, respectively.

        Gross profit from operations for the three years ended December 31, 2001, 2000 and 1999 for each operating segment was as follows:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	(In thousands)
Animal Applications	$7,822	$2,201	$—
Digital Angel Systems	473	1,213	—
GPS and Radio Communications	5,144	5,886	6,416
Physician Call Center and Other	—	—	—

Total	$13,439	$9,300	$6,416

        Gross profit margin from operations for the three years ended December 31, 2001, 2000 and 1999 for each operating segment was as follows:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	%	%	%
Animal Applications	35.4	33.3	—
Digital Angel Systems	18.8	45.8	—
GPS and Radio Communications	46.2	45.3	44.6
Physician Call Center and Other	—	—	—

Total	37.6	41.8	44.6

        The Animal Applications segment's gross profit increased $5.6 million for 2001 compared to 2000 and increased $1.2 million for 2001 when compared to 2000 on an annualized basis. The increase was attributed primarily to the previously discussed increase in sales. Gross profit increased $2.2 million in 2000 from 1999 due to the acquisition of Destron Fearing Corporation on September 8, 2000. Margins were 35.4%, 33.3% and 0.0% in 2001, 2000 and 1999, respectively. Gross profit and margins increased for 2001 compared to 2000 due to a favorable product mix in electronic products. This segment did not contribute gross profit during 1999.

        The Digital Angel Systems segment's gross profit decreased $0.7 million for 2001 compared to 2000 and decreased $1.1 million for 2001 when compared to annualized gross profit for 2000. The decrease in 2001 gross profit was attributed to the previously discussed decline in sales and increased investment in software engineering to support the development of the Digital Angel™ product. Gross profit increased $1.2 million for 2000 compared to 1999. Timely Technology, which was acquired on April 1, 2000, contributed all of the increase. The gross profit generated during 2000 resulted from sales of web hosting and transaction processing support revenues. The Advanced Wireless Group did not generate gross profit from this segment during 1999. The gross margin percentage was 18.8% and 45.8% during 2001 and 2000, respectively.

        The GPS and Radio Communications segment's gross profit decreased by $0.7 million, or 12.6%, for 2001 compared to 2000 due to the previously discussed decline in sales. Gross profit decreased by $0.5 million, or 8.3%, for 2000 compared to 1999 due to the loss of a manufacturing contract in mid-1999. The gross margin percentage was 46.2%, 45.3% and 44.6% during 2001, 2000 and 1999, respectively. The increase in margins during 2001 was attributed to improved product mix in the GPS locator products.

  Selling, General and Administrative Expense

        Selling, general and administrative expense from operations was $10.5 million for 2001, an increase of $2.7 million, or 33.7%, from $7.8 million in 2000. Selling, general administrative expense for 2000 increased $0.9 million, or 12.7%, from $6.9 million in 1999. As a percentage of revenue, selling, general and administrative expense was 29.3%, 35.2% and 48.3% during 2001, 2000 and 1999, respectively.

        Selling, general and administrative expense for the years ended December 31, 2001, 2000 and 1999 for each of the operating segments was as follows:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	(In thousands)
Animal Applications	$4,888	$1,955	$—
Digital Angel Systems	451	508	—
GPS and Radio Communications	5,128	5,367	6,948
Physician Call Center and Other	—	—	—

Total	$10,467	$7,830	$6,948

        Selling, general and administrative expense as a percentage of revenue for the years ended December 31, 2001, 2000 and 1999 for each of the operating segments was as follows:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	%	%	%
Animal Applications	22.1	29.5	—
Digital Angel Systems	17.9	19.2	—
GPS and Radio Communications	46.0	41.3	48.3
Physician Call Center and Other	—	—	—

Total	29.3	35.2	48.3

        The Animal Applications segment's selling, general and administrative expense increased $2.9 million for 2001 from 2000 and decreased $1.0 million for 2001 compared to 2000 on an annualized basis. As a percentage of revenue, selling, general and administrative expense decreased to 22.1% from 29.5% in 2000. The decrease in selling, general and administrative expense on an annualized basis was attributed to reduced expenses for legal, accounting and investor relations. The increase in selling, general and administrative expense in 2000 compared to 1999 was the result of the acquisition of Destron Fearing in September 2000. Accordingly, selling, general and administrative expense was not incurred for this segment during 1999.

        The Digital Angel Systems segment's selling, general and administrative expenses decreased $0.06 million in 2001 as compared to 2000. Selling, general and administrative expense increased $0.2 million for 2001 when compared to 2000 on an annualized basis. The increase for 2001 was attributed to investment spending to support the introduction of the Digital Angel™ products. Selling, general and administrative expense increased $0.5 million in 2000 from 1999. Timely Technology, acquired on April 1, 2000, contributed all of the increase. Accordingly, the Advanced Wireless Group did not incur selling, general and administrative expense from this segment during 1999.

        The GPS and Radio Communications segment's selling, general and administrative expenses decreased $0.2 million for 2001 and as a percentage of revenue increased to 46.0% from 41.3% for 2000. Selling general and administrative expense decreased $1.6 million for 2000 compared to 1999 and as a percentage of revenue decreased to 41.3% from 48.3% in 1999 primarily as a result of a staff reduction.

        The Physician Call Center and Other segment was acquired on March 27, 2002 in the merger between Digital Angel Corporation and Medical Advisory Systems. Accordingly, this segment did not incur selling, general and administrative expenses during the periods presented.

  Research and Development Expense

        Research and development expense from operations was $5.1 million for 2001, an increase of $2.9 million, or 126.9%, from $2.2 million in 2000. The Advanced Wireless Group did not incur research and development expense during 1999. As a percentage of revenue, research and development expense was 14.2% and 10.0% for 2001 and 2000, respectively.

        Research and development expense for the years ended December 31, 2001, 2000 and 1999 for each of the operating segments was as follows:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	(In thousands)
Animal Applications	$1,057	$197	$—
Digital Angel Systems	4,014	2,038	—
GPS and Radio Communications	—	—	—
Physician Call Center and Other	—	—	—

Total	$5,071	$2,235	$—

        The Animal Applications segment research and development expense increased $0.9 million for 2001 from 2000 and increased $0.5 million for 2001 compared to 2000 on an annualized basis. As a percentage of revenue, research and development expense increased to 4.8% from 3.0% in 2000. The increase in research and development expense was attributed to investments made to develop products in the livestock and fisheries businesses. Research and development expense increased in 2000 by $2.2 million. The increase in 2000 was the result of the acquisition of Destron Fearing in September 2000. Accordingly, research and development expense was not incurred for this segment during 1999.

        The Digital Angel Systems segment was founded in late 1999 and research and development of products began during 2000. These expenses were attributed primarily to the development of the Digital Angel™ product.

  Depreciation and Amortization

        Depreciation and amortization expense from operations was $12.3 million in 2001, an increase of $9.4, or 316.3%, from 2000. Depreciation and amortization expense was $3.0 million in 2000, an increase of $2.4 million, or 424.2%, from 1999. As a percentage of revenue, depreciation and amortization expense was 34.5%, 13.3% and 3.9% for 2001, 2000 and 1999, respectively.

        In conjunction with the review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Advanced Wireless Group reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, reduced the lives to periods ranging from 5 to 10 years, from periods ranging from 10 to 20 years, to reflect current economic trends associated with the nature of recent acquisitions. The impact in 2000 of this change was an increase in amortization of approximately $1.0 million.

        Depreciation and amortization expense for the three years ended December 31, 2001, 2000 and 1999 for each of the operating segments was as follows:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	(In thousands)
Animal Applications	$9,385	$2,314	$—
Digital Angel Systems	2,335	135	—
GPS and Radio Communications	611	513	565
Physician Call Center and Other	—	—	—

Total	$12,331	$2,962	$565

        The increases in depreciation and amortization expense for the Animal Applications and Digital Angel Systems segments for 2001 and 2000 were attributed primarily to goodwill amortization resulting from the acquisitions of Destron Fearing Corporation and Timely Technology in 2000 and the shortening of the lives of goodwill effective October 2000. The increase for 2001 compared to 2000 for the GPS and Radio Communications segment was attributed to the change in the goodwill life from 20 to 10 years effective October 1, 2000, and the decrease for 2000 compared to 1999 to reduced levels of capital investment during 1999. The Physician Call Center and Other segment became part of the Advanced Wireless Group on March 27, 2002 as part of the merger between Digital Angel Corporation and Medical Advisory Systems. Accordingly, it did not incur any depreciation or amortization expense during the periods presented.

  Asset Impairment

        The GPS and Radio Communications segment incurred an impairment charge of $0.7 million for the year ended December 31, 2001 in connection with the impairment of goodwill associated with a prior acquisition.

  Interest Expense

        Interest expense was $2.1 million, $0.1 million and $0.04 million for 2001, 2000 and 1999, respectively. Interest expense for 2001 was attributed primarily to an allocation of interest expense associated with the borrowings under the IBM credit agreement for the fourth quarter of 2001. Because the outstanding borrowings were not considered an obligation of the Advanced Wireless Group until September 30, 2001, interest was only allocated to the Advanced Wireless Group during the fourth quarter of 2001. Interest expense for 2000 and 1999 was a function of the level of outstanding debt and was principally associated with notes payable and advances from Applied Digital Solutions.

  Income Taxes

        The Advanced Wireless Group had an effective income tax rate of 0.2% and 1.5% for 2001 and 2000, respectively. The Advanced Wireless Group did not incur a provision for income taxes for 1999. Differences in the effective income tax rates from the statutory federal income tax rates arose primarily from the increase or reduction of valuation allowances related to net operating loss carryforwards, non-deductible goodwill amortization associated with acquisitions and state taxes net of federal benefits. The Advanced Wireless Group recorded valuation allowances against certain of its gross deferred tax assets because the realization of those assets was dependent on future earnings, which were uncertain. During 2001 and 2000, the former Digital Angel Corporation and Timely Technology, the United States companies, were included in Applied Digital Solutions' consolidated federal income tax return.

  Liquidity and Capital Resources

        As of December 31, 2001, cash and cash equivalents totaled $0.6 million, an increase of $0.4 million, or 189.3%, from $0.2 million at December 31, 2000. The Advanced Wireless Group utilized a cash management system to apply excess cash on hand against advances due to Applied Digital Solutions. Cash used in operating activities totaled $3.2 million for 2001. The use of cash was due to the net loss, after adjusting for non-cash charges, and increases in accounts receivable and inventory. Partially offsetting these uses of cash were increases in cash from accounts payable and accrued expenses and prepaid expenses. During 2000, cash of $1.4 million was used. The use of cash was due to the net loss, after adjusting for non-cash charges, and increases in inventory and prepaid expenses. Partially offsetting the uses was $0.8 million from accounts receivable.

        Accounts receivable, net of allowance for doubtful accounts, remained relatively constant at $5.4 million at December 31, 2001 from $5.3 million at December 31, 2000.

        Inventory levels increased by $0.4 million, or 8.4%, to $5.8 million at December 31, 2001 compared to $5.4 million at December 31, 2000. The increase in inventory was attributed to normal seasonal fluctuations in response to the timing of customer shipping orders.

        Current assets increased by $1.1 million, or 9.7%, to $12.5 million at December 31, 2001 compared to $11.4 million at December 31, 2000. The increase was attributed primarily to increases in cash and inventories as discussed above.

        Property and equipment increased by $9.1 million, or 167.7%, to $14.5 million at December 31, 2001 compared to $5.4 million at December 31, 2000. This increase was due primarily to the acquisition of software associated with the Digital Angel Systems segment during 2001.

        Goodwill decreased to $72.9 million at December 31, 2001 compared to $77.6 million at December 31, 2000 due to amortization. The amortization was partially offset by an increase in goodwill associated with an earnout payment achieved in the second quarter of 2001.

        Investment in affiliate, was $6.8 million at December 31, 2001. This investment relates to the former Digital Angel Corporation's acquisition of a 16.6% interest in Medical Advisory Systems during February of 2001.

        Accounts payable increased by $1.2 million, or 45.0%, to $3.8 million at December 31, 2001 from $2.6 million at December 31, 2000. The increase is a result of improved management of cash.

        Accrued expenses increased by $0.2 million, or 11.8%, to $2.0 million at December 31, 2001 from $1.8 million at December 31, 2000. The increase was attributed primarily to Digital Angel™ related expenses.

        Current liabilities increased by $83.9 million, or 1883.04%, to $88.4 million at December 31, 2001 compared to $4.5 million at December 31, 2000. This increase was primarily due to the allocation of Applied Digital Solutions' outstanding borrowings under its USA revolving credit line and term loans with IBM Credit Corporation. These borrowings, which totaled $82.6 million, were reflected as a current obligation of the Advanced Wireless Group at December 31, 2001 as a result of Applied Digital Solutions' determination that it would not be able to repay its obligations under its credit line and term loans with IBM Credit Corporation. IBM Credit Corporation maintained liens and security interests in the common stock and assets of the Advanced Wireless Group's businesses, which necessitated the allocation of Applied Digital Solutions' obligations to the Advanced Wireless Group's financial statements at December 31, 2001. See Note 2 to the Advanced Wireless Group's Combined Financial Statements for the Years Ended December 31, 2001 and 2000 and the discussion below under the heading Debt Covenant Compliance and Liquidity.

        Long-term debt and notes payable remained relatively constant at $2.4 million and $2.5 million at December 31, 2001 and December 31, 2000, respectively. Long-term debt and notes payable consists of mortgage notes payable collateralized by land and buildings.

        Investing activities used cash of $1.3 million for 2001 and provided cash of $1.1 million for 2000. During 2001, $1.3 million was spent to acquire property and equipment. During 2000, $1.9 million was provided by acquired businesses and $0.8 million was spent to acquire property and equipment.

        Financing activities provided cash of $4.9 million for 2001 and $0.4 million for 2000. This activity was attributed primarily to additional investment by Applied Digital Solutions. In addition, during 2000, we used $0.2 million to pay notes payable.

        The Advanced Wireless Group incurred research and development expense of $5.1 million and $2.2 million during 2001 and 2000, respectively. Since inception, the Advanced Wireless Group incurred research and development expense of approximately $7.3 million. These expenses were funded by a combination of advances from Applied Digital Solutions and from cash provided by operations.

  Debt, Covenant Compliance and Liquidity

        Applied Digital Solutions maintains a term and revolving credit agreement with IBM Credit Corporation. The IBM credit agreement provides for a revolving credit line in the United States, a revolving credit line in Canada and certain term loans. Under the credit agreement in effect at December 31, 2001, IBM Credit Corporation maintained liens and security interests in the outstanding capital stock of the businesses comprising the Advanced Wireless Group as well as liens on and security interests in the assets the Advanced Wireless Group's businesses. These liens and security interests collateralized borrowings under the United States revolving credit line and term loans.

        Applied Digital Solutions generated a significant loss from operations in 2000. As a result, Applied Digital Solutions was not in compliance with certain financial covenants of the IBM credit agreement as of December 31, 2000. The IBM credit agreement was amended and restated on October 17, 2000 and further amended on March 30, 2001. In connection with the amendment on March 30, 2001, the former Digital Angel Corporation granted IBM Credit Corporation warrants to acquire 1.2 million shares of the former Digital Angel Corporation's common stock valued at $0.3 million. As of the March 30, 2001 amendment, Applied Digital Solutions was in compliance with the revised covenants.

        The IBM credit agreement contains certain quarterly financial covenants, which became more restrictive during 2001. Applied Digital Solutions anticipated that it would continue to comply in 2001 with the quarterly financial covenants in the IBM credit agreement. Management's business plans for Applied Digital Solutions anticipated year to year increases in revenues due to increased volumes, improved working capital management, reduced capital spending, successful implementation of on-going cost savings initiatives, improved operating efficiencies, and the disposition of non-core businesses.

        Applied Digital Solutions was not in compliance with its minimum EBITDA (as defined in the IBM credit agreement) or collateral shortfall covenants at June 30, 2001. Applied Digital Solutions was also not in compliance with the minimum EBITDA, Tangible Net Worth and Current Assets to Current Liabilities covenant requirements at September 30, 2001 and it again had a collateral shortfall. As of December 31, 2001, Applied Digital Solutions was not in compliance with various financial covenants, including: negative Tangible Net Worth of $71.8 million, or $37.3 million less than the minimum requirement, actual EBITDA was a negative $142.2 million, or $153.2 million less than the Minimum EBITDA covenant, Current Assets to Current Liabilities was 0.33 to 1.0 compared to a minimum requirement of 0.80 to 1.0 and Applied Digital Solutions had a collateral shortfall of $42.7 million, or $35.7 million more than the allowable shortfall of $7.0 million. The IBM credit agreement was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001,

September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and February 27, 2002. These amendments extended the due dates of principal and interest payments of $4.2 million and $2.9 million, respectively, until April 2, 2002.

        The total amounts outstanding on March 27, 2002, the effective date of the new credit agreement, were $82.6 million. As part of the amendments to the agreement with IBM Credit Corporation, Applied Digital Solutions paid bank fees of $0.4 million in April 2001 and $0.3 million in March 2002 and issued warrants to IBM Credit Corporation valued at $1.9 million in April 2001. The bank fees and fair value of the warrants are recorded as deferred financing fees and are being amortized over the life of the debt as interest expense.

        As a result of the events of default under the IBM credit agreement and continued operating losses in fiscal 2001, it was determined during the third quarter of fiscal 2001, that substantial doubt existed about Applied Digital Solutions' ability to continue as a going concern. At December 31, 2001, outstanding borrowings under the United States revolving credit line and term loans totaled $82.6 million. At September 30, 2001, Applied Digital Solutions did not have the funds available to repay the borrowings under the IBM credit agreement. Accordingly, the $82.6 million of outstanding borrowings was allocated to the Advanced Wireless Group at September 30, 2001 and was reflected as a current obligation in the December 31, 2001 combined balance sheet. Interest associated with the borrowings was allocated to the Advanced Wireless Group from the period September 30, 2001 to December 31, 2001. Because the outstanding borrowings were not considered the Advanced Wireless Group's obligation until September 30, 2001, interest was allocated to the Advanced Wireless Group from September 30, 2001. Under the terms of the agreement and plan of merger with Medical Advisory Systems, the common stock and assets of the three subsidiaries comprising the Advanced Wireless Group were released from all liens and security interests under the IBM credit agreement, and the shares of Medical Advisory Systems common stock beneficially owned by Applied Digital Solutions upon completion of the merger were pledged to IBM Credit Corporation as collateral for the debt.

        On March 1, 2002, Applied Digital Solutions and the Digital Angel Share Trust, a newly created Delaware business trust, and IBM Credit Corporation entered into a Third Amended and Restated Term Credit Agreement. The new credit agreement became effective on March 27, 2002 the effective date of the merger between Digital Angel Corporation and Medical Advisory Systems. Amounts outstanding under the new credit agreement bear interest at an annual rate of 17.0% and mature on February 28, 2003. No principal or interest payments are due until the maturity date. However, the maturity date will be extended for consecutive one-year periods if Applied Digital Solutions repays at least 40.0% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2003 and an additional 40.0% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2004. In any event, all amounts outstanding will be required to be repaid by August 15, 2005. If all amounts are not repaid by February 28, 2003, the unpaid amount will accrue interest at an annual rate of 25.0%. If not repaid by February 28, 2004, the interest rate increases to 35.0%.

        On March 27, 2002, upon completion of the merger between Digital Angel Corporation and Medical Advisory Systems, in satisfaction of a condition to the consent to the merger by IBM Credit Corporation, Applied Digital Solutions transferred to the Digital Angel Share Trust, a Delaware business trust controlled by an advisory board, all of the shares of Medical Advisory Systems common stock owned by it and, as a result, the trust has legal title to approximately 74.1% of the Medical Advisory Systems common stock. The Digital Angel Share Trust has voting rights with respect to the Medical Advisory Systems common stock until the Applied Digital Solutions' obligations to IBM Credit Corporation are repaid in full. The Digital Angel Share Trust may be obligated to liquidate the shares of Medical Advisory Systems common stock owned by it for the benefit of IBM Credit Corporation in the event the Applied Digital Solutions fails to make payments, or otherwise defaults, under its new credit agreement with IBM Credit Corporation.

PLAN OF DISTRIBUTION

        We and the selling stockholders, or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares covered by this prospectus at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We and the selling stockholders may offer our shares at various times in one or more of the following transactions:

  •
  on any national securities exchange, or other market on which our common stock may be listed at the time of sale, including the AMEX;

  •
  in the over-the-counter market;

  •
  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in transactions to cover short sales; and

  •
  through a combination of any such methods of sale.

        In addition, the selling stockholders may also sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 under the requirements of such rule rather than pursuant to this prospectus.

        We and the selling stockholders may sell our shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell our shares upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by us and/or the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from us and/or a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker- dealers may pay to or receive from the purchasers of such shares commissions as described above.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

        Each time we use this prospectus to sell our common stock, we will also provide a prospectus supplement that contains the specific terms of the offering. We will identify any underwriter or agent that we use, as well as any compensation that these underwriters or agents will receive from us, or otherwise, in the applicable prospectus supplement. The prospectus supplement will also include information regarding the terms of our relationship with any underwriters or agents, their obligations with respect to that offering, and information regarding the proceeds of the offering.

        We may enter into agreements with underwriters, dealers and agents who agree to assist us in the offer and sale of our common stock. Under these agreements, we may agree to indemnify the underwriters, dealers and agents against certain liabilities, including liabilities under the securities laws. We may also agree to contribute to any payments that the underwriters, dealers or agents may be required to make under the securities or other laws.

        From time to time the selling stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

        We are required to pay the majority of the fees and expenses incident to the registration of our common stock hereunder. Additionally, we have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

DESCRIPTION OF OUR COMMON STOCK

        Our common stock is listed for trading of the American Stock Exchange (AMEX) under the symbol "DOC." The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors and paid by us out of funds legally available therefor and to share ratably in our assets available for distribution after the payment of all prior claims in the event we liquidate, dissolve or wind-up our business, and after payment to the holders of any of our preferred stock. Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders. Our common stock does not have cumulative voting rights. The rights of the holders of our common stock will be subject to any preferential rights of any class or series of our preferred stock that we might issue. Holders of our common stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto.

EXPERTS

        The combined financial statements of the Advanced Wireless Group as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Medical Advisory Systems as of and for the years ended October 31, 2001 and 2000 included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their reports appearing elsewhere herein and in the registration statement and have been included herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Destron Fearing Corporation as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999 included in this prospectus have been audited by Arthur Andersen LLP, Destron Fearing Corporation's former independent public accountants. The financial statements referred to above have been included in this prospectus in reliance upon the authority of that firm as experts in giving such reports.

        We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the inclusion in this prospectus of their report on such financial statements. As a result, you will not be able to sue Arthur Andersen under Section 11 of the Securities Act of 1933 in the event the registration statement, as of the time it became effective, contained an untrue statement or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        The financial statements of Timely Technology as of and for the year ended December 31, 1999 included in this prospectus and in the registration statement of which this prospectus is a part, have been so included in reliance on the report of Rubin, Brown, Gornstein & Co. LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        An opinion has been rendered by the law firm of Baker & Hostetler LLP to the effect that the shares of our common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. by calling 1-800-SEC-0330. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

        All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

        We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. This prospectus is dated                        , 2002. You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

DEALER PROSPECTUS DELIVERY OBLIGATION

        Until                        , 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Section 102(b)(7) of the Delaware General Corporation Law, enables a Delaware corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or it stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the Delaware General Corporation Law empowers us to indemnify, subject to the standards set forth therein, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was one of our directors, officers, employees or agents, or is or was serving as such with respect to another entity at our request. The Delaware General Corporation Law also permits us to purchase insurance on behalf of any such director, officer, employee or agent. Our restated certificate of incorporation, as amended, provides in effect for the elimination of the personal liability of our directors for breaches of fiduciary duty and for the indemnification by us of each of our directors and officers, in each case, to the fullest extent permitted by applicable law. We purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power or the obligation to indemnify him or her against such liability under the provisions of our restated certificate of incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS

DIGITAL ANGEL CORPORATION
Condensed Consolidated Financial Statements as of and for the Six Months Ended June 30, 2002 and Combined Financial Statements as of December 31, 2001 and for the Six Months Ended June 30, 2001
DIGITAL ANGEL CORPORATION
Pro Forma Financial Information For the Year Ended December 31, 2001 and the Six Months Ended June 30, 2002
ADVANCED WIRELESS GROUP
Combined Financial Statements as of December 31, 2001 and 2000 and the Three Years Ended December 31, 2001
MEDICAL ADVISORY SYSTEMS, INC.
Financial Statements as of and for the Years Ended October 31, 2001 and 2000
DESTRON FEARING CORPORATION
Financial Statements as of September 30, 1999 and 1998 and the Three Years Ended September 30, 1999
TIMELY TECHNOLOGY CORPORATION
Financial Statements as of and for the Year Ended December 31, 1999

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS
(In thousands, except par value)

	Digital Angel Corporation and Subsidiaries (Consolidated) June 30, 2002	Advanced Wireless Group (Combined) December 31, 2001
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$584	$596
Accounts receivable and unbilled receivables (net of allowance for doubtful accounts of $318 in 2002 and $296 in 2001)	4,494	5,402
Inventories	5,574	5,819
Other current assets	1,157	733

Total Current Assets	11,809	12,550
Property And Equipment, net	14,951	14,476
Goodwill and Other Intangible Assets, net	106,258	72,876
Investment In Affiliates	256	6,779
Other Assets, net	547	698

	$133,821	$107,379

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable and current maturities of long-term debt	$387	$82,643
Accounts payable	3,416	3,757
Accrued expenses and other current liabilities	4,341	2,044
Due to Applied Digital Solutions, Inc.	153	—

Total Current Liabilities	8,297	88,444
Long-Term Debt And Notes Payable	2,410	2,425

Total Liabilities	10,707	90,869

Commitments And Contingencies
Minority Interest	351	394

Stockholders' Equity (See Note 1)
Preferred shares: Authorized 1,000 in 2002, of $1.75 par value, no shares issued or outstanding
Common shares: Authorized 95,000 shares in 2002, of $.005 par value; 26,448 shares issued and 26,398 shares outstanding in 2002 and 18,750 shares issued and outstanding in 2001	132	94
Additional paid-in capital	167,075	37,929
Accumulated deficit	(45,709)	(21,700)
Common stock warrants	1,638	300
Treasury stock (carried at cost, 50 shares in 2002)	(43)	—
Accumulated other comprehensive loss	(330)	(507)

Total Stockholders' Equity	122,763	16,116

	$133,821	$107,379

See the accompanying notes to condensed financial statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Digital Angel Corporation and Subsidiaries (Consolidated)	Advanced Wireless Group (Combined)
	For the Six Months Ended June 30,
	2002	2001
Product revenue	$16,113	$16,752
Service revenue	880	1,922

Total net revenue	16,993	18,674
Cost of products sold	9,135	9,961
Cost of services sold	498	1,028

Gross profit	7,360	7,685
Selling, general and administrative expenses	25,622	4,768
Management fees—Applied Digital Solutions, Inc.	193	371
Research and development expenses	1,545	2,410
Depreciation and amortization	1,830	5,383
Interest income	—	(11)
Interest expense—Applied Digital Solutions, Inc.	1,806	—
Interest expense—others	125	151

Loss before taxes, minority interest and equity in net loss of affiliate	(23,761)	(5,387)
Provision for income taxes	—	107

Loss before minority interest and equity in net loss of affiliate	(23,761)	(5,494)
Minority interest share of losses	(43)	(27)
Equity in net loss (income) of affiliate	291	67

Net loss	$(24,009)	$(5,534)

Net loss per common share—basic and diluted	$(1.06)	$(0.30)

Weighted average number of common shares outstanding — basic and diluted	22,616	18,750

See the accompanying notes to condensed financial statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY

For The Six Months Ended June 30, 2002

(In Thousands)
(Unaudited)

	Common Stock						Accumulated Other Comprehensive Loss
			Additional Paid-In Capital	Accumulated Deficit	Common Stock Warrants	Treasury Stock		Total Stockholders' Equity
	Number	Amount
Balance—December 31, 2001	18,750	$94	$37,929	$(21,700)	$300	$—	$(507)	$16,116
Net loss	—	—	—	(24,009)	—	—	—	(24,009)
Comprehensive income—Foreign currency translation	—	—	—	—	—	—	177	177

Total comprehensive loss	—	—	—	(24,009)	—	—	177	(23,832)

Transfer of MAS common shares to ADS	—	—	(6,488)	—	—	—	—	(6,488)
Contribution by ADS	—	—	6,593	—	—	—	—	6,593
Exercise of stock options	2,392	12	589	—	—	—	—	601
Shares to be issued in settlement of liability	38	—	225	—	—	—	—	225
Merger consideration—Medical Advisory Systems, Inc.	5,268	26	28,163	—	272	(43)	—	28,418
Assumption of debt by ADS	—	—	81,383	—	—	—	—	81,383
Stock options remeasured in connection with merger	—	—	18,681	—	—	—	—	18,681
Warrants remeasured in connection with merger	—	—	—	—	1,066	—	—	1,066

Balance—June 30, 2002	26,448	$132	$167,075	$(45,709)	$1,638	$(43)	$(330)	$122,763

See the accompanying notes to condensed financial statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Digital Angel Corporation and Subsidiaries (Consolidated)	Advanced Wireless Group (Combined)
	For the Six Months Ended June 30,
	2002	2001
Cash Flows From Operating Activities
Net loss	$(24,009)	$(5,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash compensation expense	18,877	—
Interest allocated by ADS and contributed to capital	1,806	—
Deferred income taxes	—	34
Depreciation and amortization	1,830	5,383
Minority interest	(43)	(27)
Equity in net loss of affiliate	291	67
Loss on sale of equipment	7	7
Change in assets and liabilities:
Decrease in accounts receivable	1,181	228
Decrease (increase) in inventories	312	(930)
Increase in other current assets	(545)	(514)
Increase in due to Applied Digital Solutions, Inc.	153	—
(Decrease) increase in accounts payable and accrued expenses	(714)	530

Net Cash Used In Operating Activities	(854)	(756)

Cash Flows From Investing Activities
Decrease in other assets	63	262
Payments for property and equipment	(673)	(1,091)
Proceeds from sale of property and equipment	23	—
Cash acquired through acquisition, net of acquisition costs	40	—

Net Cash Used In Investing Activities	(547)	(829)

Cash Flows From Financing Activities
Net amounts borrowed on notes payable	136	(2)
Payments on long-term debt	(32)	(35)
Exercise of stock options	601
Net transactions with Applied Digital Solutions, Inc.	684	1,416

Net Cash Provided By Financing Activities	1,389	1,379

Net Decrease In Cash And Cash Equivalents	(12)	(206)
Cash And Cash Equivalents—Beginning Of Period	596	206

Cash And Cash Equivalents—End Of Period	$584	$—

See the accompanying notes to condensed financial statements.

DIGITAL ANGEL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands)
(Unaudited)

1.    Basis of Presentation

        On March 27, 2002, Digital Angel Acquisition Co., then a wholly-owned subsidiary of Medical Advisory Systems, Inc., merged with and into Digital Angel Corporation, which was then a 93.0% owned subsidiary of Applied Digital Solutions, Inc. In the merger, the corporate existence of Digital Angel Acquisition ceased, Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems, and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger transaction, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85.0%-owned subsidiary. These two subsidiaries along with Digital Angel Corporation comprised the Advanced Wireless Group. As a result of this contribution by Applied Digital Solutions, Timely Technology became a wholly-owned subsidiary of Digital Angel Corporation and Signature Industries became an 85.0% subsidiary. Prior to the merger with Digital Angel Corporation, Applied Digital Solutions owned 850,000 shares of Medical Advisory Systems stock representing approximately 16.6% of the outstanding stock of Medical Advisory Systems. In the merger, the shares of Digital Angel Corporation owned by Applied Digital Solutions were converted into a total of 18,750,000 shares of Medical Advisory Systems common stock. As a result of the merger, Applied Digital Solutions owned 19,600,000 shares or 74.1% of Digital Angel Corporation's common stock. In connection with the merger, Applied Digital Solutions transferred to Digital Angel Share Trust all shares of the Digital Angel Corporation common stock owned by Applied Digital Solutions. The Digital Angel Share Trust is the owner of and, through its advisory board, votes all shares of Digital Angel Corporation owned by Applied Digital Solutions, including all shares issued to Applied Digital Solutions in consideration of the Digital Angel Corporation merger, and has the ability to elect the board of directors of Digital Angel Corporation. The Digital Angel Share Trust arose as a condition of the merger. In connection with certain obligations of Applied Digital Solutions the shares owned by the Digital Angel Share Trust may be sold or otherwise disposed of to satisfy such obligations. Additionally, Digital Angel Corporation has certain covenant obligations in connection with the Applied Digital Solutions' obligations (see Note 9).

        The merger between Digital Angel Corporation and Medical Advisory Systems has been treated as a reverse acquisition for accounting purposes, with the Advanced Wireless Group treated as the accounting acquirer. Accordingly, the historical combined financial statements of the Advanced Wireless Group became those of Digital Angel Corporation, and the acquisition of Medical Advisory Systems was accounted for under the purchase method of accounting. In addition, the equity accounts of the Advanced Wireless Group have been restated based on the common shares received by the former shareholders of the Advanced Wireless Group in the merger.

        On March 27, 2002, Applied Digital Solutions amended and restated its debt agreement with IBM Credit Corporation, which, among other amendments, provided for a release of the Advanced Wireless Group from the responsibility to repay an existing obligation. Accordingly, Applied Digital Solutions assumed this obligation, which resulted in an increase to additional paid-in capital of $81.4 million net of deferred financing fees of approximately $1.1 million on March 27, 2002.

        Pursuant to the terms of the merger agreement, options to acquire shares of Digital Angel Corporation common stock were converted into options to acquire shares of Medical Advisory Systems common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and, as a result, Digital Angel Corporation recorded a charge of approximately $18.7 million in non-cash compensation expense during the three months ended March 31, 2002. For current employees of Digital Angel Corporation, these options are considered fixed awards under APB Opinion No. 25, and expense was recorded for the intrinsic value of the options converted. For all others, expense was recorded for the fair value of the options converted using the Black-Scholes option-pricing model.

        The accompanying unaudited condensed consolidated financial statements of Digital Angel Corporation and subsidiaries as of and for the six month period ended June 30, 2002 and the combined financial statements of the Advanced Wireless Group as of December 31, 2001 and for the six month period ended June 30, 2001 (unaudited) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934.

        Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of Digital Angel Corporation's management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the financial statements have been made.

        The consolidated statements of operations for the six month period ended June 30, 2002 are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the Advanced Wireless Group's combined financial statements and related notes thereto for the year ended December 31, 2001 included elsewhere herein.

        Certain items in the combined financial statements for the 2001 period have been reclassified for comparative purposes.

        The accompanying condensed consolidated financial statements have been prepared assuming that Digital Angel Corporation will continue as a going concern. Digital Angel Corporation has suffered significant losses from operations and has not generated positive cash flows from operations. Additionally, Digital Angel Corporation does not have an available line of credit. These factors raise substantial doubt about Digital Angel Corporation's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Digital Angel Corporation has conducted discussions with several banks regarding a credit facility. Our capital requirements depend on a variety of factors, including, but not limited to, the rate of increase or decrease in our existing business base; the success, timing, and amount of investment required to bring new products on-line; revenue growth or decline; and potential acquisitions. Provided we are successful in obtaining the credit facility or raising additional capital, of which there can be no assurance, management believes that we will have the financial resources to meet its future business requirements for at least the next twelve months. On October 30, 2002 we secured a 3 year, $5 million revolving credit facility.

        The financial information in these financial statements includes an allocation of expenses incurred by Applied Digital Solutions on behalf of Digital Angel Corporation as discussed in Note 9. However, these financial statements may not necessarily be indicative of the results that may have occurred had the Advanced Wireless Group been a separate, independent entity during the periods presented or of future results of Digital Angel Corporation.

  Accounting Changes

        Effective January 1, 2002, Digital Angel Corporation adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually. There was no impairment of goodwill upon adoption of FAS 142.

        Digital Angel Corporation will assess the fair value of our goodwill annually or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. If Digital Angel Corporation determines that significant impairment has occurred, Digital Angel Corporation would be required to write-off the impaired portion of goodwill. An impairment charge could have a material adverse effect on our financial condition and results of operations.

        The following table presents the impact of FAS 142 on net loss and net loss per share had the standard been in effect for the six months ended June 30, 2001:

Six Months Ended June 30, 2001
Net loss:
Net loss as reported	$(5,534)
Goodwill amortization	3,959
Equity method investment amortization	449

Adjusted net loss	$(1,126)

Basic and diluted loss per share:
Net loss per share, basic and diluted, as reported	$(0.30)
Goodwill amortization	0.21
Equity method investment amortization	0.03

Adjusted net loss per share, basic and diluted	$(0.06)

        Amortization expense of other intangible assets totaled $224 and $20 for the six months ended June 30, 2002 and 2001, respectively.

2.    Principles of Consolidation and Combination

        The June 30, 2002 condensed consolidated financial statements include the accounts of Digital Angel Corporation and its wholly-owned and majority-owned subsidiaries from the date of acquisition. The combined financial statements at December 31, 2001 and for the six months ended June 30, 2001 include the accounts of the Advanced Wireless Group entities under common control. All significant inter-company accounts and transactions have been eliminated in consolidation and combination. The Advanced Wireless Group used the equity method of accounting for its investments, which are less than majority owned, but over which it had significant influence.

3.    Revenue Recognition

        For software consulting and development services, Digital Angel Corporation recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is Digital Angel Corporation's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non-fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, Digital Angel Corporation recognizes revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Digital Angel Corporation's accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. Digital

Angel Corporation provides warranties on certain of its products. Estimated warranty costs are accrued in the same period in which the related revenue is recognized, based on anticipated parts and labor costs and utilizing historical experience. Digital Angel Corporation does not offer a warranty policy for services to customers. Revenues from contracts that provide unlimited services are recognized ratably over the term of the contract. Fixed fee revenues from contracts for services are recorded when earned and excludes reimbursable costs. Reimbursable costs incurred in performing such services are presented on a net basis and include transportation, medical and communication costs. Other revenues are recognized at the time services or goods are provided.

4.    Inventory

	June 30, 2002	December 31, 2001
Raw materials	$1,641	$1,474
Work in process	216	176
Finished goods	4,979	5,611

	6,836	7,261
Allowance for excess and obsolescence	(1,262)	(1,442)

Net inventory	$5,574	$5,819

5.    Loss Per Share

        The following is a reconciliation of the numerator and denominator of basic and diluted loss per share:

	Six Months Ended June 30,
	2002	2001
Numerator:
Net loss	$(24,009)	$(5,534)

Denominator:
Denominator for basic loss per share—
Weighted-average shares	22,616	18,750

Denominator for diluted loss per share(1)	22,616	18,750

Basic and diluted loss per share:	$(1.06)	$(0.30)

(1)
Potentially dilutive securities excluded from the computation of diluted loss per share because to do so would have been anti-dilutive.

Six Months Ended June 30, 2001
Employee stock options	3,967
Warrants	1,239

5,206

6.    Segment Information

        Digital Angel Corporation is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Prior to March 27, 2002, Digital Angel Corporation operated in four segments—Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of Medical Advisory Systems in March 2002, Digital Angel Corporation reorganized into four segments: Animal Applications, Digital Angel Systems, GPS and Radio Communications, and Physician Call Center and Other. Animal Applications is the new name of our segment previously identified as Animal Tracking. We combined our Digital Angel Technology segment with our Digital Angel Delivery System segment to form the new Digital Angel Systems segment, which is now managed as a single business unit. GPS and Radio Communications is the new name of our segment previously identified as Radio Communications and Other and represents the activity of Signature Industries, which is located in the United Kingdom. Physician Call Center and Other reflects the newly acquired Medical Advisory Systems business. Prior period segment information has been restated to reflect our current segment structure.

        The accounting policies of the operating segments are the same as those described in the summary of accounting policies in Digital Angel Corporation's audited financial statements for the year ended December 31, 2001. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. Digital Angel Corporation evaluates performance based on stand-alone segment operating income.

        Following is the selected segment data as of and for the six months ended June 30, 2002:

	Animal Applications	Digital Angel Systems	GPS and Radio Communications	Physician Call Center and Other	Corporate/ Unallocated		Consolidated
Net revenue from external customers:
Product	$10,427	$—	$5,116	$570	$—		$16,113
Service	—	880	—	—	—		880

Total revenue	$10,427	$880	$5,116	$570	$—		$16,993

Income (loss) before provision (benefit) for income taxes, minority interest and equity in net loss of affiliate	$401	$(3,147)	$(288)	$(240)	$(20,487	)(1)	$(23,761)

Total assets	$79,037	$16,978	$5,513	$32,293	$—		$133,821

        In the six month period ended June 30, 2002, 3 customers accounted for approximately 15.0%, 12.4% and 10.8% of our Animal Applications revenue. We buy most of our syringe-injectable microchips that are used in our electronic identification products from one supplier. In the six month period ended June 30, 2002, one customer accounted for approximately 57.1% of our Digital Angel Systems revenue.

(1)
Consists of $18,681 non-cash compensation expense associated with Digital Angel options converted into options to acquire Digital Angel Corporation stock and $1,806 interest expense associated with ADS obligations to IBM Credit Corporation.

        Following is the selected segment data as of and for the six months ended June 30, 2001:

	Animal Applications	Digital Angel Systems	GPS and Radio Communications	Physician Call Center and Other	Combined
Net revenue from external customers:
Product	$11,260	$—	$5,492	$—	$16,752
Service	—	1,922	—	—	1,922

Total revenue	$11,260	$1,922	$5,492	$—	$18,674

Income (loss) before Provision (benefit) for income taxes, minority interest and equity in net loss of affiliate	$(3,134)	$(2,028)	$(225)	$—	$(5,387)

Total assets	$91,799	$14,459	$6,750	$—	$113,008

        In the six month period ended June 30, 2001, 2 customers provided for approximately 17.8% and 17.0% of our Animal Applications revenue.

7.    Acquisitions

        The following describes the acquisition by Digital Angel Corporation during the six month period ended June 30, 2002:

Company Acquired	Date Acquired	Acquisition Price	Acquisition Costs	Value of Shares, Warrants & Options Issued or Issuable	Common Shares Issued	Goodwill and Other Intangibles Acquired	Business Description
Medical Advisory Systems, Inc.	3/27/02	$31,723	$3,305	$28,418	5,218	$29,901	Provider of medical assistance and technical products and services

        On February 27, 2001, Applied Digital Solutions acquired approximately 16.6% of the capital stock of Medical Advisory Systems (AMEX: DOC), a provider of medical assistance and technical products and services, in a transaction valued at approximately $8.3 million in consideration for 3.3 million shares of Applied Digital Solutions' common stock. Applied Digital Solutions controlled two of the seven seats on Digital Angel Corporation's board of directors and became the largest single shareholder. This investment was accounted for under the equity method from February 27, 2001 through March 27, 2002. The excess of the purchase price over the estimated fair value of the shares acquired was approximately $6.8 million (goodwill) and was being amortized on a straight-line basis over five years, through December 31, 2001.

        On March 27, 2002, Digital Angel Corporation merged with a wholly-owned subsidiary of Medical Advisory Systems. For accounting purposes, the Advanced Wireless Group is treated as the acquirer, and the acquisition of Medical Advisory Systems was recorded at fair value under the purchase method of accounting. The excess of purchase price over the fair value of the assets and liabilities of Medical Advisory Systems has been recorded as goodwill. Identifiable intangible assets have been recorded based upon preliminary estimates as of the date of acquisition. Any changes to the preliminary estimates during the allocation period will be reflected as an adjustment to goodwill.

        The cost of the March 27, 2002 acquisition consisted of 5.268 million shares of common stock, including 50,000 shares of treasury stock, valued at $25.0 million, 1.2 million options and 75,000 warrants valued at $3.4 million, and acquisition costs of $3.3 million. The valuation of the stock is based on the value of the shares of Medical Advisory Systems held by stockholders other than Applied Digital Solutions prior to the acquisition. The costs of the acquisition includes all payments according to the acquisition agreement plus costs for investment banking services, legal and accounting services that were direct costs of acquiring these assets. Included in the acquisition costs are certain severance liabilities of $2.5 million, related to employment agreements of two officers of Medical Advisory Systems. The value of the options and warrants is based on the fair value of the options and warrants of Medical Advisory Systems at the date of acquisition. The fair value was determined using the Black-Scholes option pricing model.

        In considering the benefits of a merger of the Advanced Wireless Group and Medical Advisory Systems, the management of the Advanced Wireless Group recognized the strategic advantage of combining the advanced wireless technologies being developed by the Advanced Wireless Group with the physician-staffed call center infrastructure of Medical Advisory Systems. One of the principal benefits of such a combination is the ability of Digital Angel Corporation to offer a complete "end-to-end solution" to the various vertical markets for Digital Angel™ products.

        The results of Medical Advisory Systems have been included in the consolidated financial statements since the date of acquisition. Unaudited pro forma results of operations for the six months ended June 30, 2002 and 2001 are included below. Such pro forma information assumes that the above acquisition had occurred as of January 1, 2002 and 2001, respectively, and revenue is presented in accordance with Digital Angel Corporation's accounting policies. This summary is not necessarily indicative of what the result of operations of Digital Angel Corporation would have been had it been a combined entity during such periods, nor does it purport to represent results of operations for any future periods.

	Six Months Ended June 30,
	2002	2001
Net operating revenue	$17,543	$20,665
Net loss	$(25,463)	$(6,209)
Net loss per common share—basic and diluted	$(1.02)	$(0.26)

8.    Contingencies

Silva, et al. v. Customized Services Administrators, Incorporated, dba CSA Travel Protection, Inc. et al.,
No. CV798528 (Santa Clara County Superior Court)

        On May 29, 2001, Janet Silva, individually and as Guardian ad Litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. filed suit against Customized Services Administrators, Incorporated, Pricesmart, Inc., Commercial Union Insurance Company, CGU Insurance Group, and Digital Angel Corporation in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arise from a vacation guarantee insurance policy allegedly purchased by plaintiffs from defendants on March 6, 2000. The complaint alleges, among other things, that defendants breached the insurance contract, defrauded plaintiffs, acted in bad faith, engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. and the intentional infliction of emotional distress on plaintiffs. The complaint seeks the cost of funeral and burial expenses of the deceased and amounts constituting the loss of financial support of the deceased, general damages, attorney's fees and costs, and exemplary damages.

        Customized Services Administrators has filed a cross-claim against Digital Angel Corporation alleging that Digital Angel Corporation should be held liable for any liability that Customized Services Administrators may have to plaintiffs. Digital Angel Corporation has denied the allegations of the complaint and the Customized Services Administrators cross-claim and is vigorously contesting all aspects of this action.

        Digital Angel Corporation is party to various other legal proceedings. In the opinion of management, these proceedings are not likely to have a material adverse effect on the financial position, cash flows or overall trends in results of Digital Angel Corporation. The estimate of potential impact on Digital Angel Corporation's financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.

9.    Related Party Activity

        Applied Digital Solutions provided certain general and administrative services to Digital Angel Corporation including finance, legal, benefits and other miscellaneous items. The costs of these services are included in Digital Angel Corporation's Statements of Operations based on utilization, which management believes to be reasonable. Costs of these services were $0.2 million and $0.4 million for the six months ended June 30, 2002 and 2001, respectively. Applied Digital Solutions also charged Digital Angel Corporation $1.8 million of interest expense in 2002, for which the liability was converted to a capital contribution. In addition, accrued expenses of $0.3 million were relieved and contributed to capital by Applied Digital Solutions. Other transactions resulted in a due to Applied Digital Solutions of $0.2 million at June 30, 2002.

        Applied Digital Solutions acquired Timely Technology, a part of the Advanced Wireless Group, in 2000 and the merger agreement included an earnout provision based on performance through June 30, 2002. Applied Digital Solutions has agreed to pay the selling shareholder of Timely Technology, $3.6 million, payable in shares of Applied Digital Solutions stock, as the final payment under the earnout provision. This obligation has been reflected in the accompanying financial statements as a capital contribution by Applied Digital Solutions and an increase to goodwill and other intangibles.

        In connection with certain obligations of Applied Digital Solutions, Digital Angel Corporation has the following covenants, as amended on September 30, 2002. Minimum Cumulative EBITDA, as defined, in the credit agreement, excludes non-cash compensation expense, one-time charges, impairment losses or any liability or claim that will be satisfied by issuance of Digital Angel Corporation's common stock.

        At June 30, 2002, Digital Angel Corporation and Applied Digital Solutions are out of compliance with certain of the covenants. The lender has waived such noncompliance at June 30, 2002.

        On September 30, 2002, the debt covenants were amended for the remainder of 2002. The amendment reduced Digital Angel Corporation's current ratio and Minimum Cumulative Modified

EBITDA requirements, as defined in the IBM Credit Agreement, for the quarters ended September 30, 2002 and December 31, 2002.

COVENANT	COVENANTS REQUIREMENT
Current Assets to Current Liabilities	June 30, 2002	1.8:1
	September 30, 2002	1.05:1
	December 31, 2002	1.09:1
Minimum Cumulative Modified EBITDA	June 30, 2002	$577,000
	September 30, 2002	$—
	December 31, 2002	$1,001,000

10.  Investment in Affiliates

        The change in Digital Angel Corporation's investment in affiliates is as follows:

Balance December 31, 2001	$6,779
Equity in net loss of affiliate	(291)
MAS common shares transferred to ADS	(6,488)
MAS affiliates obtained through merger	256

Balance June 30, 2002	$256

11.  Option Grant

        Digital Angel Corporation adopted the Digital Angel Corporation Transition Stock Option Plan, which as amended, provides for 11.2 million shares of common stock for which options and other grants may be granted.

        On June 27, 2002, Digital Angel Corporation's board of directors granted 3,910,000 options to employees and directors of Digital Angel Corporation. The options have an exercise price of $3.39, the market price of Digital Angel Corporation's common stock on the date of grant, and expire in 10 years. 3,000,000 of the options vest one year from the date of grant and the remaining vest one-third annually, beginning on the first anniversary of the grant date. Pursuant to an amendment to Digital Angel Corporation's certificate of incorporation, required by the terms of the Digital Angel Share Trust Agreement, the option grant requires the approval of two thirds of Digital Angel Corporation's stockholders. Approval of the grant was obtained on August 29, 2002.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

        The accompanying unaudited pro forma condensed combined statements of operations of Digital Angel Corporation, formerly Medical Advisory Systems, reflects the results of its condensed combined operations for the year ended December 31, 2001 and the six months ended June 30, 2002 after giving effect to the acquisition of the Advanced Wireless Group by Medical Advisory Systems effective March 27, 2002, as more fully described below. The Advanced Wireless Group is comprised of three subsidiaries of Applied Digital Solutions: Digital Angel Corporation, Timely Technology and Signature Industries. Medical Advisory Systems' fiscal year ended on October 31, 2001. The Advanced Wireless Group's fiscal year ended on December 31, 2001. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2002 gives effect to the acquisition as if it had occurred on January 1, 2002 for both Medical Advisory Systems and the Advanced Wireless Group. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2001 gives effect to the combined results of operations for the year as if the acquisition of Medical Advisory Systems by the Advanced Wireless Group occurred at the beginning of each company's complete fiscal year.

        The pro forma adjustments reflecting the consummation of the acquisition are based upon the purchase method of accounting and upon the assumptions set forth in the notes hereto. At the effective time of the merger, each share of Digital Angel Corporation common stock issued and outstanding immediately prior to the effective time of the merger was canceled and converted into the right to receive 0.9375 shares of Medical Advisory Systems common stock. In addition, Applied Digital Solutions contributed to Medical Advisory Systems its ownership interest in the common stock of Timely Technology and Signature Industries. At the effective time of the merger, each option or warrant to purchase shares of Digital Angel Corporation common stock that was outstanding and unexercised immediately prior to the effective time of the merger was converted into an option or warrant to purchase shares of Medical Advisory Systems common stock having the same terms and conditions that were in effect immediately prior to the effective time of the merger. In conjunction with, and upon the completion of, the merger, the Advanced Wireless Group was merged into Medical Advisory Systems and Medical Advisory Systems was renamed Digital Angel Corporation. In satisfaction of a condition to the consent to the merger by Applied Digital Solutions' lender, IBM Credit Corporation, Applied Digital Solutions transferred to the Digital Angel Share Trust, a Delaware business trust controlled by an advisory board, all shares of Medical Advisory Systems common stock owned by it and, as a result, the Digital Angel Share Trust had legal title to approximately 77.15% of the Medical Advisory Systems common stock upon completion of the merger. Applied Digital Solutions has retained beneficial ownership of the shares. Given Applied Digital Solutions' ownership in Medical Advisory Systems upon completion of the merger, Applied Digital Solutions was considered to be the acquirer for accounting purposes and the merger was accounted for as a reverse acquisition of Medical Advisory Systems by the Advanced Wireless Group. This pro forma information should be read in conjunction with the financial statements and notes thereto of the Advanced Wireless Group and the Management's Discussion and Analysis of Financial Condition and Results of Operations of the Advanced Wireless Group appearing in this prospectus.

        The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achievable with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling and marketing expenses for any future operating changes.

        The following information is not necessarily indicative of the operating results that would have occurred had the merger been consummated at the beginning of the periods for which the consummation of the merger is being given effect. The actual results could vary significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in operating results between the dates of the pro forma financial information data and the date on which the merger is completed.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

(In thousands, except per share data)

	MEDICAL ADVISORY SYSTEMS HISTORICAL YEAR ENDED OCTOBER 31, 2001(1)	ADVANCED WIRELESS GROUP HISTORICAL YEAR ENDED DECEMBER 31, 2001(2)	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED DECEMBER 31, 2001
Total revenue	$5,363	$35,738	$(1,794)	(A)	$39,307
Cost of products and services sold	3,851	22,299	(1,794)	(A)	24,356

Gross profit	1,512	13,439	—		14,951
Selling, general and administrative expense	2,681	10,467			13,148
Research and development expense	—	5,071			5,071
Depreciation and amortization	848	12,331	—	(B)	13,179
Asset impairments	2,587	726			3,313
Interest and other income	(95)	(17)			(112)
Interest expense	33	2,119			2,152

Loss before provision for income taxes, minority interest and equity in net loss of affiliate	(4,542)	(17,258)	—		(21,800)
Provision for income taxes	—	41			41

Loss before minority interest and equity in net loss of affiliate	(4,542)	(17,299)			(21,841)
Minority interest	—	(217)			(217)
Equity in net loss of affiliate	—	327	(327)	(C)	—

Net loss	$(4,542)	$(17,409)	$327		$(21,624)

Earnings per common share—basic and diluted					$(0.90)
Weighted average number of common shares outstanding—basic and diluted					23,906

(1)
Represents the historical unaudited condensed combined results of Medical Advisory Systems for the year ended October 31, 2001.

(2)
Represents the historical condensed combined results of Advanced Wireless Group for the year ended December 31, 2001.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2001 gives effect to the combined results of operations for the period as if the merger of Medical Advisory Systems and Advanced Wireless Group had occurred at the beginning of Medical Advisory System's and the Advanced Wireless Group's fiscal year.

        PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 ARE AS FOLLOWS:

(A)
To conform revenue policy to that of Digital Angel Corporation.

(B)
The merger was accounted for under the provisions of Financial Accounting Standards Board ("FASB") Statements Nos. 141, "Business Combinations," and 142, "Goodwill and Other Intangible Assets." For purposes of this presentation, it is assumed that the excess of fair value of Medical Advisory Systems' assets and liabilities is goodwill. In accordance with FASB Statement No. 142, goodwill is not amortized.

(C)
Represents the elimination of the Advanced Wireless Group's equity in loss of Medical Advisory Systems for the year ended December 31, 2001. The Advanced Wireless Group owned 16.6% of Medical Advisory Systems prior to the merger and accounted for its investment in Medical Advisory Systems under the equity method of accounting.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2002

(In thousands, except per share data)

	MEDICAL ADVISORY SYSTEMS HISTORICAL THREE MONTHS ENDED March 31, 2002(1)	DIGITAL ANGEL CORPORATION HISTORICAL SIX MONTHS ENDED June 30, 2002(2)	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED June 30, 2002
Total revenue	$885	$16,993	$(335)	(A)	$17,543
Cost of products and services sold	685	9,633	(335)	(A)	9,983

Gross profit	200	7,360	—		7,560
Selling, general and administrative expense	1,944	25,815	(705) (18,681)	(B) (C)	8,373
Research and development expense	—	1,545			1,545
Depreciation and amortization	—	1,830	—	(D)	1,830
Interest expense	—	1,931			1,931

Loss before provision for income taxes, minority interest and equity in net loss of affiliate	(1,744)	(23,761)	19,386		(6,119)
Provision for income taxes	1	—			1

Loss before minority interest and equity in net loss of affiliate	(1,745)	(23,761)	19,386		(6,120)
Minority interest	—	(43)			(43)
Equity in net loss of affiliate	—	291	(291)	(E)	—

Net loss	$(1,745)	$(24,009)	$19,677		$(6,077)

Loss per common share—basic and diluted					$(0.24)
Weighted average number of common shares outstanding—basic and diluted					25,085

(1)
Represents the historical unaudited condensed combined results of Medical Advisory Systems for the three months ended March 31, 2002.

(2)
Represents the historical unaudited condensed combined results of Digital Angel Corporation for the six months ended June 30, 2002.

        The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2002 gives effect to the combined results of operations for the period as if the merger of Medical Advisory Systems and Advanced Wireless Group had occurred on January 1, 2002.

        PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2002 ARE AS FOLLOWS:

(A)
To conform revenue policy to that of Digital Angel Corporation.

(B)
Represents the reversal of expense incurred by Medical Advisory Systems in connection with the merger transaction. This expense, reflected in the first quarter of 2002, is being reversed for purposes of these pro forma statements because it is a one-time, non-recurring charge.

(C)
Represents the reversal of non-cash compensation expense resulting from the conversion of Digital Angel options into shares of Medical Advisory Systems common stock under the terms of the merger agreement. The conversion created a new measurement date for the valuation of the options. This expense, reflected in the first quarter of 2002, is being reversed for purposes of these pro formas statements because it is a one-time, non-recurring charge.

(D)
The merger was accounted for under the provisions of Financial Accounting Standards Board ("FASB") Statements Nos. 141, "Business Combinations," and 142, "Goodwill and Other Intangible Assets." For purposes of this presentation, it is assumed that the excess of fair value of Medical Advisory Systems' assets and liabilities is goodwill. In accordance with FASB Statement No. 142, goodwill is not amortized.

(E)
Represents the elimination of the Advanced Wireless Group's equity in loss of Medical Advisory Systems for the three months ended March 31, 2002. The Advanced Wireless Group owned 16.6% of Medical Advisory Systems prior to the merger and accounted for its investment in Medical Advisory Systems under the equity method of accounting.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
of Applied Digital Solutions, Inc. and Subsidiaries:

        In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of cash flows and of stockholder's equity present fairly, in all material respects, the financial position of the Advanced Wireless Group (the "Company"), comprised of businesses of Applied Digital Solutions, Inc. and Subsidiaries ("ADS") as described in the Basis of Presentation section of Note 1 to the combined financial statements, at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations and has not generated positive cash flows from operations in either of the two years in the period ended December 31, 2001. Additionally, the Company does not have an available line of credit. These factors raise substantial doubt about the Company's ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
St. Louis, Missouri
May 9, 2002, except for Notes 1, 2 and 18 which are as of October 28, 2002

ADVANCED WIRELESS GROUP

COMBINED BALANCE SHEETS

(In Thousands)

	December 31,
	2001	2000
Assets
Current Assets
Cash and cash equivalents	$596	$206
Accounts receivable (net of allowance for doubtful accounts of $296 in 2001 and $205 in 2000)	5,402	5,263
Inventories, net	5,819	5,370
Other current assets	733	602

Total Current Assets	12,550	11,441
Property And Equipment, Net	14,476	5,408
Goodwill, Net	72,876	77,645
Investment In Affiliate, Net	6,779	—
Other Assets, Net	698	850

	$107,379	$95,344

Liabilities And Stockholder's Equity
Current Liabilities
Notes payable	$4	$2
Current maturities of long-term debt	82,639	38
Accounts payable	3,757	2,591
Accrued expenses	2,044	1,829

Total Current Liabilities	88,444	4,460
Long-Term Debt And Notes Payable	2,425	2,463

Total Liabilities	90,869	6,923
Commitments And Contingencies (Notes 2, 3, 13 And 17)
Minority Interest	394	612
Stockholder's Equity (See Note 1)
Common shares: 18,750 shares issued and outstanding	94	94
Additional paid-in capital	37,929	92,327
Accumulated deficit	(21,700)	(4,291)
Common stock warrants	300	—
Accumulated other comprehensive loss	(507)	(321)

	16,116	87,809

	$107,379	$95,344

See the accompanying notes to combined financial statements.

ADVANCED WIRELESS GROUP

COMBINED STATEMENTS OF OPERATIONS

(In Thousands)

	For The Years Ended December 31,
	2001	2000	1999
Revenue
Product revenue	$33,220	$19,604	$14,380
Service revenue	2,518	2,647	—

Total Revenue	35,738	22,251	14,380
Cost Of Products And Services Sold
Cost of products sold	20,252	11,517	7,964
Cost of services	2,047	1,434	—

Total Cost Of Products And Services Sold	22,299	12,951	7,964
Gross Profit	13,439	9,300	6,416
Selling, general and administrative expenses	10,467	7,830	6,948
Research and development	5,071	2,235	—
Interest And Non-Cash Charges:
Asset impairment	726	—	—
Depreciation and amortization	12,331	2,962	565
Interest income	(17)	(26)	—
Interest expense	2,119	115	41

	30,697	13,116	7,554
Loss Before Provision For Income Taxes, Minority Interest And Equity In Net Loss Of Affiliate	(17,258)	(3,816)	(1,138)
Provision For Income Taxes	41	58	—

Loss Before Minority Interest And Equity In Net Loss Of Affiliate	(17,299)	(3,874)	(1,138)
Minority Interest	(217)	(4)	(170)
Equity In Net Loss Of Affiliate	327	—	—

Net Loss	$(17,409)	$(3,870)	$(968)

Net loss per common share—basic and diluted	$(0.93)	$(0.21)	$(0.05)

Weighted average common shares outstanding—basic and diluted	18,750	18,750	18,750

See the accompanying notes to combined financial statements.

ADVANCED WIRELESS GROUP

COMBINED STATEMENTS OF CASH FLOWS

(In Thousands)

	For The Years Ended December 31,
	2001	2000	1999
Cash Flows From Operating Activities
Net loss	$(17,409)	$(3,870)	$(968)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Asset impairment	726	—	—
Depreciation and amortization	12,331	2,962	565
Minority interest	(217)	(4)	(170)
Non-cash compensation expense	119	—	—
Loss on sale of assets	7	132	8
Equity in net loss of affiliate	327	—	—
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(137)	(786)	750
(Increase) decrease in inventories	(449)	1,266	375
Decrease in prepaid expenses and other current assets	169	114	74
Increase (decrease) in accounts payable and accrued expenses	1,337	(1,246)	(620)

Net Cash Provided By (Used In) Operating Activities	(3,196)	(1,432)	14
Cash Flows From Investing Activities
(Increase) decrease in patents and other assets	3	(43)	18
Proceeds from sale of assets	—	15	—
Payments for property and equipment	(1,310)	(758)	(106)
Cash balances acquired from asset and business acquisition (net of cash used in purchase)	—	1,852	—

Net Cash Provided By (Used In) Investing Activities	(1,307)	1,066	(88)
Cash Flows From Financing Activities
Amounts paid on notes payable	—	(179)	(747)
Net proceeds from long-term debt	11	—	—
Net transactions with ADS	4,882	612	959

Net Cash Provided By Financing Activities	4,893	433	212
Net Increase In Cash And Cash Equivalents	390	67	138
Cash And Cash Equivalents—Beginning Of Year	206	139	1

Cash And Cash Equivalents—End Of Year	$596	$206	$139

Supplemental Disclosure Of Cash Flow Information
Income taxes paid	$28	$106	$—
Interest paid	529	115	41

See the accompanying notes to combined financial statements.

ADVANCED WIRELESS GROUP

COMBINED STATEMENT OF STOCKHOLDER'S EQUITY

For the Years Ended December 31, 2001, 2000 and 1999

(In Thousands)

	Common Stock
			Additional paid-in capital	Accumulated deficit	Common stock warrants	Accumulated other comprehensive loss
	Number	Amount					Total
Balance—December 31, 1998	18,750	$94	$4,884	$547	$—	$22	$5,547
Net loss	—	—	—	(968)	—	—	(968)
Comprehensive loss—foreign currency translation	—	—	—	—	—	(25)	(25)

Total comprehensive loss				(968)		(25)	(993)

Investment by parent company	—	—	1,020	—	—	—	1,020

Balance—December 31, 1999	18,750	94	5,904	(421)	—	(3)	5,574
Net loss	—	—	—	(3,870)	—	—	(3,870)
Comprehensive loss—foreign currency	—	—	—	—	—	(318)	(318)

Total comprehensive loss				(3,870)		(318)	(4,188)

Investment by parent company	—	—	86,423	—	—	—	86,423

Balance—December 31, 2000	18,750	94	92,327	(4,291)	—	(321)	87,809
Net loss	—	—	—	(17,409)	—	—	(17,409)
Comprehensive loss—foreign currency	—	—	—	—	—	(186)	(186)

Total comprehensive loss				(17,409)		(186)	(17,595)

Issuance of common stock warrants	—	—	—	—	300	—	300
Distribution to parent company	—	—	(54,398)	—	—	—	(54,398)

Balance—December 31, 2001	18,750	$94	$37,929	$(21,700)	$300	$(507)	$16,116

THE ADVANCED WIRELESS GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

(in thousands)

1.    Organization and Summary of Significant Accounting Policies

  Basis of Presentation

        On November 1, 2001, the board of directors of Applied Digital Solutions approved in principle a plan for its wholly-owned subsidiary, Digital Angel Corporation to merge with Medical Advisory Systems. Under the plan, Applied Digital Solutions will also contribute all of its stock in Timely Technology and Signature Industries to Medical Advisory Systems. Digital Angel Corporation, Timely Technology and Signature Industries are collectively referred to as the Advanced Wireless Group. At December 31, 2001, Applied Digital Solutions owned 16.6% of Medical Advisory Systems, which was acquired on February 27, 2001. At the effective time of the merger, options and warrants to purchase stock in Digital Angel Corporation will be converted into rights to purchase Medical Advisory Systems stock. Subsequent to the merger, Medical Advisory Systems will be renamed "Digital Angel Corporation."

        On June 1, 1998, Applied Digital Solutions purchased an 85.0% interest in Signature Industries, a United Kingdom company and accounted for this acquisition under the purchase method. Signature Industries is a manufacturer of communication and safety devices which are supplied to Search and Rescue Beacon Equipment (SARBE) and armed forces worldwide.

        On April 1, 2000, Applied Digital Solutions acquired 100.0% of the common shares of Timely Technology. Timely Technology's business consisted of software consulting and development services as well as monthly hosting services. On September 8, 2000, Applied Digital Solutions acquired a 100.0% interest in Destron Fearing Corporation. Destron Fearing is a producer of animal tracking and identification technology. Their products include ear tags and implantable microchips that use radio frequency for transmission. On September 8, 2000, Digital Angel Corporation was merged into Destron Fearing and Destron Fearing's name was changed to Digital Angel Corporation.

        On March 27, 2002, Digital Angel Acquisition, then a wholly-owned subsidiary of Medical Advisory Systems merged with and into Digital Angel Corporation, which was then a 93.0% owned subsidiary of Applied Digital Solutions. In the merger, the corporate existence of Digital Angel Acquisition ceased, Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems, and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger transaction, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology, a wholly-owned subsidiary, and Signature Industries, an 85.0%-owned subsidiary. These two subsidiaries, along with Digital Angel Corporation, comprised the Advanced Wireless Group. As a result of this contribution by Applied Digital Solutions, Timely Technology became a wholly-owned subsidiary of Medical Advisory Systems and Signature Industries became an 85.0% subsidiary. Prior to the merger, Applied Digital Solutions owned 850,000 shares of Medical Advisory Systems stock representing approximately 16.6% of the outstanding stock of Medical Advisory Systems. In the merger, the shares of Digital Angel Corporation owned by Applied Digital Solutions were converted into a total of 18,750,000 shares of Medical Advisory Systems common stock. As a result of the merger, Applied Digital Solutions owns 19,600,000 shares or 77.15% of Digital Angel Corporation's common stock. In connection with the merger, Applied Digital Solutions transferred to the Digital Angel Share Trust all shares of the Digital Angel Corporation common stock owned by Applied Digital Solutions. The Digital Angel Share Trust is the owner of and, through its advisory board, votes all shares of Digital Angel Corporation owned by Applied Digital Solutions, including all shares of Digital Angel Corporation issued to Applied Digital Solutions in consideration of the merger, and has the ability to elect the board of directors of Digital Angel Corporation. The Digital Angel Share Trust arose as a condition of the merger. In connection with certain obligations of Applied Digital Solutions, the shares owned by the Digital Angel Share Trust may be sold or otherwise disposed of to satisfy such obligations.

        The merger has been treated as a reverse acquisition for accounting purposes, with the Advanced Wireless Group treated as the accounting acquirer. Accordingly, the historical combined financial statements of the Advanced Wireless Group became those of Digital Angel Corporation, and the acquisition of Medical Advisory Systems was accounted for under the purchase method of accounting. Additionally, the equity accounts of the Advanced Wireless Group have been restated based on the common shares received by the former shareholders of the Advanced Wireless Group in the merger.

        The financial statements include the financial position, results of operations and cash flows of the Advanced Wireless Group. The financial information in these financial statements include an allocation of expenses incurred by Applied Digital Solutions on behalf of the Advanced Wireless Group as discussed in the related party section of this Note. However, these financial statements may not necessarily be indicative of the results that have occurred had the Advanced Wireless Group been a separate, independent entity during the periods presented or of future results of the Advanced Wireless Group.

        The Advanced Wireless Group is engaged in the business of developing and bringing to market proprietary technology used to identify, locate and monitor people, animals and objects. Prior to March 27, 2002, the Advanced Wireless Group was operated in four segments: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System and Radio Communications and Other. With the acquisition of Medical Advisory Systems in March 2002, the Advanced Wireless Group reorganized into four segments: Animal Applications, Digital Angel Systems, GPS and Radio Communications and Physician Call Center and Other. Animal Applications is the new name of the segment previously identified as Animal Tracking. The Digital Angel Technology segment and the Digital Angel Delivery System segment were combined to form the new Digital Angel Systems segment, which is now managed as a single business unit. GPS and Radio Communications is the new name of the segment previously identified as Radio Communications and Other and represents the activity of Signature Industries, which is located in the United Kingdom. Physician Call Center and Other reflects the Medical Advisory Systems business, which was acquired on March 27, 2002.

        Animal Applications—develops, manufactures, and markets a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The tracking of cattle and hogs are crucial both for asset management and for disease control and food safety. The principal technologies employed by Animal Applications are electronic ear tags, and implantable microchips that use radio frequency transmission.

        Digital Angel Systems—develops and markets advanced technology to gather location and local sensory data and to communicate that data to an operations center. This segment is continuously developing its technology, which it refers to as its "Digital Angel™ technology." The Digital Angel™ technology is the integration and miniaturization into marketable products of three technologies: wireless communication (e.g., cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems).

        GPS and Radio Communications—consists of the design, manufacture and support of secure GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. In addition, it designs, manufactures and distributes intrinsically safe sounders (horn alarms) and other electronic components.

        Physician Call Center and Other—is the Medical Advisory Systems business which was acquired on March 27, 2002.

  Summary of Accounting Policies

        Significant accounting policies, which conform to generally accepted accounting principles in the United States and are applied on a consistent basis among all years presented, are described below.

  Principles of Combination

        The financial statements of the Advanced Wireless Group include two wholly-owned subsidiaries and one majority-owned subsidiary of Applied Digital Solutions. All significant intercompany transactions have been eliminated.

  Use of Estimates

        The preparation of the financial statements requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Advanced Wireless Group may undertake in the future, they may ultimately differ from actual results.

  Foreign Currencies

        The Advanced Wireless Group's foreign subsidiary uses its local currency as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive loss which is a component of Applied Digital Solutions' Net Investment in the Advanced Wireless Group (See Note 12). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, are included in the results of operations as incurred. Transaction gains and losses have not been material.

  Cash and Cash Equivalents

        The Advanced Wireless Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories, Net

        Inventories consist of raw materials, work in process and finished goods. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Advanced Wireless Group closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and inventory turns by product. Inventory items designated as obsolete or slow-moving are reduced to net realizable value.

  Property and Equipment, Net

        Property and equipment are carried at cost, less accumulated depreciation and amortization computed using the straight-line method. Building and leasehold improvements are depreciated and amortized over periods ranging from 10 to 30 years and software and equipment is depreciated over periods ranging from 2 to 10 years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in income.

  Goodwill, Net

        Goodwill and other intangible assets are carried at cost and are amortized on a straight-line basis, over the estimated future periods to be benefited (ranging from 5 to 10 years). In conjunction with the

Advanced Wireless Group's review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Advanced Wireless Group reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods of 10 to 20 years. The impact in 2001 and 2000 of this change was an increase in amortization of $4,124 and $974, respectively. The Advanced Wireless Group reviews goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or that the carrying amount of the long-lived asset may not be fully recoverable. Included in factors to be considered are significant customer losses, changes in profitability due to sudden economic or competitive factors, change in management's strategy for the business unit, or other factors arising in the quarterly period.

        The Advanced Wireless Group annually performs undiscounted cash flow analyses to determine if an impairment exists. Earnings before interest, taxes, depreciation and amortization is used as the measure of cash flow for these analyses. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Fair value is determined based on discounted cash flows. The discount rate utilized by the Advanced Wireless Group would be the rate of return expected from the market or the rate of return for a similar investment with similar risks. As of December 31, 2001, the net book value of goodwill is $72,876. Based on two independent valuations of the Advanced Wireless Group and the market value of the stock exchanged in the merger, management believes this goodwill is not impaired.

  Revenue Recognition

        For software consulting and development services, the Advanced Wireless Group recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is the Advanced Wireless Group's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, the Advanced Wireless Group recognizes revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. The Advanced Wireless Group's accounting policy regarding vendor and post- contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. The Advanced Wireless Group provides warranties on certain of its products. Estimated warranty costs are accrued in the same period in which the related revenue is recognized, based on anticipated parts and labor costs and utilizing historical experience. The Advanced Wireless Group does not offer a warranty policy for services to customers.

  Research and Development

        Research and development expense consists of personnel costs, supplies, other direct costs and indirect costs, primarily rent and other overhead, of developing new products and technologies and are charged to expense as incurred.

  Income Taxes

        The Advanced Wireless Group's domestic subsidiaries are included in the consolidated federal income tax return filed by Applied Digital Solutions. U.S. income tax payments, refunds, credits,

provision and deferred tax components have been allocated to the Advanced Wireless Group in accordance with Applied Digital Solutions' tax allocation policy. Such policy allocates tax components included in the consolidated income tax return of Applied Digital Solutions to the Advanced Wireless Group to the extent such components were generated by or related to the Advanced Wireless Group. The Advanced Wireless Group accounts for income taxes under the asset and liability approach. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Advanced Wireless Group determines realization is not currently judged to be more likely than not. Income taxes include U.S. and international taxes.

  Loss Per Share

        Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period.

        The following is a reconciliation of the numerator and denominator of basic and diluted loss per share:

	Year Ended December 31,
	2001	2000	1999
Numerator:
Net loss	$(17,409)	$(3,870)	$(968)
Denominator:
Denominator for basic loss per share— Weighted average shares(1)	18,750	18,750	18,750

Denominator for diluted loss per share(2)	18,750	18,750	18,750

Basic and diluted loss per share:	$(0.93)	$(0.21)	$(0.05)

(1)
The weighted average shares outstanding have been restated to reflect the number of shares received by the former shareholders of the Advanced Wireless Group in the March 27, 2002 merger.

(2)
Potentially dilutive securities excluded from the computation of diluted loss per share because to do so would have been anti-dilutive.

  Comprehensive Loss

        The Advanced Wireless Group's comprehensive loss consists of foreign currency translation adjustments, and is reported in Net Investment in the Advanced Wireless Group (See Note 12).

  Related Party Activity

        Cash Management—The Advanced Wireless Group participates in a centralized cash management system administered by Applied Digital Solutions. Cash deposits from the Advanced Wireless Group are transferred to Applied Digital Solutions on a daily basis and Applied Digital Solutions funds the Advanced Wireless Group's disbursement bank accounts as required. Unpaid balances of checks are included in accounts payable. Interest is charged or credited on transactions with Applied Digital Solutions.

        Shared Services—Applied Digital Solutions provides certain general and administrative services to the Advanced Wireless Group including finance, legal, benefits and other miscellaneous items. The costs of these services are included in the Advanced Wireless Group's Combined Statement of Operations based on utilization, which management believes to be reasonable. Cost of these services to the Advanced Wireless Group were $771 and $262 for 2001 and 2000, respectively.

        Investment By Parent Company in the Advanced Wireless Group—Included in the investment by parent company are advances to and from Applied Digital Solutions. (See Note 12)

  Impact of Recently Issued Accounting Standards

        In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement is effective for fiscal years commencing after June 15, 2000. In June 2000, the FASB issued SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of SFAS statement 133, which addresses implementation issues experienced by those companies that adopted SFAS 133 early. The Advanced Wireless Group adopted these statements as of January 1, 2001 and, because the Advanced Wireless Group does not use derivative instruments, the adoption of these statements did not have any effect on its results of operations, cash flows and financial position.

        In July 2001, the FASB issued SFAS, 141 Business Combinations and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being included in goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS 142 requires the use of a non- amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The Advanced Wireless Group adopted the provisions of each statement, which apply to goodwill and certain intangibles acquired prior to July 1, 2001, on January 1, 2002. The adoption of these standards will have the impact of reducing the Advanced Wireless Group's amortization of goodwill commencing January 1, 2002. Amortization of $9,790 was recorded for the year ended December 31, 2001. The Advanced Wireless Group is in the process of completing its impairment analysis. Future impairment reviews may result in periodic write-downs.

        In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations, which provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. This statement is effective for fiscal years beginning after June 15, 2002. The Advanced Wireless Group does not expect that the adoption of SFAS 143 will have a material impact on its operations or financial position.

        In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This standard supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring

Events and Transactions, with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period in which the losses are incurred, rather than as of the measurement date as presently required by APB 30. This statement is effective for fiscal years beginning after December 15, 2001. The Advanced Wireless Group adopted this statement on January 1, 2002. The adoption of FAS 144 did not have a material impact on the Advanced Wireless Group's operations or financial position.

        In May 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which requires gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for fiscal years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. The Advanced Wireless Group does not expect that the adoption of SFAS 145 will have a material impact on its operations or financial position.

        In June 2002, the FASB issued Statement 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. Adoption of this Statement is required with the beginning of fiscal year 2003. The Advanced Wireless Group has not yet determined what impact the adoption of SFAS 146 will have on its operations and financial position.

2.    Debt Covenant Compliance and Liquidity

        Applied Digital Solutions maintains a term and revolving credit agreement with IBM Credit Corporation. The IBM credit agreement provides for a USA revolving credit line, a Canadian revolving credit line and certain term notes. Under the credit agreement in effect at December 31, 2001, IBM Credit Corporation maintains liens and security interests in the outstanding capital stock of the businesses comprising the Advanced Wireless Group as well as liens on and security interests in the assets of the Advanced Wireless Group. These liens and security interests collateralize borrowings under the USA revolving credit line and term loans.

        Applied Digital Solutions was not in compliance with various financial covenants at June 30, 2001 September 30, 2001 and December 31, 2001. The IBM credit agreement was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001, September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and February 27, 2002. These amendments extended the due dates of principal and interest payments of $4.2 million and $2.9 million, respectively, until April 2, 2002. As part of the amendments to the agreement with IBM Credit Corporation, warrants to acquire 1.2 million shares of Digital Angel Corporation common stock valued at $0.3 million were issued to IBM Credit Corporation in April 2001.

        As a result of the events of default by Applied Digital Solutions under the IBM credit agreement and continued operating losses in fiscal 2001, it was determined during the third quarter of fiscal 2001, that substantial doubt about Applied Digital Solutions' ability to continue as a going concern exists. At December 31, 2001, outstanding borrowings under the USA revolving credit line and term loans totaled $82,555. Applied Digital Solutions does not currently have the funds available to repay the borrowings under the IBM credit agreement. Accordingly, the $82,555 of outstanding borrowings was allocated to the Advanced Wireless Group at September 30, 2001 and has been reflected as a current obligation in the December 31, 2001 combined balance sheet. Interest associated with the borrowings was allocated to the Advanced Wireless Group for the period from September 30, 2001 through December 31, 2001.

        The Advanced Wireless Group has suffered significant losses from operations and has not generated positive cash flows from operations in either of the two years in the period ended December 31, 2001. Additionally, the Advanced Wireless Group does not have an available line of credit and there can be no assurance that the Advanced Wireless Group will have access to funds necessary to provide for its ongoing operating expenses to the extent not provided from its ongoing operating revenue. These factors raise substantial doubt about the Advanced Wireless Group's ability to continue as a going concern.

        On March 1, 2002, Applied Digital Solutions and the Digital Angel Share Trust, a newly created Delaware business trust, entered into a new credit agreement with IBM Credit Corporation, which became effective on March 27, 2002, the effective date of the merger between Digital Angel Corporation and Medical Advisory Systems. On March 27, 2002, upon completion of the merger between Digital Angel Corporation and Medical Advisory Systems, in satisfaction of a condition to the consent to the merger by IBM Credit Corporation, Applied Digital Solutions transferred to the Digital Angel Share Trust, which is controlled by an advisory board, all shares of Medical Advisory Systems common stock owned by it and, as a result, the Digital Angel Share Trust has legal title to approximately 77.15% of the Medical Advisory Systems common stock. The Digital Angel Share Trust has voting rights with respect to the Medical Advisory Systems common stock until the entire amount of Applied Digital Solutions' obligations to IBM Credit Corporation are repaid in full. Applied Digital Solutions retained beneficial ownership of the shares. The Digital Angel Share Trust may be obligated to liquidate the shares of Medical Advisory Systems common stock owned by it for the benefit of IBM Credit Corporation in the event Applied Digital Solutions fails to make payments, or otherwise defaults, under the new IBM credit agreement. Such liquidation of the shares of Medical Advisory Systems common stock will be in accordance with the SEC rules and regulations governing affiliates.

        Under the terms of the agreement and plan of merger with Medical Advisory Systems, the common stock and assets of the three subsidiaries comprising the Advanced Wireless Group will be released from all liens and security interests under the new IBM credit agreement. As such, the Advanced Wireless Group will have no obligations to repay any amounts under the new IBM credit agreement.

        The IBM Credit Agreement contains debt covenants relating to Digital Angel Corporation's financial position and performance. Digital Angel Corporation's convenants under the IBM Credit Agreement, as amended on September 30, 2002, are as follows. (Digital Angel Corporation's Current Asset to Current Liabilities covenant and its Minimum Cumulative Modified EBITDA, as defined, are measured quarterly):

Covenant	Covenant Requirement
As of the following date not less than:
Current Assets to Current Liabilities	June 30, 2002 September 30, 2002 December 31, 2002	1.8:1 1.05:1 1.09:1
Minimum Cumulative Modified EBITDA	June 30, 2002 September 30, 2002 December 31, 2002	$577,000 — 1,001,000

3.    Acquisitions And Dispositions

        The following represents acquisitions within the Advanced Wireless Group which were purchased by Applied Digital Solutions:

2000 Acquisitions	Date of Acquisition	Percent Acquired	Acquisition Price	Cash Consideration	Value of Shares, Warrants & Options Issued or Issuable	Common/ Preferred Shares of ADS Issued	Goodwill Acquired	Business Description
Timely Technology	04/01/00	100%	6,281	375	5,906	8,482	5,954	Software consulting and development service provider
Destron Fearing Corporation	09/08/00	100%	84,534	1,264	83,270	20,821	74,729	Animal identification and microchip technology company

        In each of the above transactions, the value of the consideration paid by Applied Digital Solutions was in accordance with the acquisition agreement. Based on the contractually agreed to amounts, Applied Digital Solutions calculated the number of Applied Digital Solutions shares issued to the sellers as of the closing date. The price of the Applied Digital Solutions' common stock used to determine the number of shares issued was either the closing price set on a fixed date or based on a formula as specified in the agreements.

        All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the combined financial statements reflect the results of operations of each company from the date of acquisition. The costs of acquisitions include all payments according to the acquisition agreements plus costs for investment banking services, legal and accounting services that were direct costs of acquiring these assets.

        Goodwill resulting from these acquisitions is being amortized on a straight-line basis over periods ranging from five to ten years. In conjunction with the Advanced Wireless Group's review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Advanced Wireless Group reviewed the useful lives assigned to acquisitions and effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years. In addition, as part of the Advanced Wireless Group's on-going review of the carrying value of goodwill, the Advanced Wireless Group recorded an impairment charge of $726 during 2001.

  Earnout and Put Agreements

        The Timely Technology agreement includes additional consideration contingent on future profits. Upon earning this additional consideration, the value will be recorded as additional goodwill. In connection with the earnout, assuming all earnout profits are achieved, Applied Digital Solutions is contingently liable for additional consideration of approximately $3,610 in 2002 which would be payable by Applied Digital Solutions in shares of Applied Digital Solutions' common stock.

  Major Acquisition

        On September 8, 2000, the Advanced Wireless Group completed the acquisition of Destron Fearing Corporation through a merger of its wholly-owned subsidiary, Digital Angel Corporation into Destron Fearing. As a result of the merger, Destron Fearing became a wholly-owned subsidiary of Applied Digital Solutions and was renamed Digital Angel Corporation. In connection with the merger, each outstanding share of Destron Fearing common stock was exchanged for 1.5 shares of Applied Digital Solutions' common stock, with fractional shares settled in cash. In addition, outstanding options and warrants to purchase shares of Destron Fearing common stock were converted into a right to purchase that number of shares of Applied Digital Solutions common stock that the holders would have been entitled to receive had they participated in the merger. Applied Digital Solutions issued 20.5 million shares of its common stock in exchange for all the outstanding stock of Destron Fearing and 0.3 million shares of its common stock as a transaction fee. Applied Digital Solutions will issue up to 2.7 million shares of its common stock upon the exercise of the Destron Fearing options and warrants. The aggregate purchase price of approximately $84.5 million, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $74.7 million recorded as goodwill, which is being amortized over 10 years.

        See Note 20 for the unaudited pro forma effect of the acquisitions.

  Other Investments

        On February 27, 2001, Applied Digital Solutions acquired 16.6% of the capital stock of Medical Advisory Systems, a provider of medical assistance and technical products and services, in a transaction valued at approximately $8.3 million in consideration for 3.3 million shares of Applied Digital Solutions' common stock. As of December 31, 2001, Applied Digital Solutions controlled two of the seven board seats. Applied Digital Solutions is the single largest shareholder and is accounting for this investment under the equity method of accounting. The excess of the purchase price over the estimated fair value of the shares acquired was approximately $7.0 million (goodwill) and was being amortized on a straight-line basis over five years. As a result of the merger between Digital Angel Corporation and Medical Advisory Systems, which became effective on March 27, 2002, Applied Digital Solutions owned 77.15% of the newly combined company. In satisfaction of a condition to the consent to the merger by IBM Credit Corporation, Applied Digital Solutions transferred to the Digital Angel Share Trust, a Delaware business trust controlled by an advisory board, all shares of the Medical Advisory Systems common stock owned by it and, as a result, the Digital Angel Share Trust has legal title to approximately 77.15% of the Medical Advisory Systems common stock. The Digital Angel Share Trust has voting rights with respect to the Medical Advisory Systems common stock until Applied Digital Solutions' obligations to IBM Credit Corporation are repaid in full. Applied Digital Solutions has retained beneficial ownership of the shares. See Notes 2 and 9.

4.    Inventories, Net

	2001	2000
Raw materials	$1,474	$1,374
Work in process	176	183
Finished goods	5,611	4,992

	7,261	6,549
Less: Allowance for excess and obsolescence	(1,442)	(1,179)

	$5,819	$5,370

5.    Other Current Assets

	2001	2000
Prepaid expenses and other current assets	$491	$388
Deposits	242	214

	$733	$602

6.    Property and Equipment, Net

	2001	2000
Land	$278	$278
Building and leasehold improvements	3,783	3,109
Equipment and furniture	3,573	2,892
Software	9,865	—

	17,499	6,279
Less: Accumulated depreciation	(3,023)	(871)

	$14,476	$5,408

        Included above are vehicles and equipment acquired under capital lease obligations in the amount of $690 and $286 at December 31, 2001 and 2000, respectively. Related accumulated depreciation amounted to $437 and $192 at December 31, 2001 and 2000, respectively.

        Depreciation charged against income amounted to $2,392, $428 and $309 for the years ended December 31, 2001, 2000 and 1999, respectively.

        During 2001, the Advanced Wireless Group disposed of assets with accumulated depreciation of $34.

7.    Goodwill, Net

        Goodwill consists of the excess of cost over fair value of tangible and identifiable intangible assets of companies purchased.

	2001	2000
Original balance	$85,201	$80,578
Less goodwill impairment	(726)	—
Accumulated amortization	(11,599)	(2,993)

Carrying value	$72,876	$77,645

        Amortization expense, including goodwill amortization of $1,161 in 2001 associated with the Advanced Wireless Group's equity investment in Medical Advisory Systems, amounted to $9,790, $2,529 and $256 for the years ended December 31, 2001, 2000 and 1999, respectively.

        Effective January 1, 2002, the company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Tangibles (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized but instead be tested for impairment at least annually. There was no impairment of goodwill upon adoption of FAS 142. However, there can be no assurance that future goodwill impairment tests will not result in impairment charges.

        The following table represents the impact of FAS 142 on net loss and net loss per share had the standard been in effect beginning January 1, 1999:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
Net loss:
Net loss as reported	$(17,409)	$(3,870)	$(968)
Goodwill amortization	8,629	2,529	256
Equity method investment amortization	1,161	—	—

Adjusted net loss	$(7,619)	$(1,341)	$(712)

        Applied Digital Solutions has entered into various earnout arrangements with the selling stockholders of Timely Technology. This arrangement provides for additional consideration to be paid in future years if certain earnings levels are met. These amounts are added to goodwill as earned. These earnout arrangements totaled $5,041 for 2001 and was paid through the issuance of 8,267 shares of Applied Digital Solutions common stock.

8.    Other Assets, Net

	2001	2000
Patents and other amortizable assets	$373	$373
Less: Accumulated amortization	(154)	(5)

	219	368
Other investments	435	434
Other	44	48

	$698	$850

        Patents and other amortizable assets are amortized on a straight- line basis over lives ranging from two to fifteen years. Amortization of other assets charged against income amounted to $149 and $5 for the years ended December 31, 2001 and 2000, respectively.

9.    Notes Payable and Long-term Debt

        Notes payable of $4 consists of an unsecured note due on demand.

        Long-term debt consists of the following:

	2001	2000
Mortgage notes payable, collateralized by land and building, payable in monthly installments of principal and interest totaling $.03, bearing interest at 8.18% in 2000, due through November 2010	$2,465	$2,501
Capital lease obligations	44	—
Less: Current maturities	84	38

	$2,425	$2,463

        The scheduled maturities of long-term debt at December 31, 2001 are as follows:

Year	Amount
2002	84
2003	43
2004	46
2005	50
2006	54
Thereafter	2,232

2,509

        Interest expense on the long and short-term notes payable amounted to $529, $115 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.

10.  Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash and Cash Equivalents

        The carrying amount approximates fair value because of the short maturity of those instruments.

  Notes Payable

        The carrying amount approximates fair value because of the short- term nature of the notes and the current rates approximate market rates.

  Long-Term Debt

        The carrying amount approximates fair value because the interest rate approximates the current rate at which the Advanced Wireless Group could borrow funds on a similar note.

  Accounts Payable And Accrued Expenses

        The carrying amount approximates fair value because of the short- term nature of those items.

11.  Income Taxes

        The provision for income taxes consists of:

	2001	2000	1999
Current:
United States at statutory rates	$41	$58	$—
International	—	—	—
Current income tax provision (credit)	41	58	—
Deferred:
United States	—	—	—
International	—	—	—
Deferred income taxes provision (credit)	—	—	—

	$41	$58	$—

        The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2001	2000
Deferred Tax Assets:
Liabilities and reserves	$299	$29
Net operating loss carryforwards	4,023	2,107
Gross deferred tax assets	4,322	2,136
Valuation allowance	(4,322)	(2,136)

Net Deferred Tax Asset	$—	$—

        Domestic and international income (loss) from continuing operations before provision for income taxes and minority interest consists of:

	2001	2000
Domestic	$(15,811)	$(3,788)
International	(1,447)	(28)

	$(17,258)	$(3,816)

        At December 31, 2001, the Advanced Wireless Group had aggregate net operating loss carryforwards of approximately $10.2 million for income tax purposes which expire in various amounts through 2021. Approximately $4 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions. In addition, given the ownership structure of the Advanced Wireless Group post-transaction, the Advanced Wireless Group will not be included in Applied Digital Solutions' consolidated tax return which could further limit the utilization of the net operating loss carryforwards. The reconciliation of the effective tax rate with the statutory federal income tax rate is as follows:

	2001	2000	1999
Statutory rate	34%	34%	34%
Non-deductible goodwill amortization	(18)	(23)	(2)
State income taxes, net of federal benefits	(1)	(1)	—
International tax rates different from the statutory US federal rate	(3)	—	(3)
Change in deferred tax asset valuation allowance	(11)	(14)	(28)
Other	(1)	2	(1)

	0%	(2)%	0%

12.  Net Commitments and Contingencies

        Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $696, $569 and $550 for the years ended December 31, 2001, 2000 and 1999 respectively.

        The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2001 are:

Year	Minimum Rental Payments	Employment Contracts
2002	659	350
2003	514	50
2004	356	—
2005	312	—
2006	312	—
Thereafter	11,108	—

	13,261	400

13.  Profit Sharing Plan

        The Advanced Wireless Group participates in the 401(k) plan of Applied Digital Solutions. Applied Digital Solutions has a 401(k) Plan for the benefit of eligible United States employees. Applied Digital Solutions has made no contributions to the 401(k) Plan.

        Signature operates certain defined contribution pension plans. The Advanced Wireless Group's expense relating to the plans approximated $175, $135 and $108 for the years ended December 31, 2001, 2000 and 1999, respectively.

14.  Stock Options and Warrants

        During 1999, Digital Angel Corporation adopted a non-qualified stock option plan. Under the option plan, options for 5.5 million common shares were authorized for issuance to certain officers and employees of Digital Angel Corporation at December 31, 2001 and 2000 respectively, of which 5.4 million have been issued through December 31, 2001. The options may not be exercised until one to two years after the options have been granted, and are exercisable for a period of ten years. In conjunction with the completion of the merger, all outstanding and unexercised options of Digital Angel Corporation will be converted into an option to purchase shares of Medical Advisory Systems common stock having the same terms and conditions as in effect prior to the completion of the merger.

        A summary of stock option activity for 2001, 2000 and 1999 is as follows:

	2001		2000		1999
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding on January 1	4,630	$0.36	2,425	$0.05		$—
Granted	920	0.63	2,205	0.71	2,425	0.05
Exercised	—	—	—	—	—	—
Forfeited	(125)	(0.28)	—	—	—	—
Outstanding on December 31	5,425	0.41	4,630	0.36	2,425	0.05
Exercisable on December 31	4,555	0.37	2,155	0.05	—
Shares available on December 31 for Options that may be granted	75		870		3,075	—

        The following table summarizes information about Digital Angel Corporation stock options at December 31, 2001:

	Outstanding Stock Options			Exercisable Stock
Range of Exercise	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.01 to $0.50	2,425	9.06	$0.05	2,425	$0.05
$0.51 to $1.00	3,000	9.79	0.70	2,130	0.73

$0.01 to $1.00	5,425		$0.41	4,555	$0.37

        Applied Digital Solutions has a non-qualified option plan. Under the Applied Digital Solutions plan, options for ten million common shares were authorized for issuance to certain officers and employees of Applied Digital Solutions which include officers and employees of the Advanced Wireless Group. Under the Applied Digital Solutions plan, 373, 325 and 0 options were granted to officers and employees of the Advanced Wireless Group during 2001, 2000 and 1999, respectively. The options may not be exercised until one to three years after the grant date and are exercisable for a period of five years.

        A summary of stock option activity in 2001, 2000 and 1999 for the Applied Digital Solutions plan as it relates to the Advanced Wireless Group employees is as follows:

	2001			2000		1999
	Shares	Weighted Average Exercise Price		Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding on January 1	389	$3.52		85	$3.09	100	$3.09
Granted	373	0.67		325	3.59	—	—
Exercised	—	—		(21)	2.75	—	—
Forfeited	(3)	1.09		—	—	(15)	3.09
Outstanding on December 31	759	2.13	(1)	389	3.52	85	3.09
Exercisable on December 31	323	$3.19		50	$3.09	—	$—

        The following table summarizes information about stock options under the Applied Digital Solutions plan as it relates to the Advanced Wireless Group employees at December 31, 2001:

	Outstanding Stock Options			Exercisable Stock
Range of Exercise	Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$0.01 to $3.00	526	5.06	$1.24	179	$2.75
$3.01 to $6.00	173	3.99	3.32	124	3.29
$6.01 to $8.00	60	5.06	6.53	20	6.53

$0.01 to $1.00	759		$2.13	323	$3.19

        The Advanced Wireless Group applies APB Opinion No. 25 and related Interpretations in accounting for all the plans. Accordingly, no compensation cost has been recognized under these plans. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under these plans, consistent with the alternative method set forth under SFAS 123, Accounting for Stock- Based Compensation, the Advanced Wireless Group's net income applicable to common stockholders and earnings per common and common equivalent share would have been reduced. The pro forma amounts are indicated below:

	2001	2000	1999
NET LOSS
As reported	$(17,409)	$(3,870)	$(968)
Pro forma	(17,674)	(4,003)	(991)
NET LOSS PER COMMON SHARE—BASIC AND DILUTED
As reported	(0.93)	(0.21)	(0.05)
Pro forma	(0.94)	(0.21)	(0.05)

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants under the option plan in 2001, 2000 and 1999: dividend yield of 0% for the three years; expected volatility of 0% for the three years; risk-free interest rate of 4.49%, 4.98% and 6.36% for 2001, 2000 and 1999 respectively; and expected lives of ten years for the two years ended December 31, 2001 and five years for the year ended December 31, 1999. The weighted-average fair value of options granted was $.03 for the two years ended December 31, 2001 and $0.00 for the year ended December 31, 1999. The weighted average assumptions used for grants under the Applied Digital Solutions plan in 2001 and 2000 are as follows: dividend yield of 0% for the two years; expected volatility of 68.75% and 53.32% for 2001 and 2000, respectively; risk-free interest rate of 4.49% and 4.98% for 2001 and 2000, respectively; and expected lives of 5 years for the two years. The weighted average fair value of the Applied Digital Solutions options granted was $0.44 and $1.01 for the years ended December 31, 2001 and 2000, respectively.

  Qualified Employee Stock Purchase Plan

        During 1999, Applied Digital Solutions adopted a qualified Employee Stock Purchase Plan. Under the stock purchase plan, options are granted at an exercise price of the lesser of 85% of the fair market value on the date of grant or 85% of the fair market value on the exercise date. Under the stock purchase plan, options for 3.0 million common shares were authorized for issuance to substantially all full-time employees of the Advanced Wireless Group, of which 1.0 million shares have been issued and exercised through December 31, 2001. Each participant's options to purchase shares will be automatically exercised for the participant on the exercise dates determined by the board of directors.

15.  Non-Cash Compensation Expense

        Non-cash compensation expense of $119 has been included in selling, general and administrative expenses for 2001. The expense resulted primarily from re-pricing 429 Applied Digital Solutions stock options during 2001. The options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in the common stock price will result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expire.

16.  Legal Proceedings

        On May 29, 2001, Janet Silva, individually and as Guardian ad litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. filed suit against Customized Services Administrators, Incorporated, Pricesmart, Inc., Commercial Union Insurance Company, CGU Insurance Group, and us in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arise from a vacation guarantee insurance policy allegedly purchased by the plaintiffs from the defendants on March 6, 2000. The complaint alleges, among other things, that the defendants breached the terms of the insurance policy, defrauded plaintiffs, acted in bad faith, engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. and the intentional infliction of emotional distress on plaintiffs. The complaint seeks the cost of funeral and burial expenses of Mr. Silva and amounts constituting the loss of financial support of Mr. Silva, general damages, attorney's fees and costs, and exemplary damages.

        Customized Services Administrators has filed a cross-claim against us alleging that we should be held liable for any liability that Customized Services Administrators may have to the plaintiffs in this case. We have denied the allegations of the complaint and the Customized Services Administrators cross-claim and are vigorously contesting all aspects of this action.

        Advanced Wireless Group is party to various other legal actions as either a plaintiff or a defendant. In management's opinion, these proceedings will not have a material adverse effect on our financial condition and results of operations.

17.  Supplemental Cash Flow Information

        In the years ended December 31, 2001 and 2000, the Advanced Wireless Group had the following noncash investing and financing activities:

	2001	2000
Assets acquired for ADS common stock	$17,823	—
Assets acquired for long-term debt and capital leases	—	$1,992

        Applied Digital Solutions has entered into various earnout arrangements with the selling stockholders of Timely Technology. During 2001, the Timely Technology earned $5,041 for their earnout, which was paid through the issuance of 8,267 shares of Applied Digital Solutions' common stock. During 2001, Applied Digital Solutions issued 11.8 million shares of Applied Digital Solutions common stock in consideration for an exclusive perpetual license to a digital encryption and distribution software system and contributed the license to the Advanced Wireless Group.

18.  Segment Information

        The Advanced Wireless Group is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Prior to March 27, 2002, the Advanced Wireless Group operated in four segments—Animal Tracking, Digital Angel Technology, Digital Angel Delivery System and Radio Communications and Other. With the acquisition of Medical Advisory Systems in March 2002, the Advanced Wireless Group reorganized into four segments: Animal Applications, Digital Angel Systems, GPS and Radio Communications and Physician Call Center and Other. Animal Applications is the new name of the segment previously identified as Animal Tracking. We combined the Digital Angel Technology segment with the Digital Angel Delivery System segment to form the new Digital Angel Systems segment, which is now managed as a single business unit. GPS and Radio Communications is the new name of the segment previously identified as Radio Communications and Other and represents the activity of Signature Industries, which is located in the United Kingdom. Physician Call Center and Other reflects the Medical Advisory Systems business, which was acquired on March 27, 2002. Prior period segment information has been restated to reflect the current segment structure. Segment information for the year ended

December 31, 1999 has been excluded as our business consisted solely of Signature Industries during that period.

	For The Year Ended December 31, 2001
	Animal Applications	Digital Angel Systems	GPS and Radio Communications	Physician Call Center and Other	Combined
	(In Thousands)
Product revenue	$22,074	$2	$11,144	$—	$33,220
Service revenue	—	2,518	—	—	2,518

Segment revenue	$22,074	$2,520	$11,144	$—	$35,738

Depreciation and amortization	$9,385	$2,335	$611	$—	$12,331
Interest income	(4)	(13)	—	—	(17)
Interest expense	1,777	217	125	—	2,119
Loss from operations before provision for income taxes and minority interest	(9,806)	(6,005)	(1,447)	—	(17,258)
Segment assets	86,918	14,678	5,783	—	107,379
Expenditures for property and equipment, net	947	188	175	—	1,310
	For The Year Ended December 31, 2000
	Animal Applications	Digital Angel Systems	GPS and Radio Communications	Physician Call Center and Other	Combined
	(In Thousands)
Product revenue	$6,618	$—	$12,986	$—	$19,604
Service revenue	—	2,647	—	—	2,647

Segment revenue	$6,618	$2,647	$12,986	$—	$22,251

Depreciation and amortization	$2,314	$135	$513	$—	$2,962
Interest income	(7)	(2)	(17)	—	(26)
Interest expense	62	3	50	—	115
Loss from operations before provision for income taxes and minority interest	(2,335)	(1,454)	(27)	—	(3,816)
Segment assets	85,837	1,844	7,663	—	95,344
Expenditures for property and equipment, net	241	309	208	—	758

        Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Information concerning principal geographic areas as of and for the years ended December 31, 2001, 2000 and 1999 was as follows (in thousands):

	United States	United Kingdom	Combined
2001
Net revenue	$24,594	$11,144	$35,738
Long-lived assets excluding goodwill	13,558	918	14,476
2000
Net revenue	$9,264	$12,987	$22,251
Long-lived assets excluding goodwill	4,449	959	5,408
1999
Net revenue	$—	$14,380	$14,380
Long-lived assets excluding goodwill	—	1,115	1,115

19.  Pro Forma Information

        The following unaudited pro forma combined information of the Advanced Wireless Group for the year ended December 31, 2000 and 1999 gives effect to the acquisitions, disclosed in Note 3, as if they were effective at January 1, 2000 and 1999. The Advanced Wireless Group did not acquire any businesses during 2001. The statement gives effect to the acquisitions under the purchase method of accounting.

        The unaudited pro forma information may not be indicative of the results that would have actually occurred if the acquisitions had been effective on the dates indicated or of the results that may be obtained in the future. The unaudited pro forma information should be read in conjunction with the combined financial statements and notes thereto of the Advanced Wireless Group.

	UNAUDITED PRO FORMA DECEMBER 31,
	2000	1999
Total revenue	$35,443	$34,193
Net loss	(7,059)	(5,866)
Loss per share	(0.38)	(0.31)

20.  Summarized Quarterly Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter		Full Year
2001—As Reported
Total revenue	$10,204	$8,470	$9,297	$7,767		$35,738
Gross profit	4,294	3,391	3,443	2,311		13,439
Net loss	(2,011)	(3,523)	(3,921)	(7,954	)(b)	(17,409)
Earnings per share—basic and diluted	(0.11)	(0.19)	(0.21)	(0.42)		(0.93)
2001—Adjusted for Change in Method of Accounting for Goodwill(a)
Total revenue	$10,204	$8,470	$9,297	$7,767		$35,738
Gross profit	4,294	3,391	3,443	2,311		13,439
Net income (loss)	37	(1,163)	(1,258)	(5,235	)(b)	(7,619)
Earnings per share—basic and diluted	—	(0.06)	(0.07)	(0.28)		(0.41)
2000—As Reported
Total revenue	$3,923	$4,066	$6,732	$7,530		$22,251
Gross profit	1,691	1,861	2,925	2,823		9,300
Net income (loss)	(64)	50	207	(4,063	)(c)	(3,870)
Earnings per share—basic and diluted	—	—	0.01	(0.22)		(0.21)
2000—Adjusted for Change in Method of Accounting for Goodwill(a)
Total revenue	$3,923	$4,066	$6,732	$7,530		$22,251
Gross profit	1,691	1,861	2,925	2,823		9,300
Net income (loss)	(1)	122	599	(2,061	)(c)	(1,341)
Earnings per share—basic and diluted	—	0.01	0.03	(0.11)		(0.07)

(a)
Effective January 1, 2002, the Advanced Wireless Group adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. There was no impairment upon adoption of FAS 142. However, there can be no assurance that future goodwill impairment tests will not result in impairment charges.

(b)
The fourth quarter 2001 results include interest on IBM debt in the amount of $1,591 and goodwill impairment in the amount of $726.

(c)
The fourth quarter 2000 results include amortization of Digital Angel goodwill in the amount of $2,180 Digital Angel was acquired on September 8, 2000.

Exhibit 23.1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
 Medical Advisory Systems, Inc.

        We have audited the accompanying consolidated balance sheets of Medical Advisory Systems, Inc. and Subsidiaries as of October 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Advisory Systems, Inc. and Subsidiaries as of October 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                      BDO Seidman, LLP

Washington, D.C.
December 21, 2001

Medical Advisory Systems, Inc.

Consolidated Balance Sheets

	October 31, 2000	October 31, 2001
Assets
Current
Cash and cash equivalents	$2,615,842	$1,388,826
Accounts receivable, less allowance for doubtful accounts of $115,542 and $137,620	482,202	429,105
Inventories	46,526	52,778
Prepaid expenses and other (Note 7)	20,189	263,118

Total current assets	3,164,759	2,133,827
Property and equipment, at cost, less accumulated depreciation and amortization (Notes 1 and 4)	1,620,847	1,573,006
Purchased software, at cost, less accumulated amortization of $317,123 (Note 2)	2,408,353	—
Investment in affiliates (Note 3)	1,152,921	953,750
Deferred investment advisory costs (Note 7)	209,926	—
Intangible assets, net	57,222	—

	$8,614,028	$4,660,583

Liabilities and Stockholders' equity
Current
Current maturities of long-term debt (Note 4)	$3,719	$4,103
Current maturities of capital lease obligations (Note 4)	29,428	32,241
Accounts payable and accrued expenses	264,934	668,854
Deferred income	21,699	21,051

Total current liabilities	319,780	726,249
Long-term debt (Note 4)	126,661	122,234
Capital lease obligations (Note 4)	68,424	38,748

Total liabilities	514,865	887,231

Commitments and contingencies (Notes 4, 5, 10 and 11)
Stockholders' equity (Notes 5, 6, 7 and 8)
Convertible preferred stock, par value, $1.75 per share; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock; $.005 par value; 10,000,000 shares authorized; 5,121,230 and 5,161,230 shares issued and outstanding	25,605	25,805
Additional paid-in capital	14,437,732	14,654,032
Accumulated deficit	(6,320,591)	(10,862,902)
Treasury stock, at cost (50,000 shares)	(43,583)	(43,583)

Total stockholders' equity	8,099,163	3,773,352

	$8,614,028	$4,660,583

See accompanying summary of accounting policies and notes to consolidated financial statements.

Medical Advisory Systems, Inc.

Consolidated Statements of Operations

	Years Ended October 31,
	2000	2001
Revenues:
Interactive medical information services	$5,336,625	$535,391
24/7 medical response and assistance services	2,602,269	3,274,347
Pharmaceutical kits and equipment	702,955	902,749
ASP and WEB hosting services	588,750	523,020
Other services	146,417	127,724

Total Revenues	9,377,016	5,363,231

Operating Expenses:
Interactive medical information services (Note 5)	4,714,748	523,190
24/7 medical response and assistance services (Note 5)	1,700,130	2,402,832
Pharmaceutical kits and equipment	456,666	618,752
ASP and WEB hosting services	46,687	211,499
Other services	109,762	95,463
Salaries and wages	1,025,698	1,105,620
Other selling, general and administrative (Note 7)	2,198,658	1,574,553
Depreciation & amortization	525,720	848,465
Impairment of long-lived assets (Note 2)	—	2,078,833
Write down of investment in affiliate (Note 3)	—	508,171

Total Operating Expenses	10,778,069	9,967,378

Operating loss	(1,401,053)	(4,604,147)

Other Income/(Expense):
Other income	51,628	16,068
Interest income	125,456	78,631
Interest expense	(22,704)	(32,863)

Total Other Income/(Expense)	154,380	61,836

Net loss	$(1,246,673)	$(4,542,311)

Basic and diluted loss per share	$(0.26)	$(0.88)
Weighted average shares outstanding	4,871,738	5,155,641

See accompanying summary of accounting policies and notes to consolidated financial statements.

Medical Advisory Systems, Inc.

Consolidated Statements of Stockholders' Equity

	Preferred Stock		Common Stock
					Additional Paid-in-Capital	Accumulated Deficit	Treasury Shares	Stock Amount
	Shares	Amount	Shares	Amount					Total
Balance at October 31, 1999	—	—	4,411,060	$22,054	$8,164,041	$(5,073,918)	50,000	$(43,583)	$3,068,594
Issuance of common stock, net	—	—	550,000	2,750	5,772,250	—	—	—	5,775,000
Issuance of common stock for investment in affiliate	—	—	10,000	50	113,700	—	—	—	113,750
Exercise of stock options and warrants for cash	—	—	140,180	701	21,799	—	—	—	22,500
Warrants issued to outside third parties	—	—	—	—	272,336	—	—	—	272,336
Issuance of common stock in settlement of trade payables	—	—	9,990	50	93,606	—	—	—	93,656
Net loss	—	—	—	—	—	(1,246,673)	—	—	(1,246,673)

Balance at October 31, 2000	—	—	5,121,230	$25,605	$14,437,732	$(6,320,591)	50,000	$(43,583)	$8,099,163

Issuance of common stock for investment in affiliate	—	—	40,000	200	149,800	—	—	—	150,000
Options issued to outside third parties	—	—	—	—	66,500	—	—	—	66,500
Net loss	—	—				(4,542,311)			(4,542,311)

Balance at October 31, 2001	—	—	5,161,230	$25,805	$14,654,032	$(10,862,902)	50,000	$(43,583)	$3,773,352

See accompanying summary of accounting policies and notes to consolidated financial statements.

Medical Advisory Systems, Inc.

Consolidated Statements of Cash Flows

	Years ended October 31,
	2000	2001
Cash flows from operating activities:
Net loss	$(1,246,673)	$(4,542,311)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	525,720	848,465
Provision for doubtful accounts	44,295	26,516
Write off of accounts receivable	(6,497)	(4,438)
Gain on settlement of trade payables	(37,816)	—
Compensation expense for options and warrants	820,017	254,259
Write down of investment in affiliate	—	508,171
Impairment of long-lived assets	—	2,078,833
Changes in assets and liabilities:
Accounts receivable	(75,604)	31,019
Inventories	(21,418)	(6,252)
Prepaid expenses and other	(8,538)	(179,929)
Accounts payable and accrued expenses	(86,977)	403,920
Deferred income	(9,978)	(648)
Customer advances	(57,944)	—

Net cash used in operating activities	(161,413)	(582,395)

Cash flows from investing activities:
Investment in affiliates	(400,000)	(159,000)
Purchase of property and equipment, net	(3,521,239)	(454,715)

Net cash used in investing activities	(3,921,239)	(613,715)

Cash flows from financing activities:
Proceeds from sale of common stock, net of cost	5,775,000	—
Exercise of stock options	22,500	—
Repayment of loans to banks and related parties	(30,955)	(30,906)

Net cash provided by (used in) financing activities	5,766,545	(30,906)

Net increase (decrease) in cash and cash equivalents	1,683,893	(1,227,016)
Cash and cash equivalents, beginning of period	931,949	2,615,842

Cash and cash equivalents, end of the period	$2,615,842	$1,388,826

See accompanying summary of accounting policies and notes to consolidated financial statements.

Medical Advisory Systems, Inc.
Notes to Consolidated Financial Statements

Basis of Presentation

        The consolidated financial statements include the accounts of Medical Advisory Systems, Inc. (MAS or the Company) and its wholly-owned subsidiaries, Travelers Angel Assistance, Inc., MAS Laboratories, Inc., Doc-Talk, LLC, and TLC., Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.

        The Company has a 2.3% ownership interest in AmericasDoctor.com. The Company accounts for this investment using the cost method (See Note 3).

        In May 2000, the Company purchased a 12% ownership interest in CICP, the holding company for CORIS Group International ("CORIS"). The Company accounts for this investment using the cost method (See Note 3).

        In December 2000, the Company purchased a 15% ownership interest in Jaspin Interactive, Inc. The Company accounts for this investment using the cost method (See Note 3).

Business Operations

        MAS provides interactive medical information services via "chats" over the internet and telephone, provides medical advice to personnel on ocean-going vessels and other individuals or entities located outside the continental United States, provides clinical research software and WEB hosting services via the Company's call center and operates an out-patient medical clinic. MAS Laboratories is currently inactive. The Company provides these various services through four operating segments as described more fully in Note 12.

Risks and Uncertainties

        The Company provides medical information and assistance services and related products and services through various methods of distribution. In 2001, the majority of the Company's revenues result from providing 24/7 medical response and assistance services. In October 2001, the Company announced a new travel insurance product directed toward American tourists traveling outside the United States. While the profitability of delivering medical response and assistance services increased in 2001, the Company is unsure what the impact will ultimately be on the future profitability of travel assistance services given the significant decline in travel after the attacks on the United States in September 2001.

        In September 2001, AmericasDoctor.com cancelled its contract with the Company to provide internet "chats" with doctors located in its call center which is staffed 24 hours-a-day (see Note 3). The Company has the ability to provide the internet "chat" services to other foreign and domestic customers, but has not yet contracted for any significant new customers.

        As discussed in Note 14, in November 2001 the Board of Directors approved an agreement and plan of merger pursuant to which the Company would acquire the Advanced Wireless Group of Applied Digital Solutions, Inc. ("ADS"). As a result of this transaction, ADS will own 82.1% of the Company's outstanding common stock and will be able to control the Board of Directors. If the merger is ultimately completed, a new senior management team has been identified by ADS to direct the Company. The Company cannot predict what changes, if any, the new management team will make in the existing business plan.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions particularly regarding valuation of accounts receivable and purchased software, recognition of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Concentrations of Credit Risk

        Financial instruments and related items which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company's customers are not concentrated geographically and it periodically reviews its trade receivables in determining its allowance for doubtful accounts. Revenue from AmericasDoctor.com, Inc. was $5,325,101 or 57% of consolidated revenues for fiscal 2000. Revenue from Customized Services Administration was $2,452,029 or 46% of consolidated revenue for fiscal 2001.

Cash Equivalents

        For purposes of the statements of cash flows, the Company considers all temporary investments purchased with a maturity date of three months or less to be cash equivalents. The Company had temporary investments of $1,300,000 at October 31, 2001.

Inventories

        Inventories are stated at the lower of cost or market determined by the first-in, first-out (FIFO) method. Inventories consist of pharmaceuticals available for sale.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed over their estimated useful lives by the straight line method (see Note 1)

Purchased Software

        The Company capitalizes the cost of purchased software which is ready for service. These direct costs are amortized using the straight-line method over five years which does not exceed the expected life of the software. The Company regularly reviews the carrying value of the software and a loss is recognized when the value of the estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost. Based on the impairment evaluation, the Company wrote off the remaining purchased software cost in 2001 (See Note 2).

Deferred Investment Advisory Costs

        Deferred investment advisory and public relations costs consist of the estimated fair value of warrants issued to certain third parties for public and investor relations services to be rendered over one, two and three-year periods, respectively. These amounts were being amortized on a straight line basis over the lives of the service agreements. The amounts were written off in 2001 (See Note 7).

Impairment of Long-Lived Assets

        Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. Based on the impairment evaluation, the Company wrote off the carrying value of certain long-lived assets in 2001 (See Note 2).

Revenue Recognition

        Revenues from contracts that provide unlimited services are recognized ratably over the term of the contract. Revenues from contracts based on usage are recognized when the services are rendered. Other revenues are recognized at the time services or goods are provided.

Income Taxes

        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109. Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, deferred taxes are determined using the liability method which requires the recognition of deferred tax assets and liabilities based on differences between financial statement and income tax bases using presently enacted tax rates.

Stock Based Compensation

        The Company accounts for stock based compensation using the intrinsic value method prescribed in Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" with respect to options and warrants granted to employees.

Earnings Per Share

        The Company follows Statement of Financial Accounting Standards No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are antidilutive.

Comprehensive Income

        Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has no items of comprehensive income to report.

Recent Accounting Pronouncements

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141). SFAS No. 141 changed the accounting for business combinations, requiring that all business combinations be accounted for using the purchase method and that intangible assets be recognized as assets apart from goodwill if they arise from contractual or other legal rights, or if they are separable or capable of being separated from the acquired entity and sold, transferred, licensed, rented or exchanged. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.

        In June 2001, the FASB issued Statement of Financial Standards No. 142, "Accounting for Goodwill" ("SFAS 142"). SFAS 142 establishes accounting standards for existing goodwill related to purchase business combinations. Under the Statement, the Company would discontinue the periodic amortization of goodwill effective with adoption of the new Statement. Also, the Company would have to test any remaining goodwill for possible impairment within six months of adopting the Statement, and periodically thereafter, based on new valuation criteria set forth in the Statement. Further, the Statement has new criteria for purchase price allocation. The Statement becomes effective January 1, 2002. If the proposed merger is completed, the transaction would be subject to the requirements of SFAS 141 and 142.

        In August 2001, the FASB approved Statement on Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS No. 144 supersedes SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of the Accounting Principles Board Opinion No 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale and resolved significant implementation issues related to SFAS No. 12 1. SFAS No. 144 retains the requirements of SFAS No. 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset. SFAS No. 144 excludes goodwill from its scope, describes a probability-weighted cash flow estimation approach, and establishes a "primary-asset" approach to determine the cash flow estimation period for groups of assets and liabilities. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Company believes that adoption of SFAS No. 144 will not have a material impact on its financial position or results of operations.

1.    Property and Equipment

        Property and equipment consists of the following:

	October 31, 2000	October 31, 2001	Estimated Useful lives
Land	$65,078	$65,078
Buildings and improvement	955,802	1,660,703	10-20 years
Furniture, fixtures and equipment	1,212,782	1,036,028	3-5 years
Construction in progress	374,984	—	20 years

	2,608,646	2,761,809
Less: Accumulated depreciation and amortization	987,799	1,188,803

	$1,620,847	$1,573,006

2.    Impairment of Long-lived Assets

        During the third quarter of 2001, the only customer for clinical research services in the Company's ASP segment insisted on renegotiating the monthly fee under the service agreement originally executed in March 2000. Ultimately, the customer cancelled the service contract in the fourth quarter since the parties were unable to agree on a revised fee structure. Consequently, the Company, based on a review of undiscounted cash flows, including the estimated residual fair market value of certain long-lived assets, recorded an impairment charge of $2,078,833.

3.    Investment in Affiliates

        Investment in affiliates consists of the following:

	October 31, 2000	October 31, 2001
AmericasDoctor.com	$639,171	$131,000
CORIS	513,750	513,750
Jaspin Interactive	—	309,000

	$1,152,921	$953,750

        The Company initially recorded its investment in AmericasDoctor.com using the equity method and the excess of the investment over the Company's share of AmericasDoctor.com's net assets was recorded as goodwill, which the Company periodically reviews for impairment, and was assigned a five-year life. The investment balance at October 31, 2001 represented the remaining balance of goodwill. On October 31, 1999, the Company's ownership interest was reduced to 5.3% and further reduced to 2.3% on January 6, 2000 which it remains at October 31, 2001. Effective November 1, 1999, the Company began to account for its investment using the cost method.

        In the fourth quarter of 2001, Americasdoctor.com notified the Company that it was terminating its contract for services. This notification caused the Company to review the carrying value of this investment. The Company analyzed current financial information, discussed liquidity concerns with senior management and ultimately determined that the carrying value of the investment was impaired. Accordingly, the Company recorded a write-down of the investment of $508,171.

        In May 2000, the Company purchased 12% of the outstanding common stock of CORIS of Paris, France for $400,000 in cash and 10,000 shares of its common stock with a fair value of $113,750 for a total investment of $513,750. CORIS provides medical and non-medical travel assistance and insurance claims services to the travel industry and insurance clients through an independent network of 24-hour call centers in 37 countries. The investment agreement with CORIS calls for the development of international internet medical "chat" services and foreign language chat services in the U.S, using CORIS 24-hour call centers to provide infrastructure and personnel. It also calls for CORIS to serve as the international arm of MAS' application service provider ("ASP") operations. This investment has been accounted for using the cost method.

        In December 2000, the Company purchased a 15% ownership interest in Jaspin Interactive, Inc., ("Jaspin") a privately held company in Dulles, Virginia. The Company paid $159,000 and issued 40,000 shares of the Company's common stock in exchange for shares of Jaspin. Jaspin is an Internet and Online business solutions provider and software development company. Under the investment agreement, the Company will have the right to use Jaspin's proprietary software and will provide ASP and WEB hosting services to Jaspin. This investment has been accounted for using the cost method.

4.    Long-term Debt and Borrowing Arrangements

        Long-term debt consists of the following:

	October 31, 2000	October 31, 2001
Mortgage loan payable in monthly installments of $1,222, including interest at 8.5% per annum, and a balloon payment of $121,905 on January 3, 2003. The note is collateralized by a first deed of trust on the Company's building and land	$130,380	$126,337

Less current portion	3,719	4,103

	$126,661	$122,234

        Aggregate maturities of long-term debt as of October 31, 2001 are as follows:

Year	Amount
2002	$4,103
2003	122,234

$126,337

        The Company leases equipment under capital leases which are included in property and equipment at a cost of $146,689 at October 31, 2000 and 2001. Amortization expense related to assets under capital leases amounted to $29,337 for the years ended October 31, 2000 and 2001. As of October 31, 2001, future net minimum lease payments under capital leases are as follows:

Year	Amount
2002	$37,889
2003	37,889
2004	3,157

Total minimum lease payments	78,935
Less: amount representing interest	7,946

Present value of net minimum lease payments	70,989
Less: Current portion	32,241

Long-term capital lease obligation	$38,748

        The Company has an unused $500,000 bank line of credit that extends through March 2002. Borrowings are unsecured and bear interest at the bank's prime rate.

5.    Related Party Transactions

        Hall & Associates, P.A., Hall & AmDoc, Associates, P.A., and Hall & DocTalk, Associates, P.A., which are owned by the Company's Chief Executive Officer, Thomas M. Hall, M.D., provide medical professional services to MAS. Amounts paid to these companies represent fees for professional services rendered and premiums on professional liability insurance. During 2001 and 2000, the Company paid Hall & Associates, P.A., Hall & AmDoc, Associates, P.A. and Hall & DocTalk, Associates, P.A., a combined total of $732,364 and $4,219,628, respectively, in fees and professional liability insurance premiums. There were no amounts payable to these affiliates at either October 31, 2000 or 2001.

        During 2001 the Company completed construction of a new technology facility. The Company executed an agreement with a contractor, whose owners are related to the Company's President and Chairman of the Board, to develop and construct the building. The total cost of the facility was $705,000, which management believes approximates the market value for the services rendered.

6.    Stockholders' Equity

        On March 9, 2000, the Company sold 550,000 shares of common stock, in a private transaction, for total proceeds of $5,775,000 to Premier Research Worldwide ("PRWW"), an unrelated third party. Concurrently, the Company and eResearch Technology, a wholly owned subsidiary of PRWW, executed a sales, service and marketing agreement. Under the agreement, which had a five-year term, the Company was to have assisted eResearch Technology in deploying its suite of intergrated proprietary clinical research software to companies in the pharmacuetical, medical device and biotechnology industries, as well as clinical research organizations. As part of these agreements, the Company purchased a license for this clinical research software for approximately $2,725,000. Also, the Company expanded its telecommunications and internet infrastructure to become an application service provider for eResearch Technology's proprietary clinical research software. Further, the two companies were to have worked to increase the efficiency and effectiveness of eResearch Technology's electronic network by utilizing the Company's base of contract physicians to use proprietary software, developed by eResearch Technology, which provided for the electronic transmission of a centralized analysis of electrocardiograms used to monitor the effects on the heart of new therapies. In the fourth quarter of fiscal 2001, eResearch Technology cancelled the service contract after the parties were unable to agree on a revised fee structure. The Company wrote-down the carrying value of purchased software and certain computer equipment as of October 31, 2001 (see Note 2).

7.    Stock Warrants

        In November 1998, the Company issued 300,000 warrants to purchase the Company's common stock to a broker dealer as consideration for certain investment advisory services, including services related to the issuance of 500,000 shares of Convertible Preferred Stock in a private placement. The Company determined the estimated aggregate fair value of these warrants on the date of grant to be approximately $742,250 based on the Black-Scholes valuation model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 40%, risk free interest rate of approximately 5.01% and expected life of approximately 5 years. The Company recorded $124,605 as a reduction in paid-in-capital in order to raise the effective commission paid to the broker dealer to 15% to more accurately reflect the commission rate for similar transactions being completed. The remaining $620,645 was recorded as deferred investment advisory fees and was being amortized over 36 months, the term of the service agreement. In June 2000, the Company established an investment advisory relationship with another investment banking firm. Accordingly, the Company wrote off the remaining deferred investment advisory fees of approximately $387,000 as of April 30, 2000. In addition, the Company issued warrants to purchase the Company's common stock to various marketing and public relations consultants. The terms of the consulting agreements vary from one month to one year. All of the warrants issued to third parties allowed them to purchase common stock for $3.00 to $12.00 per share for up to five years. There were no vesting requirements associated with these warrants. The Company determined the estimated aggregate fair value of these various warrants on the date of grant to be approximately $895,706 based on the Black-Scholes valuation model described above. All of these warrants have been amortized into expense as of October 31, 2000.

        In May 2000, the Company issued 75,000 warrants to purchase its common stock to an investment banking firm as consideration for providing investment advisory services for two years. The holder of the warrants may purchase 75,000 common shares at $10.50 per share, subject to adjustment as specified in the warrant agreement, for up to five years. There are no vesting requirements associated with these warrants. The Company determined the estimated aggregate fair value of these warrants on the date of grant to be $272,336 based on the Black-Scholes valuation model. The Company recorded the $272,336 as deferred investment advisory fees and was amortizing this cost to expense over 24 months, the term of the agreement. In August 2001, the Company established an investment banking relationship with another investment banking firm. Accordingly, the Company wrote off the remaining deferred investment advisory fees of $90,383.

        In March 2001, the Company issued 35,000 options to purchase its common stock to an outside consulting firm as consideration for providing marketing services for one year. The holder of the warrants may purchase 35,000 common shares at $3.90 per share. These options vest ratably over a three-year period. The Company determined the estimated aggregate fair value of the options on the date of grant to be $66,500 based on the Black-Scholes valuation model. The Company recorded the $66,500 as prepaid marketing cost and is amortizing this cost to expense over 12 months, the term of the agreement.

        There were 205,000 and 240,000 warrants outstanding at October 31, 2000 and 2001, respectively.

8.    Stock Options

        The Company has a nonqualified stock option plan to provide key employees and non-employees the opportunity to participate in equity ownership. Options may be granted at or below the fair market value of the stock and have a five-year life (increased to ten years in December 1999). Options granted to certain individuals vest ratably over three years. The Company has reserved 1,000,000 common shares for exercise of these stock options.

        The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's common stock issued to key employees of the Company:

	Number of Shares	Exercise Price Per Share
Options outstanding, October 31, 1999	405,000	$0.50

Options granted	409,000	10.00
Options exercised	(140,180)	0.50

Options outstanding, October 31, 2000	673,820	$0.50 to $10.00
Options granted	854,000	3.63-4.15

Options outstanding, October 31, 2001	1,527,820	$0.50-10.00

Weighted average price of options outstanding	—	$4.05

        A summary of the stock options outstanding and exercisable as of October 31, 2001 is as follows:

Exercise prices	Number Outstanding	Weighted average remaining life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$0.50	264,820	2.09	$0.50	246,820	$0.50
$3.63-4.15	854,000	9.29	$4.94	4,000	$3.63
$10.00	409,000	8.48	$10.00	54,240	$10.00

        For SFAS No. 123 purposes, the weighted average fair value of each option granted has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.44% and 6.25% and expected volatility of 68% and 70% and an expected option life of 3 and 7 years for the years ended October 31, 2001 and 2000, respectively, and a dividend payout rate of zero for each year. Using these assumptions, the weighted average fair value of the stock options granted is $1.96 and $6.20 for 2001 and 2000, respectively. There were no adjustments made in calculating the fair value to account for vesting provisions or for non-transferability or risk of forfeiture.

        If the Company had elected to recognize compensation expense based on the fair value at the grant dates for options issued under the plan described above, consistent with the method prescribed by SFAS No. 123, net income (loss) applicable to common shareholders and earnings per (loss) share would have been changed to the pro forma amounts indicated below:

	Year ended October 31,
	2000	2001
Net income (loss) applicable to common shareholders:
as reported	$(1,246,673)	$(4,542,311)
pro forma	(1,453,021)	(4,669,714)
Basic and diluted earnings (loss) per share:
as reported	$(0.26)	$(0.88)
pro forma	$(0.30)	$(0.91)

9.    Income Taxes

        The Company files a consolidated U.S. federal income tax return. The Company determines deferred tax liabilities and assets based on the difference between financial statements and tax bases of assets and liabilities using presently enacted tax rates in effect for the year in which the differences are expected to reverse.

        The differences between the expected tax benefit based on the federal income statutory rate and the actual benefit are presented in the table below:

	Year ended October 31,
	2000	2001
Federal statutory rate	(35.0)%	(35.0)%
Net operating losses for which current benefit is not available	35.0	35.0

Effective income tax rate	0.0%	0.0%

        The tax effects of the temporary differences giving rise to the Company's deferred tax asset at October 31, 2000 and 2001 are summarized as follows:

	2000	2001
Equity in loss of affiliate	$1,033,000	$1,033,000
Net operating loss carry forwards	1,244,000	2,855,000
Write-down of investment in affiliate	—	208,000
Allowance for doubtful accounts	47,000	56,000
Deferred income	9,000	9,000
Accrued vacation	14,000	11,000
Depreciation and amortization	18,000	4,000
Impairment of long-lived assets	—	49,000

Subtotal	2,365,000	4,225,000
Valuation allowance	(2,365,000)	(4,225,000)

Net deferred taxes	$—	$—

        Realization of the net deferred tax asset at the balance sheet date is dependent on future earnings which are uncertain. The Company continues to maintain a valuation allowance for the entire deferred tax asset at October 31, 2000 and 2001.

        As of October 31, 2001, the Company had net operating loss carry forwards of approximately $5,100,000 expiring between 2002 and 2020 available to offset future taxable income.

10.  Retirement Plan

        In 1994, the Company adopted a Retirement Savings Plan (Plan) in accordance with Section 401 (k) of the Internal Revenue Code. The Plan is available to all eligible employees, as defined in the Plan's agreement. Participants are allowed to contribute up to 15% of their annual compensation to the maximum amounts prescribed by law. The Company provides for discretionary matching contributions to the Plan equal to a percentage of the participant's contributions. The Company's contributions in 2001 and 2000 were $5,418 and $4,132, respectively.

11.  Commitments and Contingencies

        On May 29, 2001, Janet Silva, individually and as Guardian ad Litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. (collectively, "Planintiffs") filed suit against Customized

Services Administrators, Incorporated ("CSA"), Pricesmart, Inc. ("Pricesmart"), Commercial Union Insurance Company ("Commercial Union"), CGU Insurance Group, and the Company (collectively the "Defendants") in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arise from a vacation guarantee insurance policy (the "Insurance Contract") allegedly purchased by Plaintiffs from Defendants on March 6, 2000. The complaint alleges, among other things, that Defendants breached the Insurance Contract, defrauded Plaintiffs, acted in bad faith, engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. (the "Deceased") and the intentional inflection of emotional distress on Plaintiffs. The complaint seeks the cost of funeral and burial expenses of the Deceased and amounts constituting the loss of financial support of the Deceased, general damages, attorney's fees and costs, and exemplary damages.

        CSA has filed a cross-claim against the Company alleging that the Company should be held liable for any liability that CSA may have to Plaintiffs. The Company has denied the allegations of the complaint and the CSA cross-claim and is vigorously contesting all aspects of this action. The Company's legal representation in being coordinated and paid for by its insurance carrier. The Company believes that the ultimate resolution of this litigation will not have a material adverse effect on its financial condition or operating results.

        Presently, the Company leases three automobiles under non-cancelable operating leases. Minimum annual rental commitments under these leases at October 31, 2001 are as follows:

2002	$16,191
2003	6,588

$22,779

        Rent expense was $40,306 and $22,757 in 2001 and 2000, respectively.

12.  Operating Segments

        The Company has four operating segments: Interactive medical information services, 24/7 medical response and assistance services, Pharmaceutical kits and equipment and ASP and WEB hosting services. The Interactive medical information services segment provides 24 hour a day medical information to the public via the internet as well as via the telephone to individuals, groups and associations. The 24/7 medical response and assistance services segment provides medical advice to ocean-going vessels and medical travel assistance services to multi-national corporations, the international travel industry and health maintenance organizations. The Pharmaceutical kits and equipment segment provides customized pharmaceutical and medical supply kits to the maritime and aviation industries. The ASP and WEB hosting services segment allows the Company to function as an application service provider and to provide other WEB hosting services. The Company evaluates performance based on the operating results of the respective segments. The accounting policies of the segments are the same as those described in the summary of accounting policies.

	Years Ended October 31,
	2000	2001
Revenues:
Interactive medical information services	$5,336,625	$535,391
24/7 medical response and assistance services	2,602,269	3,274,347
Pharmaceutical kits and equipment	702,955	902,749
ASP and WEB hosting services	588,750	523,020
Other services	146,417	127,724

Total Revenues	9,377,016	5,363,231

Operating expenses:
Interactive medical information services	4,800,594	1,159,074
24/7 medical response and assistance services	1,750,082	2,481,615
Pharmaceutical kits and equipment	456,666	618,572
ASP and WEB hosting services	386,657	2,853,518
Other services	109,762	95,463
Unallocated corporate expenses	3,274,308	2,759,136

Total operating expenses	10,778,069	9,967,378

Income/(loss) from operations:
Interactive medical information services	536,031	(623,683)
24/7 medical response and assistance services	852,187	792,732
Pharmaceutical kits and equipment	246,289	284,177
ASP and WEB hosting services	202,093	(2,330,498)
Other services	36,655	32,261
Unallocated corporate expenses	(3,274,308)	(2,759,136)

Total loss from operations	(1,401,053)	(4,604,147)
Corporate interest, net	102,752	45,768
Other income	51,628	16,068

Net loss	$(1,246,673)	$(4,542,311)

	October 31,
	2000	2001
Assets:
Interactive medical information services	$1,457,649	$781,163
24/7 medical response and assistance services	1,162,084	1,139,613
Pharmaceutical kits and equipment	99,789	232,702
ASP and WEB hosting services	2,576,353	398,785
Other services	3,458	7,455

Total segment assets	5,299,333	2,559,718
Unallocated assets
Cash	2,615,842	1,388,826
Deferred investment advisory costs	209,926	—
Prepaid expenses	18,881	263,118
Property and equipment	470,046	448,921

Consolidated total assets	$8,614,028	$4,660,583

13.  Supplemental Disclosure of Cash Flows Information

	Years ended October 31,
	2000	2001
Cash paid for interest	$22,704	$32,863
Disclosure of non-cash investing and financing activities:
Fair value of warrants/options issued to non-employees	272,336	66,500
Issuance of common stock for investment in affiliate	113,750	150,000
Issuance of common stock in settlement of trade payables	93,656	—

14.  Subsequent Event

        In November 2001, the Board of Directors approved an agreement and plan of merger pursuant to which the Company would acquire the Advanced Wireless Group of ADS, an affiliate and beneficial owner of 16.6% of the Company's common stock. As consideration for the merger, the Company will issue 18,750,000 shares of common stock to ADS. As a result, ADS will own 82.1% of the Company's outstanding shares of common stock and will be able to control the Company's board of directors. The merger will be accounted for using the purchase method of accounting. Given ADS's ownership of the Company at the completion of the merger, ADS will be considered to be the acquiror for accounting purposes. Accordingly, this transaction will be accounted for as a reverse acquisition of the Company by ADS. The agreement is subject to the approval of IBM Credit Corporation, a secured lender of ADS and the Company's stockholders and other closing conditions.

This report is a copy of a previously issued Arthur Andersen LLP report and has not been reissued by Arthur Andersen LLP. Pursuant to SEC Release No. 33-8070 and Rule 437a under the Securities Act of 1933, as amended, Digital Angel Corporation has not received written consent, after reasonable effort, to the inclusion of this report in this prospectus. Because Arthur Andersen LLP has not consented to the inclusion of this report in this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained in the consolidated financial statements of Destron Fearning Corporation audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Destron Fearing Corporation:

        We have audited the accompanying consolidated balance sheets of Destron Fearing Corporation (a Delaware corporation) and Subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Destron Fearing Corporation and Subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
November 5, 1999

DESTRON FEARING CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

As of September 30

	1999	1998
ASSETS
CURRENT ASSETS:
Cash	$1,027,000	$104,000
Accounts receivable, net of allowance for doubtful accounts of $147,000 and $134,000	1,757,000	2,212,000
Inventories	3,827,000	4,753,000
Vendor deposits	665,000	475,000
Prepaid expenses and other current assets	102,000	33,000

Total current assets	7,378,000	7,577,000
PROPERTY AND EQUIPMENT, net	1,808,000	1,922,000
GOODWILL, net	1,833,000	1,917,000
OTHER ASSETS, net	127,000	147,000

	$11,146,000	$11,563,000

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit	$—	$1,278,000
Accounts payable	695,000	988,000
Customer deposits	—	865,000
Accrued liabilities	571,000	495,000
Current portion of long-term obligations	663,000	2,544,000

Total current liabilities	1,929,000	6,170,000
LONG-TERM OBLIGATIONS, net of current portion	796,000	677,000

Total liabilities	2,725,000	6,847,000

COMMITMENTS AND CONTINGENCIES (Note 5)
SHAREHOLDERS' EQUITY:
Common stock, $.01 par value, 20,000,000 shares authorized; 13,443,000 and 13,354,000 shares issued and outstanding	135,000	134,000
Common stock warrants	100,000	—
Additional paid-in capital	19,904,000	19,846,000
Accumulated deficit	(11,718,000)	(15,264,000)

Total shareholders' equity	8,421,000	4,716,000

	$11,146,000	$11,563,000

The accompanying notes are an integral part of these consolidated balance sheets.

DESTRON FEARING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended September 30

	1999	1998	1997
NET SALES	$18,548,000	$12,601,000	$12,889,000

COSTS AND EXPENSES:
Cost of sales	10,996,000	9,248,000	8,578,000
Selling, general and administrative	3,228,000	3,774,000	3,651,000
Research and development	802,000	1,017,000	870,000
Interest expense and other	368,000	542,000	562,000

Total costs and expenses	15,394,000	14,581,000	13,661,000

INCOME (LOSS) BEFORE INCOME TAXES	3,154,000	(1,980,000)	(772,000)
PROVISION FOR INCOME TAXES	80,000	—	—

NET INCOME (LOSS) BEFORE EXTRAORDINARY GAIN	3,074,000	(1,980,000)	(772,000)
EXTRAORDINARY GAIN ON DEBT RESTRUCTURING (Note 3)	472,000	—	—

NET INCOME (LOSS)	$3,546,000	$(1,980,000)	$(772,000)

NET INCOME (LOSS) PER COMMON SHARE:
Basic-
Net income (loss) before extraordinary gain	$0.23	$(0.15)	$(0.06)
Extraordinary gain	0.04	—	—

	$0.27	$(0.15)	$(0.06)

Diluted-
Net income (loss) before extraordinary gain	$0.23	$(0.15)	$(0.06)
Extraordinary gain	0.03	—	—

	$0.26	$(0.15)	$(0.06)

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING:
Basic	13,377,000	13,315,000	12,886,000

Diluted	13,483,000	13,315,000	12,886,000

The accompanying notes are an integral part of these consolidated financial statements.

DESTRON FEARING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

For the Years Ended September 30, 1999, 1998 and 1997

	Common Stock
			Common Stock Warrants	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders' Equity
	Shares	Amount
BALANCE, September 30, 1996	11,641,000	$116,000	$—	$16,692,000	$(12,512,000)	$4,296,000
Issuance of common stock in private placements	1,650,000	17,000	—	3,092,000	—	3,109,000
Issuance of common stock upon exercise of stock options	3,000	—	—	5,000	—	5,000
Net loss	—	—	—	—	(772,000)	(772,000)

BALANCE, September 30, 1997	13,294,000	133,000	—	19,789,000	(13,284,000)	6,638,000
Issuance of common stock upon exercise of stock options and warrants	60,000	1,000	—	57,000	—	58,000
Net loss	—	—	—	—	(1,980,000)	(1,980,000)

BALANCE, September 30, 1998	13,354,000	134,000	—	19,846,000	(15,264,000)	4,716,000
Issuance of common stock upon exercise of stock options	89,000	1,000	—	58,000	—	59,000
Issuance of common stock warrants	—	—	100,000	—	—	100,000
Net income	—	—	—	—	3,546,000	3,546,000

BALANCE, September 30, 1999	13,443,000	$135,000	$100,000	$19,904,000	$(11,718,000)	$8,421,000

The accompanying notes are an integral part of these consolidated financial statements.

DESTRON FEARING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended September 30

	1999	1998	1997
OPERATING ACTIVITIES:
Net income (loss)	$3,546,000	$(1,980,000)	$(772,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities—
Depreciation and amortization	497,000	475,000	494,000
Extraordinary gain on debt restructuring	(472,000)	—	—
Equity in income of joint venture and other	—	—	225,000
Change in operating items:
Accounts receivable	455,000	(301,000)	(895,000)
Inventories	926,000	539,000	1,927,000
Vendor deposits	(190,000)	(313,000)	(162,000)
Prepaid expenses and other current assets	(69,000)	16,000	(21,000)
Accounts payable and accrued liabilities	(217,000)	487,000	(839,000)
Customer deposits	(865,000)	865,000	—

Net cash provided by (used in) operating activities	3,611,000	(212,000)	(43,000)

INVESTING ACTIVITIES:
Purchase of fixed assets	(279,000)	(268,000)	(192,000)

Net cash used in investing activities	(279,000)	(268,000)	(192,000)

FINANCING ACTIVITIES:
Issuance of common stock, net	59,000	58,000	3,114,000
Repayments of long-term obligations	(1,190,000)	(1,454,000)	(1,350,000)
Net borrowings (repayments) on bank lines of credit	(1,278,000)	905,000	(493,000)

Net cash provided by (used in) financing activities	(2,409,000)	(491,000)	1,271,000

NET CHANGE IN CASH	923,000	(971,000)	1,036,000
CASH, beginning of year	104,000	1,075,000	39,000

CASH, end of year	$1,027,000	$104,000	$1,075,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$385,000	$549,000	$512,000

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Conversion of trade payable to term loan	$—	$—	$4,290,000

Issuance of common stock warrants in connection with debt restructuring	$100,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

DESTRON FEARING CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 1999 and 1998

1.    Description of Business and Risk Factors:

        Destron Fearing Corporation manufactures a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. Destron Fearing's products are marketed primarily through a wide network of domestic and international distributors. In November 1993, Destron Fearing acquired Fearing Manufacturing Co., Inc., a 50-year-old company engaged in the manufacture of visual identification products for the livestock market.

        During fiscal year 1999, Destron Fearing resolved several matters which had raised going-concern uncertainties in fiscal year 1998. These included the renewal of Destron Fearing's line of credit agreement through June 30, 2001 and the restructuring of a significant vendor note (Note 3), as well as an overall improvement in operating results and cash flows.

        Destron Fearing's future operations are dependent on the attainment of certain objectives, including the successful development, marketing and sale of new and existing products and technology. There can be no assurance that these objectives will be achieved, that Destron Fearing would be able to obtain any required additional financing if or when needed, or that such financing, if obtained, would be on terms favorable to Destron Fearing.

2.    Summary of Significant Accounting Policies:

  Principles of Consolidation

        The consolidated financial statements of Destron Fearing include the accounts of Destron Fearing and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition

        Destron Fearing recognizes product revenue, net of estimated returns, at the time the products are shipped.

  Inventories

        Inventories consist of materials, labor and overhead and are valued at the lower of first-in, first-out cost, or market. Inventories consisted of the following at September 30:

	1999	1998
Raw materials	$2,607,000	$2,481,000
Finished goods	1,220,000	2,272,000

Total	$3,827,000	$4,753,000

  Property and Equipment

        Property and equipment are recorded at the lower of cost or net realizable value. Depreciation and amortization are recorded on a straight-line basis over the following useful lives:

Building	30 years
Improvements	10-20 years
Equipment	7-10 years
Furniture and fixtures	7 years

        Fixed assets consisted of the following at September 30:

	1999	1998
Land, building and improvements	$1,354,000	$1,351,000
Equipment	1,742,000	1,541,000
Furniture and fixtures	375,000	357,000

	3,471,000	3,249,000
Accumulated depreciation and amortization	(1,663,000)	(1,327,000)

	$1,808,000	$1,922,000

        Destron Fearing periodically evaluates whether events or circumstances indicate that the carrying values of net property and equipment may not be recoverable, or whether the remaining estimated useful lives should be revised. Destron Fearing's evaluation at September 30, 1999 indicated that no impairment write-down was necessary.

  Goodwill

        Goodwill represents the excess of the purchase price of Fearing Manufacturing (see Note 1) over the fair value of its net assets, and is being amortized on a straight-line basis over 30 years. Other assets consist primarily of patents and licenses related to Destron Fearing's technologies, which are being amortized over their estimated useful lives of 17 to 20 years. Total accumulated amortization of these other assets was $998,000 and $892,000 as of September 30, 1999 and 1998.

        Destron Fearing periodically evaluates whether events or circumstances indicate that the carrying values of goodwill and other assets may not be recoverable, or whether the remaining estimated useful lives should be revised. Destron Fearing's evaluation at September 30, 1999 indicated that no impairment write-down was necessary.

  Fair Value of Financial Instruments

        Fair values of long-term obligations approximated carrying value at September 30, 1999 and 1998. The fair values of all other financial instruments also approximated carrying value at September 30, 1999 and 1998, due to the short maturities of those instruments.

  Warranties

        Destron Fearing provides various warranties on certain of its products. Estimated warranty costs are accrued in the same period in which the related revenue is recognized, based on anticipated parts and labor costs and utilizing historical experience.

  Research and Development

        Research and development costs consist primarily of salaries, supplies and other direct costs and are charged to expense as incurred.

  Income Taxes

        Destron Fearing accounts for income taxes under the liability method, which requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities as well as the expected future effects of loss carryforwards and tax credit carryforwards. Resulting net deferred tax assets are reduced by a valuation allowance for the amount of any tax benefits which may not be realized.

  Net Income (Loss) Per Common Share

        Net income (loss) per common and common equivalent share is based on the weighted average number of common and common equivalent shares outstanding for the period. Common equivalent shares consist primarily of stock options granted to employees and directors and outstanding warrants.

        Destron Fearing calculates earnings (loss) per share (EPS) in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period, excluding potentially dilutive securities. Diluted EPS is calculated using the treasury stock method and reflects the dilutive effect of outstanding stock options and warrants.

        A reconciliation of EPS calculations under SFAS No. 128 is as follows for the years ended September 30:

	1999	1998	1997
Net income (loss)	$3,546,000	$(1,980,000)	$(772,000)

Weighted average number of common shares outstanding	13,377,000	13,315,000	12,886,000
Dilutive effect of stock options and warrants	106,000	—	—

	13,483,000	13,315,000	12,886,000

Net income (loss) per common share:
Basic	$0.27	$(0.15)	$(0.06)

Diluted	$0.26	$(0.15)	$(0.06)

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the periods presented. Estimates are used for such items as allowances for doubtful accounts, inventory reserves, amortization periods for goodwill and other assets, useful lives of property and equipment, warranty reserves and others. Ultimate results could differ from those estimates.

  Recently Issued Accounting Pronouncement

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings, unless specific hedge accounting criteria are met. SFAS No. 133, as amended, will be effective for Destron Fearing on October 1, 2000. Destron Fearing is currently evaluating the impact of SFAS No. 133, but does not believe it will have a significant effect on its financial position or results of operations.

3.    Line of Credit and Long-Term Obligations:

  Line of Credit

        Destron Fearing has a $3,000,000 revolving credit facility with a lending institution. This credit facility bears interest at the greater of 8.0% or prime plus 1.75%, payable monthly, and carries a commitment fee equal to 0.75% of the unused portion of the commitment under the facility. Borrowings under this facility are payable on demand and are limited to certain eligible accounts receivable and inventories ($2,021,000 maximum availability at September 30, 1999). The line-of-credit agreement is effective through June 30, 2001.

        The following information relates to this credit facility for the years ended September 30:

	1999	1998
Balance outstanding at end of year	$—	$1,278,000
Maximum amount outstanding during the year	1,729,000	2,083,000
Average borrowings during the year	380,000	1,234,000
Weighted average interest rate during the year	9.50%	10.25%
Interest rate at end of year	10.25%	10.25%

        The line-of-credit agreement contains various restrictive covenants which require Destron Fearing to maintain minimum levels of tangible net worth and remain current on all other outstanding debt obligations, among other matters. The credit facility also limits additional indebtedness, capital expenditures and dividends. Destron Fearing was in compliance with all such covenants at September 30, 1999.

  Long-Term Obligations

        Long-term obligations consist of the following at September 30:

	1999	1998
Note payable to third party (see below)	$767,000	$2,488,000
Note payable, interest at 8.98%, payable in monthly installments of principal and interest through March 2001 with a balloon payment of approximately $533,000 due April 2001; collateralized by real estate	571,000	598,000
Noncompete obligation, interest at 9%	121,000	135,000

Total long-term obligations	1,459,000	3,221,000
Less- Current portion of long-term obligations	663,000	2,544,000

Long-term obligations, net of current portion	$796,000	$677,000

        Future maturities of long-term obligations are as follows as of September 30, 1999:

2000	$663,000
2001	738,000
2002	36,000
2003	22,000

$1,459,000

  Debt Restructuring

        In June 1997, Destron Fearing completed an agreement with a vendor whereby $2,290,000 of a trade payable was converted into an unsecured term note. At September 30, 1998, Destron Fearing was in default on certain payment terms of this note.

        In March 1999, Destron Fearing completed a restructuring of this note whereby the vendor assigned the note to a third party. Effective March 1, 1999, the new noteholder agreed to a reduction of the principal to $1,529,000 to reflect a 35.0% discount, with interest at 9.25% and monthly payments of $50,000 through January 2002. In connection with this restructuring, Destron Fearing granted warrants to the new noteholder to purchase 275,000 shares of Destron Fearing's common stock at $1.00 per share. The warrants are exercisable at any time through March 15, 2004. The warrants were recorded at their estimated fair value of $100,000 as of the date of issuance.

        In accordance with the requirements of SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," Destron Fearing recorded a net extraordinary gain on restructuring of $472,000.

        In May 1999, Destron Fearing made an additional $600,000 cash payment against the principal of the note.

4.    Stock Options and Warrants:

  Stock Options

        Destron Fearing has established an Employee Stock Option Plan (the Employee Plan), a Nonemployee Director Stock Option Plan (the Nonemployee Director Plan) and a Consultant Stock Option Plan (the Consultant Plan).

        The Employee Plan authorizes the grant of options to purchase an aggregate of up to 2,300,000 shares of common stock. All persons who are employees of Destron Fearing, including directors who are also employees, are eligible to participate. The plan provides for the grant of incentive stock options (ISOs), as defined in the Internal Revenue Code (the Code), and nonincentive stock options (NSOs). Options under this plan are granted at the discretion of a committee of Destron Fearing's board of directors.

        The Nonemployee Director Plan authorizes the grant of NSOs to purchase an aggregate of 300,000 shares of common stock to nonemployee directors of Destron Fearing. Each nonemployee director is granted an option to purchase 15,000 shares of common stock when elected or appointed to the board of directors and receives an option to purchase an additional 2,500 shares of common stock upon each reelection to Destron Fearing's board of directors. Options are granted at exercise prices equal to the fair market value of the common stock at the date of grant, and vesting terms are determined by the board of directors or its designee.

        The Consultant Plan authorizes the grant of options to purchase an aggregate of 500,000 shares of common stock to consultants of Destron Fearing who may be directors, but not employees of Destron Fearing. Stock options granted under the Consultant Plan are administered by a committee of the board of directors, which determines the grants, exercise prices, number of shares and vesting terms.

        Destron Fearing accounts for its stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized in the accompanying consolidated statements of operations. Had compensation cost related to these options been determined based on the fair value at the grant date for awards granted in fiscal years 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123, Destron Fearing's pro forma net income (loss) and net income (loss) per share would be as follows:

	1999	1998	1997
Net income (loss):
As reported	$3,546,000	$(1,980,000)	$(772,000)
Pro forma	3,156,000	(2,258,000)	(1,082,000)
Net income (loss) per common share:
As reported-
Basic	$0.27	$(0.15)	$(0.06)
Diluted	0.26	(0.15)	(0.06)
Pro forma-
Basic	0.24	(0.17)	(0.08)
Diluted	0.23	(0.17)	(0.08)

        Because the SFAS No. 123 method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

        The weighted average fair values of options granted in fiscal years 1999, 1998 and 1997 were $0.87, $0.93 and $1.73. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal years 1999, 1998 and 1997, respectively: risk-free interest rates of 5.5%, 5.6% and 6.4%; expected volatility of 60.0%, 74.0% and 78.0%; and expected lives of four years. Dividend yields were not used in the fair value computations as Destron Fearing has never declared or paid dividends on its common stock and currently intends to retain any earnings for use in operations.

        Shares subject to option are summarized as follows:

	Incentive Stock Options	Weighted Average Exercise Price	Non-qualified Stock Options	Weighted Average Exercise Price
Balance, September 30, 1996	466,750	$3.04	167,500	$2.21
Granted	210,000	3.00	50,000	2.12
Exercised	(2,500)	2.13	—	—
Forfeited or canceled	(2,000)	2.13	(20,000)	2.45

Balance, September 30, 1997	672,250	3.04	197,500	2.17
Granted	215,000	1.69	57,500	0.99
Exercised	—	—	(5,000)	0.69
Forfeited or canceled	(28,750)	3.49	—	—

Balance, September 30, 1998	858,500	2.68	250,000	1.93
Granted	357,500	1.73	17,500	1.18
Exercised	(53,750)	0.90	—	—
Forfeited or canceled	(187,750)	2.90	(100,000)	2.13

Balance, September 30, 1999	974,500	$2.31	167,500	$1.73

Options exercisable at:
September 30, 1999	612,625	$2.63	167,500	$1.73

September 30, 1998	541,000	$2.76	250,000	$1.93

September 30, 1997	384,000	$2.69	197,500	$2.17

        Additional information regarding stock options outstanding and exercisable at September 30, 1999 is as follows:

		Options Outstanding
				Weighted Average Remaining Contractual Life (Years)	Options Exercisable
Option Type	Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Price		Options Exercisable	Weighted Average Exercise Price
Incentive	$0.88-$2.44	734,500	$1.79	7.8	388,875	$1.84
	$3.00-$4.56	240,000	3.92	6.6	223,750	3.99

	$0.88-$4.56	974,500	$2.31	7.5	612,625	$2.63

Nonqualified	$0.81-$1.94	107,500	$1.28	8.0	107,500	$1.28
	$2.13-$4.63	60,000	2.53	6.5	60,000	2.53

	$0.81-$4.63	167,500	$1.73	7.5	167,500	$1.73

  Warrants

        Warrants to purchase 803,000 and 528,000 shares of Destron Fearing's common stock at prices ranging from $1.00 to $4.81 were outstanding at September 30, 1999 and 1998, respectively. The warrants are exercisable at various times through January 2002.

5.    Commitments and Contingencies:

  Litigation

        Destron Fearing has been a party to litigation in which it asserted infringement by a competitor of one of Destron Fearing's patents related to certain of its technologies. The defendants asserted that the patent was not infringed, was invalid and was unenforceable. The defendants also asserted antitrust and unfair competition claims against Destron Fearing and Hughes Aircraft Company (now a division of Raytheon Company).

        On January 29, 1996, the jury in the trial returned a verdict in favor of Destron Fearing and found that the defendants had willfully infringed on Destron Fearing's patent, awarding damages of approximately $444,000. The defendants appealed the verdict, and on July 24, 1997, the appellate court affirmed the trial court's judgment. Additionally, on November 7, 1997, the trial court ruled that there had been no inequitable conduct on the part of Destron Fearing in connection with the issuance of the patent and, as such, upheld the validity and enforceability of the patent. On February 9, 1998, the court entered a judgment confirming the previous finding of no inequitable conduct. An appeals court hearing was held on December 8, 1998 in these matters, and on January 26, 1999, the appellate court again affirmed the original decision. Because the defendants did not pursue a timely appeal, the January 26, 1999 decision is final and not appealable.

        On April 21, 1997, the defendants in the above litigation filed suit against Destron Fearing, alleging patent infringement and unfair competition on the part of Destron Fearing, among other matters. As a result of the favorable ruling in the above-described lawsuit on February 9, 1998, this litigation has been stayed pending further action by the plaintiffs or the court. Although management is unable, at this time, to estimate the potential impact of this litigation, Destron Fearing and its legal counsel believe that the ultimate resolution of the litigation will not have a significant adverse impact on Destron Fearing's future financial position, cash flows or results of operations; however, there can be no assurance of the ultimate outcome.

  Employee Benefit Plan

        Destron Fearing has a tax-deferred employee savings plan which was established in accordance with Section 401(k) of the Code. The plan covers all employees of Destron Fearing. Participants may contribute up to 15.0% of their annual compensation on a before-tax basis, subject to certain limits. Destron Fearing may elect to make matching and/or discretionary contributions to the Plan. Contributions totaled $43,000 in 1999. There were no company contributions in 1998.

6.    Income Taxes:

        As of September 30, 1999 and 1998, Destron Fearing had approximately $6,100,000 and $9,500,000 of net operating loss (NOL) carryforwards. Further, Destron Fearing has approximately $130,000 of research and development tax credits available to offset future federal taxes, subject to limitations for alternative minimum tax. The NOL and credit carryovers expire from 2004 through 2018 and are subject to examination by the tax authorities. Approximately $1,500,000 of the $6,100,000 of NOL carryforwards at September 30, 1999 relate to the exercise and subsequent sale of stock options. The tax benefit of approximately $555,000 associated with this stock option deduction will be recorded as additional paid-in capital when realized.

        The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and credit carryovers available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interests. Destron Fearing does not believe that a change in ownership has occurred since the NOL carryforwards were generated.

        The components of deferred income taxes at September 30 were as follows:

	1999	1998
Net operating loss carryforwards	$2,277,000	$3,392,000
Other, net	(1,000)	160,000
Less—Valuation allowance	(2,276,000)	(3,552,000)

	$—	$—

        Destron Fearing has determined that certain deferred tax benefits may not be realizable because such realization requires future taxable income, the attainment of which is uncertain. Accordingly, a valuation allowance has been established to eliminate the net deferred tax asset related to these items.

        The reconciliation between income taxes using the statutory federal income tax rate and the recorded tax provision is as follows:

	1999	1998	1997
Federal taxes at statutory rate	$1,233,000	$(673,000)	$(262,000)
Effect of nonutilization (utilization) of net operating losses and permanent differences	(1,153,000)	673,000	262,000

Tax provision	$80,000	$—	$—

Effective rate	2%	—%	—%

7.    Export Sales and Significant Customers:

        Destron Fearing generally sells its products at prices quoted in U.S. dollars to limit the risks associated with currency exchange rate fluctuations. Sales to locations outside of the United States are summarized as follows for the years ended September 30:

	1999	1998	1997
Europe	$3,670,000	$1,690,000	$2,575,000
Canada	628,000	694,000	570,000
Asia and other	848,000	372,000	713,000

Total	$5,146,000	$2,756,000	$3,858,000

        For the year ended September 30, 1999, sales to two customers represented 11.0% each of net sales. During the year ended September 30, 1998, sales to one customer represented 18.0% of net sales, and during the year ended September 30, 1997, sales to two customers represented 16.0% and 10.0% of net sales.

8.    Segment Disclosures and Related Information:

        In fiscal year 1999, Destron Fearing adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the disclosure of certain information about operating segments in financial statements. Destron Fearing's reportable segments are based on Destron Fearing's method of internal reporting, which generally segregates the strategic business units into two segments: radio frequency identification (RFID), consisting primarily of Destron Fearing's electronic transponder identification technology sales, and visual identification, whereby Destron Fearing manufactures and sells animal identification tags. Segment information included in the accompanying consolidated balance sheets as of September 30, 1999 and 1998 and in the consolidated statements of operations for the years ended September 30, 1999, 1998 and 1997 is as follows:

	Radio Frequency Identification	Visual Identification	Corporate(a)	Total
1999
Net sales	$12,496,000	$6,052,000	$—	$18,548,000
Income (loss) before income taxes	2,816,000	830,000	(492,000)	3,154,000
Depreciation and amortization	229,000	145,000	123,000	497,000
Interest expense, net	—	—	368,000	368,000
Extraordinary gain	472,000	—	—	472,000
Provision for income taxes	—	—	80,000	80,000
Identifiable assets	5,220,000	3,714,000	2,212,000	11,146,000
Capital expenditures	113,000	113,000	53,000	279,000
1998
Net sales	$6,750,000	$5,851,000	$—	$12,601,000
Income (loss) before income taxes	(1,539,000)	221,000	(662,000)	(1,980,000)
Depreciation and amortization	230,000	125,000	120,000	475,000
Interest expense, net	—	—	542,000	542,000
Identifiable assets	6,294,000	3,927,000	1,342,000	11,563,000
Capital expenditures	80,000	83,000	105,000	268,000
1997
Net sales	$7,202,000	$5,687,000	$—	$12,889,000
Income (loss) before income taxes	(786,000)	685,000	(671,000)	(772,000)

	Radio Frequency Identification	Visual Identification	Corporate(a)	Total
Depreciation and amortization	256,000	130,000	108,000	494,000
Interest expense, net	—	—	562,000	562,000
Identifiable assets	6,680,000	3,612,000	2,390,000	12,682,000
Capital expenditures	14,000	46,000	132,000	192,000

(a)
Corporate amounts consist of amounts not directly assignable to a business segment.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Timely Technology Corporation
Riverside, California

        We have audited the accompanying balance sheet of Timely Technology Corporation, an S Corporation, as of December 31, 1999 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Timely Technology Corporation as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ RUBIN, BROWN GORNSTEIN & CO. LLP
St. Louis, MO November 29, 2001

TIMELY TECHNOLOGY CORP.

BALANCE SHEET
December 31, 1999

ASSETS
Current Assets
Cash	$36,869
Accounts receivable	285,179

Total Current Assets	322,048
Equipment (Note 3)	58,271
Other Assets	6,111

$386,430

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Current maturities of long-term debt (Note 4)	$6,672
Accounts payable and accrued expenses	61,212

Total Current Liabilities	67,884
Long-Term Debt (Note 4)	13,328

Stockholder's Equity
Common Stock
Authorized 100,000 shares of no par value; issued and outstanding 100 shares	10,000
Retained earnings	295,218

Total Stockholder's Equity	305,218

$386,430

See the accompanying notes to financial statements.

TIMELY TECHNOLOGY CORP.

STATEMENTS OF INCOME AND RETAINED EARNINGS
For The Year Ended December 31, 1999

STATEMENT OF INCOME
Net Operating Revenue	$984,920
Cost Of Goods Sold	476,299

Gross Profit	508,621
Selling, General And Administrative Expenses	278,571
Depreciation And Amortization	28,825

Income Before Provision For Income Taxes	201,225
Provision For Income Taxes	3,519

Net Income	$197,706

STATEMENT OF RETAINED EARNINGS
Balance—January 1, 1999	$115,074
Net Income	197,706
Distributions	(17,562)

Balance—December 31, 1999	$295,218

See the accompanying notes to financial statements.

TIMELY TECHNOLOGY CORP.

STATEMENT OF CASH FLOWS
For The Year Ended December 31, 1999

Cash Flows From Operating Activities
Net income	$197,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,825
Change in assets and liabilities:
Increase in accounts receivable	(66,953)
Increase in deposits	(3,044)
Decrease in accounts payable and accrued expenses	(64,577)

Net Cash Provided By Operating Activities	91,957
Net Cash Flows Used In Investing Activities
Payments for equipment	(59,530)

Cash Flows From Financing Activities
Distributions to stockholder	(17,562)
Proceeds from issuance of long-term debt	20,000

Net Cash Provided By Financing Activities	2,438

Net Increase in Cash And Cash Equivalents	34,865
Cash—Beginning Of Year	2,004

Cash—End of Year	$36,869

Supplemental Disclosure Of Cash Flow Information
Noncash investing and financing activities (Note 5)

See the accompanying notes to financial statements.

TIMELY TECHNOLOGY CORP.

NOTES TO FINANCIAL STATEMENTS
December 31, 1999

1.    Summary Of Significant Accounting Policies

Estimates And Assumptions

        Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Accounts Receivable

        Timely Technology provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of all receivables. The estimated losses are based on historical collection experience coupled with a review of the current status of the existing receivables. At December 31, 1999, Timely Technology determined that no allowance was necessary.

Equipment

        Equipment is carried at cost, less accumulated depreciation. The assets are depreciated over periods ranging from three to five years using accelerated methods.

Revenue Recognition

        For software consulting and development services, Timely Technology recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is Timely Technology's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non-fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Timely Technology's accounting policy regarding vendor and post-contract support obligations is based on the terms of the customer's contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. Timely Technology does not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary.

Income Taxes

        Timely Technology has elected to be taxed as a small business corporation pursuant to Subchapter S of the Internal Revenue Code. As such, Timely Technology is not liable for federal income taxes. Rather, the stockholder includes Timely Technology's federal taxable income on his income tax return. Timely Technology is subject to California state income taxes.

2.    Operations

        Timely Technology designs, develops and operates e-commerce solutions for government, educational, banking, mortgage, insurance and retail entities located throughout the United States.

3.    Equipment

        Equipment consists of:

Computers and office equipment	$98,577
Less: Accumulated depreciation	40,306

$58,271

4.    Long-Term Debt

        Timely Technology has a $20,000 unsecured term note with a bank payable in monthly principal payments of $556 plus interest at the bank's prime rate plus 3.6%, through December 2002.

        Scheduled maturities of long-term debt at December 31, 1999 are as follows:

Year	Amount
2000	$6,672
2001	6,672
2002	6,656

$20,000

        The carrying amount of long-term debt approximates fair value because the interest rate approximates the current rate at which Timely Technology could borrow funds on a similar note.

5.    Supplemental Cash Flow Information

        In December 1999, Timely Technology acquired computer equipment totaling $15,846 on a corporate credit card.

6.    Commitments

        Timely Technology leases its facilities as well as certain computer equipment and a vehicle under long-term lease agreements. The facility lease provides that Timely Technology pay insurance, maintenance and utilities applicable to the leased facilities. The vehicle lease requires payment of an additional amount if miles driven exceed certain limits.

        At December 31, 1999, minimum rental commitments under all noncancellable leases are as follows:

Year	Amount
2000	$40,768
2001	31,075
2002	17,480

$89,323

7.    Subsequent Event

        Effective April 1, 2000, the stockholder entered into an agreement to sell all outstanding shares of common stock of Timely Technology to an unrelated entity.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$5,993.45
Accounting Fees and Expenses	$60,000.00
Legal Fees and Expenses	$50,000.00
Printing Fees and Expenses	$25,000.00
Miscellaneous	$10,000.00
Total	$150,993.45

Item 14. Indemnification of Directors and Officers.

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or it stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the Delaware General Corporation Law empowers Digital Angel Corporation to indemnify, subject to the standards set forth therein, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving as such with respect to another entity at the request of Digital Angel Corporation. The Delaware General Corporation Law also permits Digital Angel Corporation to purchase insurance on behalf of any such director, officer, employee or agent. Digital Angel Corporation's restated certificate of incorporation, as amended, provides in effect for the elimination of the personal liability of Digital Angel Corporation's directors for breaches of fiduciary duty and for the indemnification by Digital Angel Corporation of each director and officer of Digital Angel Corporation, in each case, to the fullest extent permitted by applicable law. Digital Angel Corporation purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving at the request of Digital Angel Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Digital Angel Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of Digital Angel Corporation's restated certificate of incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable

Item 15. Recent Sales of Unregistered Securities.

        On March 21, 2000, Premier Research Worldwide, Ltd., a Delaware corporation, acquired 550,000 shares of our common stock for an aggregate purchase price of $5,775,500.

        In December 2000, we purchased 15.0% of the issued and outstanding common stock of Jaspin Interactive, Inc., a software and web development company headquartered in Dulles, Virginia, for $159,000 and 40,000 shares of our common stock.

        On March 27, 2002, we completed a merger pursuant to which we acquired all of the common stock of Digital Angel Corporation and Timely Technology Corp. and 85.0% of the stock of Signature Industries, Limited from Applied Digital Solutions in exchange for 18,750,000 shares of our common stock. In addition, we also issued shares of our common stock to the following minority stockholders of Digital Angel Corporation to effect the merger transaction. Shares of our common stock were issued to these individuals in exchange for shares of Digital Angel Corporation common stock owned by them at the time of the merger.

Name	Number of Common Shares
Richard J. Sullivan(1)	937,500
Evan C. McKeown(2)	468,750
Garrett A. Sullivan	30,468

(1)
Mr. Sullivan is Chairman of our Board of Directors and Chairman of the board of directors and Chief Executive Officer of Applied Digital Solutions, Inc., our affiliate.

(2)
Mr. McKeown is Vice President and Chief Financial Officer of Applied Digital Solutions, our affiliate.

        On June 27, 2002, our Board of Directors approved the issuance of 38,095 shares of our common stock to MPact Communications, Inc. in exchange for certain services provided by MPact Communications in connection with the production of a television advertisement.

        On June 27, 2002, our Board of Directors approved the issuance of 60,000 shares of our common stock to Brett Thaxton as consideration for services provided by Mr. Thaxton to Applied Digital Solutions in connection with the merger.

        On June 27, 2002, we issued a warrant to purchase 50,000 shares of our common stock to Redington, Inc. in exchange for certain investor relations services provided by Redington, Inc.

        Each of the transactions described in this Item 15 were effected in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibits
2.1	Certificate of Merger dated March 27, 2002
3.1
Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statement on Form S-18 (No. 2-98314) filed on June 7, 1985 and our Annual Report on Form 10-KSB filed on March 28, 1990)
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-18 (No. 2-98314) filed on June 7, 1985)
5.1	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Digital Angel Corporation being registered

10.1
Medical Advisory Systems, Inc. Amended and Restated Employee and Director Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8, filed October 29, 2001 (No. 333-92471))
10.2	Amended and Restated Digital Angel Corporation Transition Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8, filed August 9, 2002 (No. 333-97867))
10.3	Agreement and Plan of Merger, dated as of November 1, 2001 (incorporated by reference to our definitive Proxy Statement on Schedule 14A, filed February 14, 2002)
10.4	First Amendment to Agreement and Plan of Merger, dated as of March 26, 2002 (incorporated by reference to our Form 8-K, filed April 11, 2002)
10.5
Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of November 1, 1998 (incorporated by reference to Amendment One to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.6
Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of November 1, 1998 (incorporated by reference to Amendment One to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.7	Employment Agreement by and between Medical Advisory Systems, Inc. and Dale Hutchins, dated as of November 1, 1999
10.8	Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of October 26, 2001
10.9	Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of October 26, 2001
10.10
Employment Agreement by and between Digital Angel Corporation and Randolph K. Geissler, dated as of March 8, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.11
Amendment to Employment Agreement by and between Digital Angel Corporation and Randolph K. Geissler, dated as of March 8, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.12
Employment Agreement by and between Digital Angel Corporation and James P. Santelli, dates as of April 1, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.13
Credit and Security Agreement by and between Digital Angel Corporation and Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002)
10.14
Patent and Trademark Security Agreement by and between Digital Angel Corporation and Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002).
10.15
Lockbox and Collection Account Agreement by and among Digital Angel Corporation, Wells Fargo Business Credit, Inc., Wells Fargo Bank Minnesota, National Association and Regulus West, LLC, dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002).

10.16	Revolving Note by Digital Angel Corporation to Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K filed October 31, 2002)
16.1	Letter from BDO Seidman, LLP regarding Change in Certifying Accountant (incorporated by reference to our Form 8-K, filed May 21, 2002)
16.2	Letter from Grant Thornton LLP regarding Change in Certifying Accountant (incorporated by reference to our Form 8-K, filed May 21, 2002)
21	Subsidiaries of the Registrant
23.1	Consent of PricewaterhouseCoopers LLP relating to the financial statements of the Advanced Wireless Group
23.2	Consent of BDO Seidman, LLP relating to the financial statements of Medical Advisory Systems, Inc.
23.3	Consent of Rubin, Brown, Gornstein & Co. LLP relating to the financial statements of Timely Technology Corporation
23.4	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Digital Angel Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South St. Paul, State of Minnesota, on the 1st day of November, 2002.

DIGITAL ANGEL CORPORATION
By:	/s/ RANDOLPH K. GEISSLER
Randolph K. Geissler Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randolph K. Geissler and James P. Santelli, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 1, 2002 by the following persons in the capacities indicated below.

Signature	Title
/s/ RANDOLPH G. GEISSLER Randolph G. Geissler	Principal Executive Officer President, Chief Executive Officer and Director
/s/ JAMES P. SANTELLI James P. Santelli	Vice President Finance and Chief Financial Officer
/s/ RICHARD J. SULLIVAN Richard J. Sullivan	Director
/s/ KENNETH D. LARSON Kenneth D. Larson	Director
/s/ RICHARD S. FRIEDLAND Richard S. Friedland	Director
/s/ HOWARD S. WEINTRAUB Howard S. Weintraub	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Certificate of Merger dated March 27, 2002
3.1
Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statement on Form S-18 (No. 2-98314) filed on June 7, 1985 and our Annual Report on Form 10-KSB filed on March 28, 1990)
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-18 (No. 2-98314) filed on June 7, 1985)
5.1	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
10.1
Medical Advisory Systems, Inc. Amended and Restated Employee and Director Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8, filed October 29, 2001 (No. 333-92471))
10.2	Amended and Restated Digital Angel Corporation Transition Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8, filed August 9, 2002 (No. 333-97867))
10.3	Agreement and Plan of Merger, dated as of November 1, 2001 (incorporated by reference to our definitive Proxy Statement on Schedule 14A, filed February 14, 2002)
10.4	First Amendment to Agreement and Plan of Merger, dated as of March 26, 2002 (incorporated by reference to our Form 8-K, filed April 11, 2002)
10.5
Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of November 1, 1998 (incorporated by reference to Amendment One to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.6
Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of November 1, 1998 (incorporated by reference to Amendment One to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.7	Employment Agreement by and between Medical Advisory Systems, Inc. and Dale Hutchins, dated as of November 1, 1999
10.8	Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of October 26, 2001
10.9	Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of October 26, 2001
10.10
Employment Agreement by and between Digital Angel Corporation and Randolph K. Geissler, dated as of March 8, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.11
Amendment to Employment Agreement by and between Digital Angel Corporation and Randolph K. Geissler, dated as of March 8, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.12
Employment Agreement by and between Digital Angel Corporation and James P. Santelli, dated as of April 1, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)

10.13
Credit and Security Agreement by and between Digital Angel Corporation and Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002)
10.14
Patent and Trademark Security Agreement by and between Digital Angel Corporation and Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002).
10.15
Lockbox and Collection Account Agreement by and among Digital Angel Corporation, Wells Fargo Business Credit, Inc., Wells Fargo Bank Minnesota, National Association and Regulus West, LLC, dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002).
10.16	Revolving Note by Digital Angel Corporation to Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002)
16.1	Letter from BDO Seidman, LLP regarding Change in Certifying Accountant (incorporated by reference to our Form 8-K, filed May 21, 2002)
16.2	Letter from Grant Thornton LLP regarding Change in Certifying Accountant (incorporated by reference to our Form 8-K, filed May 21, 2002)
21	Subsidiaries of the Registrant
23.1	Consent of PricewaterhouseCoopers LLP relating to the financial statements of the Advanced Wireless Group
23.2	Consent of BDO Seidman, LLP relating to the financial statements of Medical Advisory Systems, Inc.
23.3	Consent of Rubin, Brown, Gornstein & Co. LLP relating to the financial statements of Timely Technology Corporation
23.4	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)